                                                       Registration No. 333-3837

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                                   FORM S-1/A3
                                 AMENDMENT NO. 3


                                       TO
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933


                             NAI TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

        New York                         3575                   11-1798773
(State or other jurisdiction (Primary Standard Industrial    (I.R.S. Employer
   of incorporation or       Classification Code Number)  Identification Number)
      organization)
                            2405 Trade Centre Avenue
                            Longmont, Colorado 80503
                                 (303) 776-5674
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Richard A. Schneider
                             NAI Technologies, Inc.
                            2405 Trade Centre Avenue
                            Longmont, Colorado 80503
                                 (303) 776-5674
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                               Sarah Hewitt, Esq.
                          Whitman Breed Abbott & Morgan
                                 200 Park Avenue
                            New York, New York 10166
                                 (212) 351-3000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED AUGUST 15, 1996


PROSPECTUS
             12% Convertible Subordinated Promissory Notes Due 2001
                   4,119,700 Warrants to Purchase Common Stock
                        8,904,336 Shares of Common Stock

                             NAI TECHNOLOGIES, INC.


     This Prospectus relates to the offering from time to time of up to (i) $6,342,000 principal amount of 12% Convertible Subordinated Promissory Notes due 2001 (the "Notes") of NAI Technologies, Inc. (the "Company") by the holders thereof (the "Noteholders"), (ii) 4,119,700 Warrants to Purchase Common Stock (the "Warrants") of the Company by the holders thereof (the "Warrantholders"), and (iii) an aggregate of 8,904,336 shares (the "Shares") of common stock, par value $.10 per share (the "Common Stock"), of the Company by the holders thereof (the "Shareholders"), consisting of (1) 3,171,000 shares of Common Stock which may be issued upon the conversion of the Notes, (2) 4,119,700 shares of Common Stock which may be issued upon the exercise of the Warrants, (3) 1,000,000 shares of Common Stock (the "Holmes Shares") previously issued to Charles S. Holmes upon the conversion of a Note in the aggregate unpaid principal amount of $2,000,000 held by him, (4) 250,000 shares of Common Stock of the Company previously issued to The Bank of New York and Chemical Bank (the "Bank Lenders") pursuant to that certain Amended and Restated Credit Agreement, dated as of April 12, 1995, as amended to date (the "Credit Agreement"), by and between the Company and the Bank Lenders, and (5) 363,636 shares of Common Stock of the Company previously issued to Active Investors II Ltd. ("Active Investors") pursuant to that certain Common Stock Purchase Agreement, dated as of November 3, 1994 (the "Stock Purchase Agreement"), by and between the Company and Active. The Noteholders, the Warrantholders, the Shareholders, the Bank Lenders and Active are sometimes collectively referred to as the "Selling Securityholders." The Notes, the Warrants and the Shares are sometimes collectively referred to as the "Securities." The Company will not receive any of the proceeds from the sale of the Securities by the Selling Securityholders. The Company is paying the expenses of registration of the Securities.


     The Notes are subordinated to all existing and future Senior Indebtedness (as hereinafter defined) of the Company, including indebtedness under the Credit Agreement. See "DESCRIPTION OF SECURITIES -- Subordination."

     It is anticipated that sales of the Securities will be made in one of three ways: (i) through broker-dealers, (ii) through agents or (iii) directly to one or more purchasers. The period of distribution of the Securities may occur over an extended period of time. See "PLAN OF DISTRIBUTION."


     The Common Stock of the Company is traded on The Nasdaq Stock Market ("Nasdaq") under the symbol NATL. On August 13, 1996, the closing price of the Common Stock on Nasdaq was $3.563 per share. The Company intends to list the Warrants on Nasdaq but does not intend to list the Notes on Nasdaq or any securities exchange. Prior to this offering, there has been no public market for the Notes or the Warrants offered hereby and no assurance can be given that one will develop after the commencement of this Offering. See "DESCRIPTION OF SECURITIES--Trading Information."


     See "Risk Factors" beginning on page 8 for a discussion of certain factors that should be considered in connection with an investment in the Securities.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION, OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is August __, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its New York Regional Office, 7 World Trade Center, New York, New York 10048 and at its Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, copies of such reports, proxy statements and other information concerning the Company may also be inspected and copied at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006-1506 on which the Common Stock is traded.


                                TABLE OF CONTENTS
                                                                          Page
                                                                          ----

AVAILABLE INFORMATION......................................................  2

TABLE OF CONTENTS..........................................................  2

SUMMARY....................................................................  4

RISK FACTORS...............................................................  8

USE OF PROCEEDS............................................................ 12

CAPITALIZATION............................................................. 13

DIVIDEND POLICY............................................................ 13

SELECTED FINANCIAL DATA.................................................... 14

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS........................... 15

THE COMPANY................................................................ 24


MANAGEMENT................................................................. 34

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............. 41

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................. 43

DESCRIPTION OF SECURITIES.................................................. 44

CERTAIN FEDERAL INCOME TAX CONSEQUENCES.................................... 50

SELLING SECURITYHOLDERS.................................................... 58

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


PLAN OF DISTRIBUTION....................................................... 65

LEGAL MATTERS.............................................................. 66

EXPERTS.................................................................... 66

INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES............ 67

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Prospectus. This summary is not intended to be complete and is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus and in the documents referred to herein, all of which should be carefully reviewed. Capitalized terms used herein are defined on the pages of this Prospectus referred to in the Glossary found on page 91.

                                  The Company

     NAI Technologies, Inc., through its wholly-owned subsidiaries (the "Company"), designs, manufactures and markets rugged computer systems, advanced peripheral products, intelligent terminals, high performance work stations, TEMPEST computer systems (which suppress certain radiation to prevent external detectors from reading the data being transcribed) and telecommunications test equipment and transmission products.

     The Company operates in two distinct operating segments: an Electronic Systems segment and a Telecommunications segment. The Electronic Systems segment, comprised of three subsidiaries, Codar Technology, Inc. ("Codar"), NAI Technologies-Systems Division Corporation ("Systems"), and Lynwood Scientific Developments Limited ("Lynwood"), and all of the Company's defense, military and government-related businesses, provides rugged computer products specifically designed for deployment in harsh environments that require special attention to system configurations. This segment's customer base includes United States and foreign armed services and intelligence agencies. The Telecommunications segment consists of one company, Wilcom, Inc. ("Wilcom"), which provides transmission enhancement products and rugged, hand-held test equipment for analog, digital and fiber-optic communications and data-interchange networks. This segment has developed and is marketing a product which enables telephone companies to enhance the capacity of copper lines for improved voice and data transmission. This segment's customer base includes the Regional Bell Operating Companies ("RBOCs") and independent telephone companies. The Company sells its products directly to these customers and serves as a subcontractor to larger prime contractors serving the same customer base.

     The Company was incorporated in the State of New York in 1954. The Company's principal executive office is located at 2405 Trade Centre Avenue, Longmont, Colorado 80503, and its telephone number is (303) 776-5674.

                                  The Offering


Securities                    Offered $6,342,000 aggregate principal amount of
                              Notes 4,119,700 Warrants to Purchase Common Stock
                              8,904,336 shares of Common Stock

                              See "DESCRIPTION OF SECURITIES."

Terms of the Notes:

  Maturity Date               January 15, 2001.

  Interest Rate 12% per annum. In the event of a Chapter 11 or Chapter 7 bankruptcy case in which the Company is the debtor, the Notes will bear interest from the date of commencement of the case at a default rate per annum equal to the lesser of 18% or the highest such rate allowable by law.

  Interest Payment Dates      January 15, April 15, July 15 and October 15 of
                              each year, commencing April 15, 1996.

  Conversion                  Each Note is convertible into shares of Common
                              Stock at the option of the holder, at any time in whole or in part at a conversion price equal to $2.00 per share, subject to adjustment in certain events (the "Conversion Price"). The Conversion
                              Price will be adjusted to $1.50 or $1.00, respectively, if earnings before interest, taxes, depreciation and amortization ("EBITDA") of the Company fall below $6,000,000 or $4,750,000 in 1996. Should the Company sell the stock or assets of a subsidiary in 1996, such amounts will be reduced by certain agreed amounts, depending on the time of sale. The Conversion Price and the number of shares of Common Stock to be received upon conversion are subject to adjustment upon the occurrence of certain events. See "DESCRIPTION OF
                              SECURITIES--The Notes."

                              The Company may at its option require the conversion of the Notes, at any time prior to maturity, provided that the closing bid price for the Common Stock exceeds $6.00 per share for the 30 consecutive trading days prior to the giving of notice of conversion.

  Prepayment                  The Notes are subject to prepayment, in whole and
                              not in part, at the option of the Company, at any time after the third anniversary of the date of issuance, without premium or penalty. Upon the occurrence of a "change in control" of the Company, each holder of the Notes will have the right to require that the Company repurchase such holder's Notes in whole and not in part, without premium or penalty, at a purchase price in cash in an amount equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase, pursuant to an offer made in accordance with the procedures described in the Notes.

  Subordination; Sinking
  Fund The indebtedness evidenced by the Notes is subordinated to all existing and future Senior Indebtedness (as hereinafter defined) of the Company. The Notes do not provide for a sinking fund.

  Certain Covenants The Notes contain certain covenants prohibiting the Company from: (i) creating any liens on its assets, (ii) incurring or assuming any indebtedness other than certain specific indebtedness including the Senior Indebtedness and all extensions, renewals and refundings thereof,
                              (iii) making any investments, (iv) paying dividends on its capital stock, (v) disposing of certain assets, (vi) engaging in certain affiliated party transactions, and (vii) merging or consolidating.

  Events of Default           "Events of Default" under the Notes include the
                              failure to pay principal when due or the failure to pay interest for a period of 10 days after such payment becomes due, the failure to pay other indebtedness for borrowed money in excess of $500,000 when due or the acceleration of such indebtedness, the failure to pay any judgment in excess of $500,000 when due or stayed, and the voluntary or involuntary bankruptcy of the Company.

Terms of the Warrants:

  Exercise and Terms          Each Warrant entitles the holder to purchase 250
                              shares of Common Stock at any time and from time to time on or before February 15, 2002, at an exercise price equal to $2.50 per share of Common
                              Stock, subject to adjustment in certain events
                              (the "Exercise Price"). The Exercise Price will be adjusted to $2.00 or $1.50, respectively, if the Company's EBITDA falls below $6,000,000 or $4,750,000 in 1996. Should the Company sell the stock or assets of a subsidiary in 1996, such amounts will be reduced by certain agreed amounts, depending on the time of sale. The Exercise Price and the number of shares of Common Stock to be received upon exercise are subject to adjustment upon the occurrence of certain events. Warrants will be exercisable, at any time and from time to time, on or before 5:30 p.m., local time, on or before February 15, 2002 (the "Expiration Date") by delivery of an exercise notice duly completed and tendering of the aggregate Exercise Price.
                              Each Warrant may be exercised in whole or in part so long as any exercise in part would not involve the issuance of fractional shares of Common Stock.
                              See "DESCRIPTION OF SECURITIES--The Warrants."

Terms of the Common Stock:

  Terms Holders of shares of Common Stock are entitled to one vote for each share of Common Stock held. The holders of Common Stock are not entitled to preemptive or subscription rights. Upon liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets available for distribution after payment in full of creditors and after the preferential rights of holders of shares of Preferred Stock then outstanding, if any, have been satisfied. The affirmative vote of the holders of 80% of all Common Stock of the Company is required for the adoption or authorization of certain extraordinary matters. See "DESCRIPTION OF SECURITIES-- Common Stock."

  Trading The Common Stock is traded on Nasdaq under the symbol NATL.

Offering Period               From time to time after the date hereof.

Use of Proceeds               The Company will not receive any proceeds from the
                              sale of the Securities by the Selling
                              Securityholders.

Risk Factors                  Reference is made to "RISK FACTORS" which contains
                              material information that should be considered in connection with the Securities being offered hereby.

                            Summary Financial Data


          The summary financial data set forth below for the fiscal years 1991 through 1995 are derived from the consolidated financial statements of the Company which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants, whose report on the Company's consolidated financial statements for the three years ended December 31, 1995 is included elsewhere in this Prospectus. The selected financial data for the six months ended July 1, 1995 and June 29, 1996 have been derived from the Company's unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 1996. Such unaudited consolidated financial statements in the opinion of the Company's management reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of interim data.

                                                       Year Ended December 31,                  Six Months Ended
                                                       -----------------------                  ----------------
                                            1991       1992      1993       1994       1995     July 1,   June 29,
                                            ----       ----      ----       ----       ----     -------   --------
                                         (in thousands except share and per share data and       1995       1996
                                                          ratios)                                ----       ----
                                                                                                    (unaudited)
Statement of Operations Data
Net sales                                $ 59,412   $ 67,315   $ 81,024   $ 54,520   $ 60,008   $ 26,771   $ 33,857
Operating earnings (loss)(1)                6,308      8,407      8,960    (14,589)    (8,875)    (5,826)     1,789
Net earnings (loss)(1)                      3,900      5,051      5,455    (11,591)   (11,619)    (6,899)       365
Per share data:
  Net earnings (loss)(2)                      .63        .80        .80      (1.69)     (1.57)      (0.94)     0.05
  Cash dividends(3)                          --         --         --         --         --         --         --

Ratio of earnings to fixed charges           8.14      13.88      11.55           *          *          *      1.36

Balance Sheet Data (at end of
period)

Working capital                          $ 14,134   $ 17,094   $ 19,105   $ 16,665   $ 10,044   $   --     $ 14,255
Total assets at end of period              33,817     43,704     60,715     53,720     48,012       --       48,891
Long-term debt                              5,017      7,158     10,797     13,990     15,573       --       15,951
Shareholders' equity                       18,897     23,911     30,593     20,296     10,086       --       13,515
Average market price
  per common share at
  end of period                            4-9/16     8-3/16      6-1/4    2-11/16      1-1/2      3-1/4      3-5/8
Weighted average common
  shares outstanding(2)                     6,222      6,309      6,843      6,580      7,382      7,459      8,459


(1)  Includes $7,321 in restructuring costs in 1994.

(2) Prior year per share data has been restated to reflect 4% stock dividends declared in February 1992, 1993 and 1994 and a three-for-two stock split declared in August 1993.

(3)  There have been no cash dividends paid during the above five fiscal years.


* Earnings are inadequate to cover fixed charges. The coverage deficiency is $15,983 for 1994, $11,242 for 1995, and $6,789,000 for July 1, 1995.

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

                                 RISK FACTORS

     Before purchasing any of the Securities offered hereby, prospective investors should consider, among other things, the following factors.

     This Registration Statement on Form S-1, including Risk Factors and Management's Discussion, contains "forward looking statements" within the meaning of the federal securities laws, including; management's belief that the Company will meet its obligations under current debt instruments, working capital needs and anticipated capital expenditures therefore, the company's expectations as to funding its operations over the next twelve months, and other statements of expectations, beliefs, plans, and similar expressions concerning matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements.

     Substantial and Continuing Losses. While the Company's operations have historically provided a positive cash flow, the Company has recently experienced severe financial difficulties and has incurred substantial losses, including net losses of approximately $11,619,000 for each of the years ended December 31, 1994 and 1995. At the present time, the Company is a net user of cash. Losses are continuing through the date of this Prospectus and there can be no assurance that the Company will ever return to profitable operations.

     Although the restructuring activities taken in 1994 and 1995 have significantly reduced the expense structure of the Company and the Company is presently taking actions to minimize its cash outlays by deferring or eliminating discretionary expenses and capital asset purchases, the Company's return to profitability will depend on its ability to effectively monitor and control its costs. The Company must also increase its shipment rate to an acceptable level. It is not certain that the Company will be able to achieve the operating efficiencies necessary to return to profitability. Furthermore, future operating results depend upon many factors, including general economic conditions, the ability of the Company to continue to book and fulfill orders successfully, the level of competition and defense spending.

     Dependence on U.S. Military. Approximately 78% of the Company's backlog of orders totalling $47,800,000 at December 31, 1995 represented orders for military and government sales. During the years ended December 31, 1994 and 1995, sales under contracts with the U.S. Government were approximately 40% and 38% of the Company's sales, respectively. Such orders are subject to termination at the convenience of the U.S. Government with negotiated settlements in which the Company seeks to recover its costs and a reasonable profit. There can be no assurance that the Company will recover its costs or earn any profit on orders terminated by the U.S. Government.

     In recent years the Company has reduced its dependency on the U.S. defense budget by expanding its non-military business operations. However, the Company still expects a substantial portion of 1996 sales to be directly to the military or through prime contractors to the military. With continuing discussions by Congress on budget cuts, it is difficult to assess what the impact of budget cuts, if any, will be on the Company. It appears that defense outlays will be reduced from past levels. The Company is not aware of any programs in which it participates that are specifically targeted for termination or curtailment other than the Navy Standard Teleprinter ("NST") program, which had provided significant revenues to the Company from 1990 to early 1994. The Company's products are utilized in many different U.S. Government programs which reduces the adverse impact of canceling a single specific program. However, reductions in future U.S. defense spending levels could adversely impact the Company's future sales volume.


     Substantial Secured Indebtedness. At June 29, 1996, the Company's long-term secured indebtedness including current installments totaled $12,675,000, substantially all of which is due to the Company's primary lending institutions, The Bank of New York and Chemical Bank (the "Bank Lenders"), pursuant to the Credit Agreement which provides for quarterly principal payments of $500,000 on June 30, 1996, September 30, 1996 and December 31, 1996, and $750,000 on the last day of each quarter thereafter, commencing March 31, 1997 and ending on December 31, 1998, together with accrued and unpaid interest through the applicable payment date at the prime rate plus 1 3/4% per annum. The remaining outstanding principal amount of $7,975,000 is due and payable on January 15, 1999. In addition, at June 29, 1996, the Company had $6,342,000 principal amount of Notes outstanding. Interest on the Notes is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 1996 at 12% per annum. The Notes mature on January 15, 2001.


     Estimated cash disbursements pertaining to principal and interest requirements under the Credit Agreement, the Notes and otherwise over the next three years can be summarized as follows:

                                           1996         1997        1998
                                           ----         ----        ----

Principal on Credit Agreement           $2,000,000   $3,000,000  $3,000,000
Principal on Notes                             -0-          -0-         -0-
Interest on Credit Agreement             1,318,000    1,168,000     868,000
Interest on Notes                          750,000      761,000     761,000
Other interest                               5,000        4,000       3,000
                                        ----------   ----------  ----------
                                        $4,073,000   $4,933,000  $4,632,000


     The Company estimates that its normal working capital requirements are approximately 20% of its annual sales. Thus the Company estimates that for each $1,000 in increased sales, the Company would require approximately $200 of increased working capital. The nature of the Company's business does not require extensive investment in capital assets. Over the last five years, the Company's capital expenditures have approximated $1,000,000 per year.

     In 1995, the Company's cash flow was inadequate to meet its obligations. Consequently the Company suspended principal payments under the Credit Agreement and reduced its payments to key suppliers which resulted in an increase in its accounts payable. It is essential that the Company return to profitability in order for it to meet its future commitments.


     As of June 29, 1996 approximately $12,675,000 of the Company's interest bearing debt was subject to variable interest rates. Each 1% change in the prime rate would result in a change in the interest due of approximately $130,000 per annum before any future principal reduction.


     The Company has substantial debt service obligations and has no arrangements with respect to, or sources of, additional financing. Substantially all of the Company's assets have been pledged to secure the indebtedness outstanding under the Credit Agreement. It is not certain that the Company will be able to achieve the revenue level necessary to return to profitability and there can be no assurance that the Company will have sufficient cash flow in the future to meet its obligations with respect to its indebtedness, including its obligations with respect to the Notes. The Notes are unsecured and subordinate in right of payment to all Senior Indebtedness (as defined in the Notes) of the Company.

     The Notes provide that the Senior Indebtedness can be increased by the Bank Lenders in certain circumstances to protect its interest in the collateral provided by the Company. The Notes also provide that if any Senior Indebtedness is outstanding on the maturity date of the Notes, the Company cannot pay the amounts due thereunder. Although the Credit Agreement provides that the Senior Indebtedness is to paid in full on January 15, 1999, two years prior to the maturity date of the Notes, there can be no assurance that the Company will in fact be able to pay such indebtedness at such time.

     Ranking of the Notes. The Notes are subordinated to all Senior Indebtedness of the Company, including indebtedness under the Credit Agreement. Therefore, in the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the

Notes. At March 30, 1996, the amount of outstanding Senior Indebtedness was $15,175,000. In addition, the indebtedness under the Credit Agreement is secured by liens on substantially all of the assets of the Company including the capital stock of certain of its subsidiaries and is guaranteed by certain of the Company's subsidiaries, which guarantees are secured by a lien on substantially all of the assets of such subsidiaries. See "DESCRIPTION OF NOTES--Subordination."

     No Assurance of Company's Ability to Service Notes. The Company presently intends to service the Notes out of its future cash flow from operations or proceeds of future financings, if any. There can be no assurance that the Company will generate sufficient cash flow in the future to pay the interest on the Notes or on its other indebtedness or to pay the principal on the Notes or that future financings, if necessary, will be available. See "DESCRIPTION OF SECURITIES--The Notes."

     Trade Debt. As of December 31, 1995, the Company had approximately $5,300,000 in the aggregate past due to vendors primarily for raw materials and components. The Company's cash constraints strained its relationships with vendors which adversely impacted the Company's ability to meet its production targets on a timely and cost-effective basis. Although the Company has used a portion of the proceeds of the Private Placement to pay vendors and the Company's relationships with vendors have begun to improve, there can be no assurance that the Company's relationships with vendors will continue to improve or that such vendors will continue to provide the Company with raw materials.

     Industry Competition. The Company's business is highly competitive. Many suppliers in the Company's markets are significantly larger than the Company in total sales and assets, and many devote significantly more resources to the development of new products than does the Company. There can be no assurance that the Company will be able to compete successfully or that competitors will not commercialize services or products that render the Company's services or products obsolete or less marketable.

     Foreign Operations. As of December 31, 1995, the total assets of the Company were $48,012,000 of which $8,292,000 or approximately 17% were located outside of the United States primarily in the United Kingdom. The Company's foreign sales (which are comprised of export sales from the U.S. and foreign revenues from Lynwood) in 1995 were $12,679,000 which accounted for approximately 21% of the Company's total sales. Approximately 86% of the Company's foreign sales are to customers in the United Kingdom and no other single country accounted for more than 5% of the Company's foreign sales in any of the past three years. All of the Company's sales to customers in the United Kingdom are payable in British currency. Therefore, fluctuations in exchange rates between the U.S. dollar and the British pound will impact on the Company's operating results. All export sales from the U.S. are payable in U.S. dollars and, therefore, settlement amounts do not fluctuate with changes in exchange rates. As a result of the political and economic stability of the United Kingdom, the Company does not believe that there is substantial risk from foreign operations. However, there can be no assurance that this will continue to be the case.

     Technological Change. The Company's technological base is characterized by rapid change that frequently results in sudden product and equipment obsolescence. The Company has reduced its expenditures on independent research and development over the past few years and anticipates further reducing its cost of independent research and development in 1996. While the Company expects to continue to make expenditures in an effort to improve current and proposed product designs and configurations of already technologically complex products, there can be no assurance that its efforts will be successful or that introduction of new products or technological developments by others will not cause the Company's technology to become uneconomical or obsolete.

     Limited Protection of Intellectual Property. The Company regards portions of the hardware designs and operating software incorporated into its products as proprietary and seeks to protect such proprietary information through its reliance on patent, copyright, trademark and trade secret laws, non-disclosure agreements with its employees and confidentiality provisions in licensing arrangements with its customers. There is no assurance that such agreements will be effective to protect the Company or that the proprietary information deemed confidential by the Company will be adequately protected by the laws respecting trade secrets. Consequently, it may be possible for unauthorized third parties to copy certain portions of the Company's products or to "reverse engineer" or otherwise obtain the Company's proprietary rights. Moreover, the laws of some foreign countries do not afford the same protection provided by U.S. laws to the Company's proprietary rights.

     Securities Litigation. On or about June 28, 1994, TDA Trading Corp. ("TDA"), individually and on behalf of a class of persons similarly situated, commenced a securities fraud class action in the United States District Court for the Eastern District of New York (the "Court") against Robert A. Carlson, Richard A. Schneider and the Company. TDA commenced its action, entitled TDA Trading Corp. v. Carlson, et al., by filing a complaint (the "Complaint") with the Court.

     The Complaint principally alleges that between July 21, 1993 and December 22, 1993 (the "Class Period"), in various press releases issued by the Company and in the Company's Quarterly Report on Form 10-Q for the fiscal period ended October 2, 1993, the defendants violated Section 10(b) of the Exchange Act, 15 U.S.C. 78j(b), and Rule 10b-5 promulgated thereunder by knowingly and/or recklessly misrepresented to the public that they expected the Company's 1993 fourth quarter and fiscal year sales and earnings results to continue to increase at levels substantially above those of prior years at a time when they supposedly knew but failed to disclose that the Company's fourth quarter 1993 sales of its NST and other products would decrease precipitously. The Complaint further alleges that, as a result of defendants' alleged failure to disclose these developments, TDA and other purchasers of Common Stock were damaged because, it is alleged, at the time of purchase the price of Common Stock had been artificially inflated and the drop in the price of the Common Stock by approximately 35% on December 22, 1993 was a result of the alleged misrepresentations by the Company. Additionally, the Complaint asserts an alleged violation of ss.20 of the Exchange Act by certain directors and officers of the Company. Specifically, the Complaint alleges that at the time these adverse business developments allegedly became known to defendants and prior to their dissemination to the public, defendants Carlson, Schneider and other directors of the Company, at various times throughout the Class Period, allegedly sold shares of Common Stock owned by them personally at price levels which TDA claims were higher than the true value of these shares.

     As relief, TDA essentially seeks damages in an amount to be proven at trial, together with costs and expenses, including reasonable attorneys', accountants' and experts' fees. The Complaint also requests that the Court declare its action against the Company and the individual defendants to be a proper class action and certify it as class representative and plaintiff's counsel as counsel for the class. On March 24, 1995, the Court granted TDA's motion for class certification. On June 27, 1996, the Court denied the Company's motion for summary judgement. The Court has set a trial date of September 4, 1996.

     The Company has advised its directors' and officers' liability insurance carrier of the claims asserted against it and defendants Carlson and Schneider. Should TDA prove its case and should the Company's insurance carrier decline to cover the award, the Company could be assessed up to or in excess of $7,500,000 in damages, which would have a materially adverse effect on its financial position. The Company's insurance carrier has previously notified the Company that it reserves the right to deny coverage under the insurance policy in connection with the TDA litigation (i) for claims not covered, such as claims that do not involve negligent acts, errors or omissions, (ii) for damages that may be uninsurable under the policy or applicable law, and (iii) for various exclusions contained in the insurance policy, including dishonest, fraudulent, willful or criminal acts or omissions.

     Absence of Public Market. No trading market currently exists for either the Notes or the Warrants and no assurance can be given that an active market will develop for such Securities or as to the liquidity of, or the trading market for, such Notes and Warrants.

     Restrictions on Dividends. The Company is prohibited from paying cash dividends on its Common Stock by certain debt covenants contained in its Credit Agreement.

     Anti-takeover Restrictions. At the 1996 Annual Meeting of Shareholders held in August 1996, the Company's shareholders approved a proposal to classify the Board into two classes containing three and four directors each. The classification of the Company's Board of Directors could have the effect of discouraging attempts by a person or group to take control of the Company. See "DESCRIPTION OF SECURITIES -- Common Stock -- Other Provisions."

     The Company's Board of Directors may issue Preferred Stock of the Company, without shareholder approval, in series and with such designations, relative rights and preferences as the Board of Directors may determine. Any shares of Preferred Stock issued in the future will rank prior to the Common Stock with respect to dividend rights and rights upon liquidation and could have rights which would dilute the voting power of the Common Stock. The Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of the Common Stock. Such issuances may also have the effect of discouraging attempts by a person or group to take control of the Company.

     In addition, the Company's Board of Directors has the ability to issue shares of Common Stock which would dilute the voting power and equity of the holders of outstanding Common Stock.


     Effect of Outstanding Warrants, Options and Notes. The Company has outstanding at the present time (a) Warrants to purchase up to a maximum of 4,119,700 shares of Common Stock at an exercise price of $2.50 per share, (b) additional warrants to purchase up to a maximum of 300,000 shares of Common Stock at an exercise price of $3.00 per share (the "Additional Warrants"), (c) Notes convertible into a maximum of 3,171,000 shares of Common Stock at a conversion price of $2.00 per share, and (d) options to purchase 750,055 shares of Common Stock in the aggregate under the Company's 1991 Stock Option Plan and 1993 Stock Option Plan for Directors at exercise prices ranging from $1.875 to $8.33 as of March 31, 1996 and 30,000 to Directors at an exercise price of $2.50 as of such date. The terms on which the Company may obtain additional financing during the respective periods of the outstanding Warrants, Additional Warrants, options and Notes may be adversely affected by the existence of such Warrants, Additional Warrants, options and Notes. The holders of the Warrants, Additional Warrants, options and Notes may exercise or convert them at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by the Warrants, Additional Warrants, options and Notes.


     Taxable Income in Excess of Cash Received. For federal income tax purposes, the purchase price of each Note and Warrant was allocated between the Notes and the Warrants in accordance with their relative fair market values. The amount allocable to the Notes was less than the principal amount of the Notes. There can be no assurance that the Internal Revenue Service will agree with the aforesaid allocation. The excess of the amount payable upon maturity of the Notes over the amount of the purchase price allocated to the Notes for federal income tax purposes will be treated as "Original Issue Discount," as such term is defined by the Internal Revenue Code of 1986, as amended. Generally, investors must report the Original Issue Discount in their gross incomes over the period of time their Notes are held. Investors are urged to consult with their own tax advisors in connection with the foregoing. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Securities by the Selling Securityholders.

                                CAPITALIZATION


     The following table sets forth the consolidated capitalization of the Company at June 29, 1996. This material should be read in conjunction with the separate consolidated financial statements of the Company included elsewhere in this Prospectus.


                                        June 29, 1996
                               -------------------------------
                                                  Actual

                                 (Unaudited) (In thousands)

Short-term debt........                             $ 2,620

Long-term debt.........                              15,951


Shareholders' equity
 Preferred Stock, no par
 value, 2,000,000 shares
 authorized and unissued                                ---

 Common Stock, $0.10 par
 value, 10,000,000 shares
 authorized; 8,459,437 shares
 issued................                                 846

Capital in excess of par value                       19,122

Foreign currency translation
 adjustment............                                  49

Retained deficit.......                              (6,502)

 Total shareholders' equity                          13,515
                                                    -------
 Total capitalization..                             $32,086
                                                    =======



                                DIVIDEND POLICY

     The Company did not declare or pay any cash dividends on its Common Stock in any of the past five fiscal years. The Company is restricted from paying cash dividends on its Common Stock by certain debt covenants contained in the Credit Agreement, but is permitted to effect stock splits and declare and pay dividends payable solely in shares of any class of its capital stock.

                            SELECTED FINANCIAL DATA


     The selected data presented below for each of the years in the five-year period ended December 31, 1995 are derived from the consolidated financial statements of the Company which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected financial data for the three months ended July 1, 1995 and June 29, 1996 have been derived from the Company's unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 1996. Such unaudited consolidated financial statements in the opinion of the Company's management reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of interim data. The consolidated financial statements as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, and the independent auditors' report thereon, and the unaudited consolidated financial statements as of June 29, 1996 and July 1, 1995 are included elsewhere in this Prospectus.


                                                             Fiscal Year                         Six Months Ended
                                         -----------------------------------------------------  -------------------
                                           1991       1992       1993       1994       1995     July 1,    June 29,
                                           ----       ----       ----       ----       ----     -------    --------
                                                                                                  1995        1996
                                                                                                  ----        ----
                                                                                                     (unaudited)
                                                   (in thousands except per share data)

Net sales                                $ 59,412   $ 67,315   $ 81,024   $ 54,520   $ 60,008   $ 26,771   $ 33,857
Operating earnings (loss)(1)                6,308      8,407      8,960    (14,589)    (8,875)    (5,826)     1,789
Net earnings (loss)(1)                      3,900      5,051      5,455    (11,591)   (11,619)    (6,899)       363
Per share data:
  Net earnings (loss)(3)                     0.63       0.80       0.80      (1.69)     (1.57)     (0.94)      0.05
  Cash dividends(2)                          --         --         --         --         --         --         --
Total assets at end of period              33,817     43,704     60,715     53,720     48,012       --       48,891
Long-term debt
   (excluding current portion)              5,017      7,158     10,797     13,990     15,573       --       15,951
Working capital                            14,134     17,094     19,105     16,665     10,044       --       14,255
Shareholders' equity                       18,897     23,911     30,593     20,296     10,086       --       13,515
Average market price per
  common share at end
  of period(3)                            $4 9/16    $8 3/16     $6 1/4   $2 11/16     $1 1/2     $3 1/4     $3 5/8
Weighted average common shares(3)           6,222      6,309      6,843      6,580      7,382      7,459      8,459


- ------------------------
(1)  Includes $7,321 in restructuring costs in 1994.

(2)  There have been no cash dividends in the above five fiscal years.

(3) Prior year share data has been restated to reflect 4% stock dividends declared in February 1992, 1993 and 1994 and a three-for-two stock split paid in August 1993.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Results of Operations

     In early 1994, the Company experienced several adverse events: (i) orders for the Company's NST, which had provided significant revenues to the Company since 1990, ceased earlier than anticipated and left the Company with excess staff and facilities; (ii) certain new products within the Company's products division encountered technical difficulties and cost overruns; (iii) several anticipated contract awards were delayed; (iv) the TEMPEST business at Systems declined faster than anticipated; (v) Lynwood sought to reposition itself from a manufacturer of intelligent terminals to a military systems supplier and experienced high transition costs; and (vi) Wilcom's customers began a series of cost cutting moves which resulted in delayed and reduced sales.

     Primarily in response to the termination of NST production, the Company announced in April 1994 that it would close its two New York facilities in September 1994 and transfer its New York military products operations and certain key personnel to Codar's Colorado location by the end of September 1994. This resulted in a $7.3 million restructuring charge. At the same time, the Company also announced a $2.2 million charge for cost overruns on certain Company products from the New York operations.

     The move to Colorado created additional problems. Codar attempted to integrate three different lines of business into its Colorado facility, which had not historically produced the products being introduced in any significant quantities. Each of the product lines transferred to Colorado was new to the workforce in Colorado and had been designed by an engineering force and manufactured under the supervision of managers that did not elect to move to Colorado as anticipated. Development and production costs of the newer products that were introduced to Codar proved difficult to estimate accurately. In addition, Codar did not have adequate inventory controls, material ordering programs or production schedules for these products.

     As the Company began to miss its targets, particularly at Codar, the Company's credit facility was amended from an unsecured to a secured facility and waivers and revisions to financial covenants were sought from the Company's lenders. In the fourth quarter of 1994, Codar experienced operational improvement, but still was not profitable. The fourth quarter of 1994 was the Company's fourth consecutive quarter of losses after positive revenue and income in each of its previous 15 quarters.

     As the Company entered 1995, the Company established conservative operating objectives for each of its divisions and staffed each division accordingly. As the year progressed, it became clear that both Lynwood and Systems would exceed their revenue and operating earnings objectives, but that Codar and Wilcom would not.


First Half 1996 Compared With First Half 1995

     The nature of the Company's business is such that year-to-year changes in sales levels are predominantly due to changes in shipping volume or product mix rather than changing sales prices. Net sales for the first half of 1996 were $33.9 million, a 26% increase when compared with $26.8 million for the same period in 1995.

     The following chart provides the sales breakdown by segment and subsidiary for the first six months:

In thousands of dollars                    1996          1995         % Change
- ------------------------------------------------------------------------------

Electronic Systems Segment
   Codar Technology, Inc.               $16,678       $13,060            28%
   NAI Systems Division                  6,530          5,213            25%
   Lynwood Scientific Dev. Ltd.          6,658          5,432            23%
   Intercompany                           (260)          (454)             %
                                       -------       -------            ---
Total Electronic Systems Segment        29,606         23,251            27%

Telecommunications Segment
   Wilcom, Inc.                         $4,251        $ 3,520            21%
                                       -------       -------            ---
Total Telecommunications Segment         4,251          3,520            21%
                                       -------       -------            ---

Total                                   $33,857       $26,771            26%
                                        =======       =======           ===

     Sales in the Electronic Systems segment (net of inter-company eliminations) increased 27% to $29.6 million from $23.3 million for the same period in 1995. Each of the NAI subsidiaries recorded sales increases in the first half of 1996 as compared to 1995. The largest increase was recorded by Codar and is attributable to increased shipping volumes. The 1995 revenues were adversely impacted by production problems on certain contracts. The increases at the NAI Systems Division and Lynwood are representative of the increased levels of business at both companies.


     In recent years the Company has reduced its dependency on the United States defense budget by expanding its non-military business operations. However, the Company still expects approximately 50% of 1996 sales to be directly to the military or through prime contractors to the military. The Company is not aware of any programs in which it participates that are specifically targeted for termination or curtailment. The Company's products are utilized on many different U.S. Government programs which reduces the adverse impact of canceling a single specific program. However, changes in future U.S. defense spending levels could impact the Company's future sales volume.


     Sales in the Telecommunications segment increased 21% to $4.3 million, as compared to $3.5 million for the same period in 1995. The increase in sales was attributable to increased line treatment revenues principally attributable to the Company's new telephone line quality improvement products as they continue to gain acceptance with the Bell operating companies and independent telephone companies.

     The gross margin percentage for the first half of 1996 was 20.1%, as compared with 2.6% for the same period in 1995. The following chart provides the gross margin percentage by subsidiary:

                                         1996              1995
                                         ----              ----

Codar Technology, Inc.                   10.7%            (19.4)%
NAI Systems Division                     19.7%             13.5%
Lynwood Scientific Development Ltd.      32.9%             31.8%
Wilcom, Inc.                             33.5%             22.6%

     The margin improvement at Codar is attributable to increased shipping volumes and cost reduction efforts initiated in late 1995 and early 1996. Codar's operating performance was still adversely impacted by several large contracts for which the gross margins are -0-. These contracts are expected to be substantially completed during the third quarter of 1996. The Company expects the Codar gross margin percentage to continue to improve during the year.

     The Systems Division's first half 1995 gross margin was adversely impacted by the recording of a $900,000 provision for inventory obsolescence.


     The Lynwood and Wilcom gross margins were favorably impacted by increased shipping volumes and cost reduction efforts completed in the fourth quarter of 1995.


     Selling expense for the first half of 1996 was $2.1 million, as compared with $2.5 million for the same period in 1995. The 16% decrease despite an increase in sales of 26% is attributable to the Company's desire to reduce its operating expenses.

     General and administrative expenses for the first half of 1996 were $2.5 million, as compared with $2.8 million for the same period in 1995. A decline in the corporate office expense, as well as cost cutting moves taken in the fourth quarter of 1995, account for the decline.

     Company-sponsored research and development expenditures for the first half of 1996 were $0.9 million, as compared with $1.0 million for the same period in 1995. The Company expects that the level of the first-half 1996 IR&D expenditures will be relatively constant for the remainder of 1996.

     For the first half of 1996, the Company had operating income of $1.8 million, as compared with an operating loss of $5.8 million for the same period in 1995. The first half results were favorably impacted by the recognition of a gain of approximately $750,000 on the previously announced sale of the Systems Integration Division to Tracor Aerospace Inc. in June 1996.

     Interest expense, net of interest income, was $1.1 million for the first half of 1996, as compared with $0.7 million for the same period in 1995.

     The Company accrued an income tax expense of $0.1 million. The entire tax expense pertains to the Company's Lynwood subsidiary located in the U.K. Lynwood's earnings are taxed in the U.K. and, while the Company has a U.S. net operating loss carry-forward, Lynwood is required to pay taxes in the U.K. The Company is unable to recognize the tax benefit associated with its U.S. net operating loss carry-forward due to uncertainties as to whether or not a future benefit will be realized. Once the Company returns to sustained profitability, the benefits of such a tax loss carry-forward will be recognized.

     For the first half of 1996, the Company had a net profit of $0.4 million, as compared with a net loss of $6.9 million in the first half of 1995. Earnings per share were $0.05, as compared with a loss of $0.94 for the same period in 1995, based on a weighted average of 8.0 million and 7.3 million shares outstanding, respectively.


1995 Compared with 1994

     Net sales in 1995 were $60.0 million, a 10% increase when compared with $54.5 million for the same period in 1994. The increase occurred in the Electronic Systems segment. Year to year changes in the Company's sales levels are predominantly due to changes in shipping volume or product mix rather than changing sales prices.

      The following chart provides the sales breakdown by product line:

In thousands of dollars               1995         1994       % change
- ----------------------------------------------------------------------

Electronic Systems Segment
   Systems                           $30,862     $16,587         86%
   Components                         14,334      19,006        (25%)
   Service                             6,617      10,737        (38%)
                                     -------------------------------
Total Electronic Systems Segment     $51,813     $46,330         12%

Telecommunications Segment
   Line Treatment                    $ 5,652     $ 5,391          5%
   Test Equipment                      2,472       2,799        (12%)
   Data Communications                    71        --          100%
                                     -------------------------------
Total Telecommunications Segment     $ 8,195     $ 8,190          0%
                                     -------------------------------

Total                                $60,008     $54,520         10%
                                     ===============================

     Sales in the Electronic Systems segment (net of intercompany eliminations) increased 12% to $51.8 million from $46.3 million in 1994. The sales increase was primarily attributable to higher systems integration revenue, partially offset by lower component and service revenues. The increase in systems revenue was principally attributable to Systems. The decrease in service and components revenue is primarily attributable to Codar and the closing of the military products division, which was consolidated into Codar in September 1994.

     A significant portion of the Company's net sales have historically been directly to the military or through prime contractors to the military. The Company has not initiated any change in its marketing focus and, as of December 31, 1995, approximately 78% of the Company's backlog of orders represents orders for military and government sales.

     The Company expects a significant amount of 1996 sales to be directly to the military or through prime contractors to the military. The Company is not aware of any programs in which it participates that are specifically targeted for termination or curtailment. The Company's products are utilized on many different U.S. Government programs, which reduces the adverse impact of canceling a single specific program. However, changes in future U.S. defense spending levels could impact the Company's future sales volume.

     Sales in the Telecommunications segment remained flat at $8.2 million in 1995 and 1994. A small increase in line treatment products due to deliveries of Wilcom's new Enhanced Line Powered Amplifier products was offset by a decline in test equipment as a result of lower orders from the regional Bell operating companies and foreign telecommunications companies.

     The consolidated gross margin for 1995 was 8.2%, as compared to 18.8% in 1994. The 1995 gross margin was adversely affected by a $6.6 million charge to operations and an unfavorable mix of high and low margin product deliveries. The $6.6 million charge to operations was attributable to a charge of $4.4 million for cost growth on certain long term contracts due to engineering design changes, greater than anticipated labor and material and overhead costs and a $2.2 million charge for increased provisions relating to slow moving, excess and obsolete inventory. Lower than normal margins are expected to continue at least into the second quarter of 1996, principally at Codar, due to a disproportionate level of low margin revenue as a result of past cost overruns on certain long term contracts for which the Company continues to provide products. The Company believes that it has recognized the entire adverse impact of cost overruns on those contracts for which the expected final costs exceed the contract value.

     Selling expense for 1995 was $5.0 million, as compared with $7.5 million in 1994. This decrease is attributable to the savings associated with the consolidation of the military products division in the third quarter of 1994 and cost cutting measures implemented at all of the Company's divisions in 1995.

     General and administrative expenses for 1995 were $6.5 million, as compared to $6.3 million in 1994. This increase is primarily attributable to the Company moving its corporate headquarters from Woodbury, New York to Longmont, Colorado in December 1995 and additional administrative expense at Codar as a result of increased management resources. These cost increases were partially offset by cost cutting measures implemented at the Company's other divisions and the savings associated with the consolidation of the military products division in the third quarter of 1994.

     Company-sponsored research and development expenditures for 1995 were $1.8 million, as compared to $3.2 million in 1994. This decrease is attributable to savings associated with the previously mentioned consolidation and the change in mix between Company-sponsored research and development and customer-funded research and development. The Electronic Systems segment is focusing on its system integration business. Although systems integration work by its nature will require significant engineering content, such costs must be classified as contract costs and charged to cost of sales as opposed to Company-sponsored research and development (IR&D).

     The Company recorded an operating loss of $8.9 million in 1995, as compared with an operating loss of $14.6 million in 1994. The operating loss in 1995 was primarily due to the $6.6 million charge previously noted. The 1994 operating loss included a $7.3 million restructuring expense.

     Interest expense, net of interest income, was $2.4 million in 1995, as compared to $1.4 million in 1994. The 1995 figures also included a $0.9 million charge for debt restructuring expense related to the April 7, 1995 agreement reached with the Company's two lending institutions.

     The effective income tax expense rate was below the combined statutory federal and state rates for the first nine months of 1995. The Company was unable to recognize a tax benefit for its loss in 1995 due to uncertainties as to whether or not a future benefit would be realized. Any earnings in 1996 will not be taxed at the statutory rate. The small tax provision is associated with the operations of Lynwood, the Company's United Kingdom subsidiary.

     The Company recorded a net loss of $11.6 million in 1995, substantially the same as the net loss recorded in 1994. Loss per share was ($1.57), as compared with a ($1.69) in 1994, based on a weighted average of 7.4 million and 6.9 million shares outstanding, respectively.

1994 Compared with 1993

     Net sales in 1994 were $54.5 million, a 33% decrease when compared with $81.0 million for the same period in 1993. The decrease occurred in both segments, with the largest decrease in the components business which was attributable to the decline in NST business.

      The following chart provides the sales breakdown by product line:

In thousands of dollars               1994          1993        % Change
- ------------------------------------------------------------------------

Electronic Systems Segment
   Systems                           $16,587     $15,870           5%
   Component                          19,006      50,662         (62%)
   Service                            10,737       4,670         130%
                                     --------------------------------
Total Electronic Systems Segment     $46,330     $71,202         (35%)

Telecommunications Segment
   Line treatment                    $ 5,391     $ 5,895          (9%)
   Test equipment                      2,799       3,927         (29%)
                                     --------------------------------
Total Telecommunications Segment     $ 8,190     $ 9,822         (17%)
                                     --------------------------------

Total                                $54,520     $81,024         (33%)
                                     ================================

     Sales in the Electronic Systems segment (net of intercompany eliminations) decreased 35% to $46.3 million from $71.2 million in 1993. The sales decrease was primarily attributable to lower component revenue, partially offset by higher service revenue. The decrease in component revenue was principally due to the substantial completion in 1993 of the NST contract and a decrease in TEMPEST printer product shipments. The increase in systems and service revenue was primarily attributable to the inclusion of revenue from Codar which was acquired in October 1993.

     Sales in the Telecommunications segment decreased 17% to $8.2 million, as compared to $9.8 million for the same period in 1993. The decrease in sales was attributable to lower test equipment and line treatment revenues which were adversely affected by lower orders due to cost cutting initiatives from the regional Bell operating companies and foreign telecommunications companies.

     The gross margin percentage for 1994 was 18.8%, as compared with 33.9% in 1993. The gross margin percentage was adversely affected by an unfavorable mix of high and low margin product deliveries, reduced shipping volume, continuing inefficiencies as the Company transitions its military products manufacturing operations from Hauppauge, New York to Longmont, Colorado and a $2.2 million first quarter charge associated with cost overruns on two new printer products.

     Selling expense for 1994 was $7.5 million, as compared with $7.4 million in 1993. This slight increase is attributable to the inclusion of the selling expenses associated with Codar which was acquired in October 1993 partially offset by savings associated with the previously mentioned restructuring and lower selling expenses due to lower sales volume.

     General and administrative expenses for 1994 were $6.3 million, as compared with $5.8 million in 1993. This increase is primarily attributable to increased one-time charges associated with the Company's previously mentioned restructuring and the cost of running the Hauppauge facility for the first ten months of 1994 substantially below capacity.

     Company-sponsored research and development expenditures in 1994 were $3.2 million, as compared with $5.0 million in 1993. This decrease is attributable to savings associated with the previously mentioned restructuring and the change in mix between Company-sponsored research and development and customer-funded research and development. A key component to the Electronic Systems' segment strategy is to focus on system integration business. Although systems integration work by its nature will require significant engineering content, such costs must be classified as contract costs and charged to cost of sales as opposed to Company-sponsored research and development (IR&D).

     The Company recorded an operating loss of $14.6 million in 1994, as compared with operating earnings of $9.0 million in 1993. The operating loss was primarily attributable to lower sales volume and margins, the previously mentioned restructuring and continuing inefficiencies as the Company transitions its military products manufacturing operations from Hauppauge, New York to Longmont, Colorado.

     Interest expense, net of interest income, increased by $0.7 million to $1.4 million in 1994. This increase was attributable to increased long-term debt, short-term bank borrowings and an increase in the prime rate. In October 1993, the Company increased its long-term debt by $7.5 million in conjunction with the acquisition of Codar.

     The effective income tax recovery rate was below the combined statutory federal and state rates for 1994. The Company was unable to recognize a tax benefit to its losses greater than the amount it could carry back due to uncertainties as to whether or not a future benefit will be realized.

     The Company had a recorded loss of $11.6 million in 1994, as compared with net earnings of $5.5 million in 1993. Earnings (loss) per share were ($1.69), as compared with $0.80 in 1993, based on a weighted average of 6.9 million and 6.8 million shares outstanding, respectively. The 1993 earnings per share and shares outstanding figures have been adjusted to reflect the distribution of a 4% stock dividend on March 14, 1994 to shareholders of record on February 25, 1994.

Liquidity and Capital Resources

     Although the Company reported a net loss of $11.6 million in 1995, it still generated a small positive cash flow from operations due to the receipt of a Federal tax refund of $4.0 million in January attributable to the 1994 tax loss carryback. Company operations have historically provided a positive cash flow; however, the Company is currently experiencing financial difficulties due to lower shipping volumes and cost overruns on certain long term contracts.

     Although the fourth quarter revenue level was up approximately 9% over the third quarter revenue level, the lower than normal gross margins resulted in continuing losses and the Company must continue to increase its shipment rate while reducing costs in order to improve its operating margin.

     The restructuring actions taken in 1994 and 1995 have significantly reduced the expense structure of the Company; however, it is not certain that the Company will be able to achieve the revenue level necessary to return to profitability. The Company is taking action to minimize its cash outlays by deferring or eliminating discretionary expenses and capital asset purchases. Among the steps taken during the last quarter of 1995 to reduce expenses and improve profitability during 1996 are the following: (1) the availability of cash from the sale of the Notes and Warrants described below is expected to result in improved procurement practices as the confidence of vendors in the Company's payment ability is improved, which will reduce costs and improve product delivery; (2) the closing of the Woodbury, New York corporate office, the elimination of several corporate support personnel and the relocation of the Company's corporate headquarters to Colorado in December 1995 is expected to result in cost savings; (3) the Company has reduced Wilcom's workforce from 76 to 41 and commenced an outsourcing effort of up to 70% of Wilcom's present production; (4) the Company has reduced Codar's workforce by 28 and is continuing to review and rationalize its operations; and (5) the Company has reduced its budget for independent research in pursuit of new products and improvements to existing products by approximately 33%. However, management is committed to returning the Company to profitability and believes that it has taken the necessary action to restructure the Company so that it will be profitable in 1996. There can be no assurance, however, that expenses will be reduced or profitability will improve in 1996 or any other period as a result of these or any other steps.


     On February 15, 1996, the Company entered into an amendment to its credit agreement with its bank lenders which amended and extended the payment provisions contained therein and reset certain financial covenants on more favorable terms for the Company. The revised credit agreement provides for quarterly principal payments of $500,000, beginning on March 31, 1996 and payments of $750,000 beginning on March 31, 1997 and paid through December 31, 1998. The remaining principal balance is due on January 15, 1999. Interest is payable monthly at the rate of 1 3/4% above prime. The loan covenants require that the Company maintain certain minimum levels of net worth, current ratio and quick ratio. There are also limits on capital expenditures and the payment of cash dividends. The Company believes that it can comply with such loan covenants during the term of the credit agreement.

     On February 15, 1996, February 23, 1996, February 29, 1996, and May 2, 1996, the Company issued an aggregate of $8,342,000 of 12% Convertible Subordinated Promissory Notes due January 15, 2001 (the "Notes") and warrants to purchase an aggregate of 2,085,500 shares of the Company's Common Stock (the "Warrants"). The Notes are convertible by the holders into shares of Common Stock at a price equal to $2.00 per share, subject to adjustment if the Company fails to meet certain earnings thresholds and in certain other events. Interest on the Notes is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 1996. The Notes mature on January 15, 2001. The Notes may be prepaid by the Company without premium or penalty at any time after January 15, 1999. The Notes are unsecured obligations of the Company and contain certain restrictions on the Company, including a negative pledge of the Company's assets not otherwise encumbered by the holders of the senior indebtedness.

     In addition to the Warrants issued with the Notes, the Company issued an aggregate of 2,034,200 Warrants to the lead investor and the placement agent. All Warrants entitle the holders thereof to purchase shares of Common Stock at any time and from time to time on or before February 15, 2002 at an exercise price equal to $2.50 per share of Common Stock, subject to adjustment in certain events.

     The Company received total proceeds (net of placement agency fees and expenses) of $7,534,081 ($2,500,000 was received prior to December 31, 1995) from the sale of the Notes and the Warrants upon completion of the offering.

     Approximately $4.1 million was used to reduce the Company's accounts payable to its vendors. The remainder of the funds received will be used to meet operating and working capital needs. As a result of the sale of the Notes and the debt restructuring, the Company will expend approximately $4,073,000 in principal and interest payments in 1996, $4,933,000 in 1997 and $4,632,000 in 1998. On January 15, 1999, the Company is required to make a balloon payment of $7,175,000.

     The Company intends to further reduce its operating expenses and sell all non-essential assets. The Company intends to pay interest on the Notes, interest and principal under the credit agreement and operating expenses for the next three years with cash flow from operations, together with the excess cash received from the sale of the Notes after the payment of vendors and proceeds from asset sales, if any. The Company believes that it will be necessary to refinance its existing bank debt prior to maturity on January 15, 1999, when the balloon payment of $7,175,000 is due. At that time, the Company intends to explore all available options, including the issuance of debt or equity securities of the Company and the sale of one or more of the Company's subsidiaries.

     On May 9, 1996, the Company entered into an agreement with Charles S. Holmes, a member of the Company's Board of Directors, that in consideration of his converting the 12% Convertible

Subordinated Promissory Note due 2001 of the Company in the aggregate unpaid principal amount of $2,000,000 held by him into 1,000,000 shares of Common Stock as provided in Section 6 of the Note, the Company would immediately grant him warrants to purchase 300,000 shares of Common Stock at any time and from time to time on or before February 15, 2002 at an exercise price of $3.00 per share, subject to adjustment in certain events.

     Cash and cash equivalents totaled $1.1 million at June 29, 1996, as compared to $2.6 million at December 31, 1995. Cash used by operating activities amounted to $7.4 million in the first six months of 1996, as compared to cash provided by operating activities of $0.8 million in the comparable period of 1995.


Inflation

     The Company's financial statements are prepared in accordance with historical accounting systems, and therefore do not reflect the effect of inflation. The impact of changing prices on the financial statements is not considered to be significant.

New Accounting Standards

     Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (SFAS 121), was issued in March 1995 by the Financial Accounting Standards Board. It requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 is required to be adopted for fiscal years beginning after December 15, 1995 and will be adopted by the Company for fiscal 1996. Adopting this statement is not expected to have a significant effect on the consolidated financial statements of the Company.

     Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), was issued by the Financial Accounting Standards Board in October 1995. SFAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans as well as transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. This statement defines a fair value based method of accounting for employee stock options or similar equity instruments, and encourages all entities to adopt this method of accounting for all employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Entities electing to remain with the accounting method prescribed in Opinion 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined by SFAS 123 had been applied. SFAS 123 is applicable to fiscal years beginning after December 15, 1995. The Company currently accounts for its equity instruments using the accounting method prescribed by Opinion 25. The Company does not currently expect to adopt the accounting method prescribed by SFAS 123; however, the Company will include the pro forma disclosures required by SFAS 123 when required.

                                  THE COMPANY

General

     The Company through its wholly owned subsidiaries, designs, manufactures and markets rugged computer systems, advanced peripheral products, intelligent terminals, high performance work stations, TEMPEST computer systems (which suppress certain radiation to prevent external detectors from reading the data being transcribed) and telecommunications test equipment and transmission products. The Company operates in two distinct operating segments: an Electronic Systems segment and a Telecommunications segment. The Electronic Systems segment is comprised of all of the Company's defense, military and government-related businesses and the Telecommunications segment is focused on commercial communications opportunities, as illustrated below.

[NAI TECHNOLOGIES GRAPHIC OMITTED]

     The Electronic Systems segment provides rugged computer products specifically designed for deployment in harsh environments that require special attention to system configurations. This segment's customer base includes the U.S. and foreign armed services and intelligence agencies.

     The Telecommunications segment provides transmission enhancement products and rugged, hand-held test equipment for analog, digital and fiber-optic communications and data-interchange networks. This segment's customer base includes the regional Bell operating companies and independent telephone companies.

     The Company's strategy is to be a leading supplier of high quality, innovative products, systems and services to satisfy specialized customer requirements in niche information technology and telecommunications markets, especially in environments with harsh operating requirements.

Electronic Systems Segment

     The Electronic Systems segment is comprised of three operating subsidiaries, as follows:

     o    Codar Technology, Inc., located in Longmont, Colorado ("Codar");

     o NAI Technologies-Systems Division Corporation, based in Columbia, Maryland ("Systems"); and

     o Lynwood Scientific Developments Limited, based in Farnham, United Kingdom ("Lynwood").

Codar. Codar designs, manufactures, integrates and supports rugged computer systems and subsystems for the U.S. Department of Defense ("DoD") and its prime contractors and allies. These systems and subsystems are used in tactical, planning, communications and intelligence applications.

     Codar currently competes primarily in the computer and peripheral product segment of the military market, with both militarized and ruggedized products. Additional business is targeted at engineering support service and system integration opportunities.

     Codar's product line includes a range of commercial off-the-shelf ("COTS")-based rugged minicomputers, workstations, personal computers, industry-compatible, removable mass storage subsystems, high-resolution monitors and keyboards. These products incorporate technology from other companies. Codar also provides engineering services and system integration capabilities.

     Codar's equipment is designed to allow flexibility in configuration of all essential components. In addition to complying with system functional specifications, Codar's products are engineered to be deployed in environments that require special attention to system configurations with limitations on size and power consumption, and restraint on electromagnetic emissions. Products are custom built to withstand shock, vibration, cold, heat, dust, sand, rain and altitude conditions.

     Codar has developed and produced products for a large number of government programs and departments and more than 100 additional customers aggregating more than 200 different end-users. The products have met military requirements for use in a variety of applications in vehicles, shelters and fixed-site installations. Codar has designed, built, tested and sold equipment for airborne, ground/mobile and shipboard military environmental specifications and military requirements. Codar is the prime contractor for several DoD systems projects including the Fire Direction Data Manager ("FDDM"), which provides tactical and technical fire control capabilities for field artillery rockets and missiles and is capable of receiving, processing, displaying, generating, transmitting messages and performing relay functions for digital messages in the same network and between communications networks; the Tower Restoration Vehicle ("TRV") Program, which provides rapid restoration of limited air traffic control services at forward and bare-base operating areas, after loss of assets at fixed air base locations, with a mobile air traffic control tower and is capable of mobility over all types of terrain, can be airlifted by a single transport aircraft and can be rapidly deployed for full operations in 90 minutes; and the Rapid Anti-Ship Missile Integrated Defense System ("RAIDS"), which is a tactical decision aid system based on an open-architecture network of processors that enhances the missile defense effectiveness of ships and performs all system executive functions, including internal and external data sharing/communications, anti-ship missile defense system performance and operational status monitoring, designated target identification, track data association, limited threat evaluation and maintenance of the status of the anti-ship missile defense threat environment.

     Codar provides a variety of ruggedized and electromagnetic interference ("EMI") compliant workstations, based on processors from other companies, as well as related peripherals, such as ruggedized/EMI color monitors, keyboards and mass storage units ("MSEU"). These products are used by the U.S. Army and Navy. The Codar Model 325M-S Rugged Lightweight SPARC(R)station has been selected by GTE Government Systems Corp. ("GTE") for use on the U.S. Army's Common Hardware/Software Program known as CHS-2. Codar will supply computers with ruggedized color monitors and MSEUs over a five-year period as part of the basic CHS-2 program as well as engineering services in support of GTE and the U.S. Army.

     Codar also offers ruggedized rackmount and portable personal computers utilizing the Intel 80486 or Pentium processors. These computers offer rugged portability in either a compact, modular "lunch box" design or a rackmount design. Completely sealed from the environment in their non-operating configuration, these computers are easily transported. In addition to shock and vibration, these units can operate over a wide range of temperature variations. Options include a detachable keyboard, color touch screen display and various memory options.

     In addition, Codar's standard product line currently offers two customized printers that can operate in shipboard, mobile and airborne environments and can withstand severe environmental conditions while providing letter quality text and graphic output.

     The focus of Codar's new products is the design, manufacture and integration of rugged computer systems and subsystems to support the upgrade of large platforms and programs, mobile or transportable systems and subsystems for command and control applications and the support of the "digitization" of the battlefield as exemplified by the U.S. Army's "Force 21" programs.

     In an effort to maintain its technological capabilities, and be in a position to provide the latest technology to its customers, Codar works with its suppliers to permit it to accelerate new product introductions and help its customers have access to the latest COTS product technology. Codar also makes significant use of special teaming relationships with various large prime contractors such as GTE in the CHS-2 program. These relationships allow Codar to participate in larger programs than it could on its own.

     Systems. Systems provides custom packaged, integrated computer systems for deployment in shelters, ships, land vehicles and other demanding environments. Systems' integration expertise encompasses most major industry standard architectures and most widely used operating systems. Systems produces PC and workstation products that are based around COTS technology and are configured in such a manner as to satisfy specific customers' needs. Systems' products are sold domestically through its own sales force and internationally through the sales force of Lynwood. For more than 20 years, Systems has been a supplier to the National Security Agency ("NSA"), the U.S. Navy and other government defense customers. Systems has engineered solutions that meet a wide variety of unique specifications including: TEMPEST size and weight constraints, low power consumption, rack mounting and unattended operation with remote diagnostics.

     Systems' strategy is to be able to supply the latest COTS-based products and technologies to its customers, including primarily the NSA. The NSA is normally centered around information and intelligence and is not generally involved with large military platform upgrade programs. The NSA is concerned with supplying hardware and software to government agencies and departments that will support the intelligence needs of the country. Systems' activity for the NSA is therefore associated with electronic systems and subsystems for use in intelligence and information warfare applications. Systems makes significant use of technology relationships with third parties. In order to supply products in a timely fashion, Systems concentrates its efforts in the design and the final assembly and test of its products rather than providing a fully integrated vertical manufacturing capability.

Lynwood. Lynwood supplies rugged, environmentally and electrically screened personal computers and workstations based upon standard COTS technology, aimed at the military and government markets principally in Europe. Lynwood develops, manufactures, installs and supports complete computer systems for the Government and Defense markets in Australia, Europe and the United Kingdom. Lynwood adapts COTS systems for use in harsh and extreme environments. Lynwood also develops TEMPEST products. In addition to creating its own products, Lynwood also provides an international marketing and manufacturing capability for the Company. In some cases, Lynwood provides systems that are made up of its own products coupled with those of Codar or Systems.

     Lynwood produces several personal computer and workstation products designed to be operated in harsh environments. For example, Lynwood has a completely compatible PC based upon a standard PC motherboard which operates in driving rain and at extremes of temperature, and which is completely sealed from dust and dirt. These products have been sold to armed services in Australia, Israel and the

UK. Lynwood also develops secure TEMPEST screened workstation products which are designed to operate in areas of high security.

     Lynwood principally works on discrete projects and delivers solutions to meet specific customer and project requirements. Lynwood's products include the RP6200, a rugged, portable PC based on standard COTS technologies and designed for desktop use or rackmounting. The unit is ruggedized and its specification allows flexibility in configuration to meet specific project requirements. The RP6200 is also designed to meet the intermediate TEMPEST standard. The unit can be configured with the latest Intel Pentium processor, removable disk drives and a highly readable LCD color display. The unit is in active use with armed forces in Australia, Europe and the United Kingdom. The RP6120 is a fully sealed, non-air breathing variant of the RP6200, designed to operate in the harshest of environments. It has all the features of the RP6200, in addition to which it will operate in driving rain, excessive humidity, salt fog and heavy dust environments. The unit is designed for use in desert, tropical and jungle environments.

     Lynwood has the capability to supply integrated systems and subsystems that meet specific rugged and environmental specifications. Lynwood's design and manufacturing capabilities are concentrated around the system integration and final assembly and test of these products. Lynwood strives to respond quickly with a cost effective product using the latest COTS technologies and employs the same technology relations and teaming programs as Codar and Systems to meet this end.

Telecommunications Segment

     The Telecommunications segment currently consists of one operating company:
Wilcom, Inc. ("Wilcom"), located in Laconia, New Hampshire. Wilcom designs and manufactures products for use in the telephone industry. The majority of Wilcom's sales are to the Regional Bell Operating Companies ("RBOCs").

     The business of Wilcom is made up of two product lines: analog and digital telephone test equipment, for use with either fiber or copper cable; and telephone transmission enhancement products, which are used to enhance or improve the characteristics of voice, digital data and video over copper wire. The largest part of Wilcom's business is in telephone transmission enhancement products.

     The test equipment product line is comprised of digital, fiber and analog test instrumentation used by domestic and international telephone companies. Current products include line testers, fiber identifiers, power meters and other such instruments. Wilcom is currently finishing the design of a low cost optical time domain reflectometer which is used to locate faults or breaks in fiber cables. This product is expected to be introduced in early 1996.

     Telephone transmission enhancement products, which represent the greater growth opportunity for the division, include two product lines that are differentiated by their use rather than their technologies. One of the product lines is referred to as line treatment equipment ("LTE") and is normally installed on telephone company property, while the other product line, the enhanced line power amplifier ("ELPA"), is normally installed at the customer's premises (but can be installed on telephone company property).

     Both the LTE and the ELPA are electronic modules, installed for the express purpose of improving voice quality, increasing data transmission speeds when using modems and increasing the ability of copper wire to be used for video transmission in special instances. The LTE has been designed for use with two and four wire telephone circuits and the ELPA has been designed for use with two wire circuits. Network upgrading has become important due to the many new competitive technological alternatives to copper wire such as radio, cellular telephone, satellite transmission, fiber cables and microwave which can send information and data from location to location. The proliferation of higher speed analog modems has made the need for better quality phone lines an important issue. Wilcom's products allow the telephone companies to provide additional services in voice, data and video transmission over their existing copper networks.

     The ELPA product line has been extended by the introduction of a smaller, lighter, less expensive product called the MB21-Kl. The MB21-Kl has been designed to be self-powered from the telephone line and permit the improvement of line transmission quality by automatically adjusting the various electrical parameters that control signal transmission. The MB21-Kl also requires less skilled technicians for installation and can be configured and installed from a remote site, which can result in substantially reduced service calls and cost to the RBOCs. The Company has received patents on the MB21-Kl and has applications in process to cover the new remote configuration features.

     The development work on the MB21-Kl was completed in early 1995 in conjunction with Southwestern Bell and resulted in a 10,000 piece order that is currently being put in service by Southwestern Bell in selected areas. The product has also been ordered by another RBOC and is under field trials at other RBOCs and one major independent telephone company.

Marketing and Service

     The Company sells its products directly to customers and serves as a subcontractor to larger prime contractors serving the same customer base. The Company's products are marketed to customers through sales personnel, manufacturers' representatives and distributors. The Company maintains sales offices and sales support in Columbia, Maryland; Westlake Village, California; Longmont, Colorado; Laconia, New Hampshire; Australia; England; and Israel.

     The Company provides maintenance and field service for its products through its customer service departments located at each of its manufacturing facilities and at certain customer sites. Field service for printers is also performed by some distributors. Most overseas service is performed by the Company's representatives in Australia, Denmark, England, France, Germany and Israel.

Customers

     During 1995 and 1994, sales under contracts with the U.S. Government were approximately 38% and 40%, respectively, of the Company's net sales. Other than the U.S. Government, no single customer accounted for more than 10% of the Company's sales in 1995 or 1994. The Company's sales are affected by the U.S. defense budget. With continuing discussions on budget cuts, it is difficult to assess what the impact of budget cuts, if any, will be on the Company. It appears that defense outlays will be reduced from past levels. The Company is unaware of any targeted cuts specifically affecting its products. The Company's products are utilized on many different programs. However, changed U.S. Government spending levels could impact the Company's future sales levels. No single U.S. Government contract accounted for greater than 10% of the Company's sales in 1995 or 1994.

     The U.S. Government accounted for 44% of the Electronic Systems segment's 1995 sales. Three separate customers accounted for 26%, 23% and 13%, respectively, of the Telecommunications segment's 1995 sales.

Foreign Sales

     Foreign sales in 1995 and 1994 accounted for approximately 21% and 25%, respectively, of total sales. Such sales, which exclude products sold to the United States Government and resold by the U.S.

Government for foreign military use, are made primarily to customers in Australia, Canada, Hong Kong, India, Indonesia, Israel, Japan, the United Kingdom and Western Europe.

     The Company's foreign sales are comprised of export sales from the U.S. and foreign revenues from Lynwood. All export sales from the U.S. are payable in U.S. dollars and, therefore, settlement amounts do not fluctuate with changes in exchange rates. All of Lynwood's sales are payable in British currency. Fluctuations in exchange rates between the U.S. dollar and the British pound will impact on the Company's operating results. No single country, with the exception of the United Kingdom which accounted for 86% of the Company's foreign sales, accounted for more than 5% of the Company's foreign sales in any of the past three years. See "RISK FACTORS -- Foreign Operations."

     Foreign sales for the past three years have been as follows:

                                     Approximate
                                        Total         Percent of
                                    Foreign Sales    Company Sales
                                    -------------    -------------

            1995....................$12,679,000           21%
            1994.................... 13,828,000           25%
            1993.................... 17,363,000           21%

Backlog

     The Company's backlog of orders was $47.8 million at December 31, 1995. Of this amount, 71% represents orders for U.S. military sales. Such orders are subject to termination at the convenience of the U.S. Government with negotiated settlements in which the Company seeks to recover its costs and a reasonable profit. Certain other orders, when subject to cancellation or return, are handled with a restocking charge or by negotiated settlement.

     While the Company's backlog is not subject to seasonal factors, it does fluctuate due to timing of orders from the U.S. Government. The Company expects to produce and ship approximately 77% of its current backlog of orders before the end of 1996.

Competition

     The Company's business is highly competitive. Many suppliers in the Company's markets are significantly larger than the Company in terms of total sales and assets, and many devote significantly more resources to the development of new products than does the Company. The Company searches for certain market niches where it has expertise and can compete successfully. Competition for the Company's products is based principally on reliability, performance, price and diversity of the products offered.

     Contracts for which the Company competes are primarily awarded on the basis of either price or "best value" which is a weighted calculation performed on the basis of technical solution and price. Quality, on-time performance and financial stability of the contract recipient are also key factors in determining how contracts are awarded.

     A substantial number of the Company's products become obsolete within a number of years from their initial shipment to customers due to the rapid technological advances characterized by the Company's business. The alternatives to the Company's products are products which are manufactured by other competitors, are created from design solutions calling for alternative equipment or procedures, or are ultimately produced as a result of technological advances which occur in the business over time.

     The Company believes it has a reputation with its customers for the timely delivery of well designed, quality products at a reasonable price. Should any of these Company attributes be compromised, it could impact on the Company's long-standing relationship with its customers. Certain customers require Company personnel to maintain various levels of security clearances in order to receive access to "sensitive data." Should the Company lose its security clearances, it would jeopardize the Company's relationship with such customers.

Research and Development

     The Company's technological base is characterized by rapid change. As a result, maintenance and expansion of the Company's business are partially dependent upon the success of the Company's programs to develop new products and upgrade existing products. The Company's engineering resources have been devoted to the development of new products in every major category of its business.

     During the years 1995, 1994 and 1993, the Company's total engineering expenditures were $7,264,000, $9,335,000 and $7,444,000, respectively. Due to the extensive use of COTS-based equipment in the Company's products, the Company's cost of independent research in pursuit of new products and improvements to existing products was approximately $1,807,000, $3,214,000 and $5,020,000, respectively. Customer-funded engineering included in cost of sales or inventory as a contract cost was $5,457,000 in 1995, $6,121,000 in 1994 and $2,424,000 in 1993.

Patents and Trademarks

     The Company owns patents and trademarks and seeks patent protection for its products in cases where the Company believes the technology involved is sufficiently innovative to warrant such protection. The Company seeks trademark protection for its products in cases where the Company believes for marketing reasons such protection is warranted. The Company seeks to protect its proprietary information through its reliance on patent, copyright, trademark and trade secret laws, non-disclosure agreements with its employees and confidentiality provisions in licensing arrangements with its customers. There is no assurance that such agreements will be effective to protect the Company or that the proprietary information deemed confidential by the Company will be adequately protected by the law respecting trade secrets. Consequently, it may be possible for unauthorized third parties to copy certain portions of the Company's products or to "reverse engineer" or otherwise obtain the Company's proprietary rights. Moreover, the laws of some foreign countries do not afford the same protection provided by U.S. laws to the Company's proprietary rights.

Government Regulation

     The Company is subject to the Federal acquisition regulations governing the issuance of government contracts, Federal Trade Commission regulations governing its advertising and trade practices, Department of Commerce regulations as well as Department of State Defense Trade Control regulations with respect to goods it imports and exports, and the Truth in Negotiations Act, which provides for the examination by the U.S. Government of cost records to determine whether accurate pricing information was disclosed in connection with government contracts. To date, such government regulations have not had a material adverse effect on the Company's business. The Company in the normal course of business is subject to Department of Defense audits with respect to its government contracts, some of which may result in pricing adjustments.

     The Company's manufacturing operations are subject to various federal, state and local laws that regulate the discharge of materials into the environment, or otherwise relating to the protection of the environment. To date, compliance with such government regulations has not had a material adverse effect on the Company's business.

Manufacturing and Supplies

     Production of the Company's products requires assembly and testing of components, printed circuit boards and other purchased parts. Quality control, testing and inspection are performed at various steps throughout the manufacturing process.

     The Company purchases certain materials and components used in its systems and equipment from independent suppliers. These materials and components are not normally purchased under long-term contracts. The Company purchases minicomputers, workstations, personal computers, mass storage subsystems, high resolution monitors and keyboards under OEM agreements. The Company believes that most of the items its purchases may be obtained from a variety of suppliers and it normally obtains alternative sources for major items, although the Company is sometimes dependent on a single supplier or a few suppliers for some items.

     During 1995 and 1994, the Company's cash constraints strained its relationships with vendors, which adversely impacted the Company's ability to meet its production targets on a timely and cost-effective basis.

Employees

     At December 31, 1995, the Company had approximately 390 employees. The Company has never experienced a work stoppage and none of its employees is represented by a union. The Company believes its relationship with its employees is good.

Properties

     The Company's facilities, which are believed to be adequate to meet the Company's foreseeable needs, are shown in the table that follows:

                                   Facilities
                                   ----------

                                               Approximate
                                               Floor Area      Expiration
Division or Subsidiary       Location         (in Sq. Ft.)        Date
- ----------------------       --------         ------------        ----

 Corporate headquarters  Longmont, Colorado  2,500 (leased)  November 1, 1997

Electronic Systems Segment

 Codar                   Longmont, Colorado 77,500 (leased)  November 1, 1997

 Systems                 Columbia, Maryland 25,000 (leased)  November 30, 1996

 Lynwood                 Farnham, England   26,000 (leased)  December 25, 2014

Telecommunications Segment

  Wilcom                 Laconia,
                          New Hampshire      52,000 (owned)          --

     The Company also leases several small sales offices. The Company pays approximately $1,316,000 per annum for the rental of all its facilities.

     On November 30, 1995, the Company relocated its executive and administrative offices from Woodbury, New York, to Longmont, Colorado.

Legal Proceedings

     TDA Trading Corp. v. Carlson, et al. On or about June 28, 1994, TDA Trading Corp. ("TDA"), individually and on behalf of a class of persons similarly situated, commenced a securities fraud class action in the United States District Court for the Eastern District of New York against Robert A. Carlson, Richard A. Schneider and the Company. TDA commenced its action, entitled TDA Trading Corp. v. Carlson, et al., by filing a complaint (the "Complaint") with the Court.

     The Complaint principally alleges that between July 21, 1993 and December 22, 1993 (the "Class Period"), in various press releases issued by the Company and in the Company's Quarterly Report on Form 10-Q for the fiscal period ended October 2, 1993, the defendants violated Section 10(b) of the Exchange Act, 15 U.S.C. 78j(b), and Rule 10b-5 promulgated thereunder by knowingly and/or recklessly misrepresented to the public that they expected the Company's 1993 fourth quarter and fiscal year sales and earnings results to continue to increase at levels substantially above those of prior years at a time when they supposedly knew but failed to disclose that the Company's fourth quarter 1993 sales of its Navy Standard Teleprinter and other products would decrease precipitously. The Complaint further alleges that, as a result of defendants' alleged failure to disclose these developments, TDA and other purchasers of Common Stock were damaged because, it is alleged, at the time of purchase, the price of Common Stock had been artificially inflated and the drop in the price of the Common Stock by approximately 35% on December 22, 1993 was a result of the alleged misrepresentations by the Company. Additionally, the Complaint asserts an alleged violation of ss.20 of the Exchange Act by certain directors and officers of the Company. Specifically, the Complaint alleges that at the time that these adverse business developments allegedly became known to defendants and prior to their dissemination to the public, defendants Carlson, Schneider and other directors of the Company, at various times throughout the Class Period, allegedly sold shares of Common Stock owned by them personally at price levels which TDA claims were higher than the true value of these shares.

     As relief, TDA essentially seeks damages in an amount to be proven at trial, together with costs and expenses, including reasonable attorneys', accountants' and experts' fees. TDA's Complaint also requests that the Court declare its action against the Company and the individual defendants to be a proper class action and certify it as class representative and plaintiff's counsel as counsel for the class. On March 24, 1995, the Court granted TDA's motion for class certification. On June 27, 1996, the Court denied the Company's motion for summary judgment. The Court has set a trial date of September 4, 1996.

     The Company believes that it has meritorious defenses to the allegations and claims set forth in the Complaint and that a finding of ultimate liability against it, if any, would not have a materially adverse effect on its financial position. The Company has advised its directors' and officers' liability insurance carrier of the claims asserted against it and defendants Carlson and Schneider. The Company's insurance carrier has previously notified the Company that it reserves the right to deny coverage under the insurance policy in connection with the TDA litigation (i) for claims not covered, such as claims that do not involve negligent acts, errors or omissions, (ii) for damages that may be uninsurable under the policy or applicable law, and (iii) for various exclusions contained in the insurance policy, including dishonest, fraudulent, willful or criminal acts or omissions.

                                   MANAGEMENT

Directors and Executive Officers

     The names and ages of the directors and executive officers of the Company, and their positions with the Company, are as follows:

Name                     Age                     Position
- ----                     ---                     --------
Robert A. Carlson        62      Class I Director, Chairman and Chief Executive
                                 Officer

Richard A. Schneider     43      Class II Director, Executive Vice President,
                                 Treasurer, Chief Financial Officer and
                                 Secretary

Stephen A. Barre         56      Class II Director

Edward L. Hennessy, Jr.  68      Class II Director

Charles S. Holmes        51      Class I Director

C. Shelton James         55      Class I Director

Dennis McCarthy          49      Class II Director


     The principal occupations for the past five years (and, in some instances, for prior years) of each of the directors, executive officers and key employees of the Company are as follows:

     Robert A. Carlson is a Director and the Chairman and Chief Executive Officer of the Company. Mr. Carlson has been an officer of the Company since 1987. Until October 1995, he served as President and Chief Executive Officer while, until December 1989, he served as President and Chief Operating Officer of the Company. Prior to joining the Company, Mr. Carlson served as President and Chief Executive Officer of Millicom Inc., a cellular telephone company, from 1984 through 1985 as well as a director of Racal/Millicom, a United Kingdom company. From 1977 through 1983, Mr. Carlson served as a Division President of Simmonds Precision Products, Inc., a military electronic company.

     Richard A. Schneider is a Director and the Executive Vice President, Treasurer, Chief Financial Officer and Secretary of the Company. He was elected a Director of the Company on February 11, 1993. From October 1988 until December 1992, he served as Vice President - Finance and Treasurer of the Company. He was elected Secretary of the Company in January 1990. Prior to joining the Company, from November 1981 to 1988, Mr. Schneider was employed by EDO Corporation, an electronics company which designs and manufactures advanced electronic and specialized equipment for military, marine and aviation markets, in a number of positions, the most recent of which was Controller. Mr. Schneider is a certified public accountant.

     Stephen A. Barre, a Director of the Company since 1989, has been for more than the past five years the Chairman and Chief Executive Officer of Servo Corporation of America, a communications and defect detection company.

     Edward L. Hennessy, Jr., a Director of the Company since March 6, 1996, Mr. Hennessy is the retired Chairman and Chief Executive Officer of Allied Signal, Inc. He is also a director of The Bank of New York, Lockheed Martin Corp., National Association of Manufacturers, and Fundamental Management Corporation.

     Charles S. Holmes, a Director of the Company since October 3, 1995, is the President and sole stockholder of Asset Management Associates of New York, Inc. ("Asset Management"), a New York-based firm specializing in acquisitions of manufacturing businesses. Mr. Holmes founded and was a partner in Asset Management Associates, a predecessor partnership of Asset Management, from 1978 to 1991. He has served since its formation in 1992 as the Chairman of the Board of Directors of Chart Industries Inc. which specializes in the design, manufacture and sale of industrial process equipment used in the hydrocarbon and industrial gas industries for low-temperature and cryogenic applications, and manufactures other industrial equipment such as stainless steel tubing, structural pipe supports and high vacuum systems.

     C. Shelton James, a Director of the Company since 1989, has been for more than the past five years the Chairman of the Board and Chief Executive Officer of Elcotel Inc., a public communications company. He also is President and a director of Fundamental Management Corporation, an investment management company, and is on the Board of Directors of Harris Computer Systems Inc., a company engaged in the manufacture of electronic computers, SK Technologies, a company engaged in development and marketing of point of sale and data communication software and market computer hardware, and CPSI Inc., a company engaged in high performance computing.

     Dennis McCarthy was elected a Director of the Company on March 6, 1996. He has been employed by Asset Management Associates of New York, Inc., a New York-based firm specializing in acquisitions of manufacturing businesses, since 1988.

     Directors are elected by the shareholders at annual meetings for two year terms and serve until the next annual meeting of shareholders for the year in which their term expires or until their successors are duly elected and qualified. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are elected.

Executive Compensation

     The following table sets forth all plan and non-plan compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the executive officers of the Company other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000 for each of the Company's last three fiscal years (collectively, the "Named Executives").

                           SUMMARY COMPENSATION TABLE


                                                  Long Term Compensation
                                            ----------------------------------

                                  Annual Compensation               Awards          Payouts
                             --------------------------------------------------------------

       (a)           (b)       (c)        (d)        (e)       (f)         (g)        (h)       (i)

                                                   Other
                                                   Annual   Restricted Securities
                                                   Compen-    Stock    Underlying    LTIP    All Other
Name and Principal  Fiscal                         sation    Award(s)   Options/    Payouts  Compensation
Position             Year    Salary(5)  Bonus ($)  ($)(1)      ($)       SARs (#)    ($)          ($)
- ------------------- ------   ---------- ---------  -------    -----     ----------   -----   ------------

Robert A. Carlson -  1995     $263,000      --       --        --       250,000(5)    --     $59,071(2)
President and Chief  1994      275,000      --       --        --       138,983(4)    --      66,324(2)
Executive Officer    1993      260,000   $ 68,790    --        --         64,347      --      69,652(2)

Richard A. Schneider 1995      152,000      8,500    --        --       125,000(5)    --       7,630(3)
Executive Vice       1994      149,000      --       --        --         94,389(4)   --      12,426(3)
President, Treasurer 1993      138,000     27,380    --        --         23,442      --      13,993(3)
and Secretary


- --------------------------------------------------------------------------------------------------------

(1) The aggregate amount of all perquisites and other personal benefits paid to any Named Executive is not greater than either $50,000 or 10% of the total of the annual salary and bonus reported for such Named Executive.

(2) Includes $59,122, $59,022 and $59,071 of life insurance premiums paid on term life and split dollar policies by the Company on behalf of Mr. Carlson in each of the years 1993, 1994 and 1995, respectively, as well as $7,909, $7,302 and $0 of matching contributions made by the Company under the 401(k) deferred compensation plan and $2,621, $0 and $0 of matching contributions made by the Company under the profit sharing portion of such plan for the benefit of Mr. Carlson for each of the years 1993, 1994 and 1995, respectively.

(3) Includes $7,637, $7,603 and $7,630 of life insurance premiums paid on term life and split dollar policies by the Company on behalf of Mr. Schneider in each of the years 1993, 1994 and 1995, respectively, as well as $4,166, $4,823 and $0 of matching contributions made by the Company under the 401(k) deferred compensation plan and $2,190, $0 and $0 of matching contributions made by the Company under the profit sharing portion of such plan for the benefit of Mr. Schneider for each of the years 1993, 1994 and 1995, respectively.

(4) Options to acquire shares of the Company's Common Stock that were granted in fiscal year 1994. At the same time, options for Mr. Carlson (102,951 shares) and Mr. Schneider (54,996 shares) were canceled.

(5) Options to acquire shares of the Company's Common Stock that were granted in fiscal year 1995. At the same time, options for Mr. Carlson (214,485 shares) and Mr. Schneider (95,327 shares) were canceled.

Stock Options

     The table below summarizes the options granted to the Named Executives in 1995 and their potential realizable values.

                            Option/SAR Grants in 1995
                            -------------------------

                                                                               Potential Realizable Value of
                                                                                       Assumed Annual
                                                                                    Rates of Stock Price
                                                                                         Appreciation
                           Individual Grants                                           for Option Term (1)
- -----------------------------------------------------------------------------------------------------------
      (a)                   (b)          (c)            (d)               (e)            (f)         (g)
                        Number of     % of Total
                        Securities    Options/SARs
                        Underlying    Granted to
                        Options/SARs  Employees in  Exercise or Base
Name                    Granted (#)   Fiscal Year   Price ($/Sh)     Expiration Date  5% ($)     10% ($)
- -----------------------------------------------------------------------------------------------------------

Robert A. Carlson       250,000(2)    49%           $2.50            5 years           $ -       $176,631
President and
Chief Executive Officer

Richard A. Schneider    125,000(3)    24%           $2.50            5 years           $ -       $ 88,316
Executive Vice President,
Treasurer and Secretary



- ------------------------

(1) Option price at date of grant compounded annually at 5% and 10% over the ten year term minus the exercise price times the number of shares subject to the option.

(2) Such options were granted on October 16, 1995 in connection with an employment agreement entered into between Mr. Carlson and the Company to replace 214,485 previously issued options which were canceled. The closing price for a share of Common Stock on the grant date was $1.81.

(3) Such options were granted on October 16, 1995 in connection with an employment agreement entered into between Mr. Schneider and the Company to replace 95,327 previously issued options which were canceled. The closing price for a share of Common Stock on the grant date was $1.81.

     The table below summarizes the exercise of stock options during 1995 for the Named Executives.


      Aggregated Option/SAR Exercises in 1995 and FY-End Option/SAR Values
      --------------------------------------------------------------------


(a)                      (b)               (c)               (d)              (e)
                                                             Number of
                                                             Securities       Value of
                                                             Underlying       Unexercised
                                                             Unexercised      In-the-Money
                                                             Options/SARs     Options/SARs
                                                             at FY-End (#)    at FY-End ($)
                         Shares
                         Acquired on       Value             Exercisable/     Exercisable/
Name                     Exercise          Realized ($)      Unexercisable    Unexercisable (1)
- ----------------------------------------------------------------------------------------------

Robert A. Carlson         -0-               $ 0               0/250,000        $0/0
President and Chief
Executive Officer

Richard A. Schneider      -0-               $ 0               0/125,000        $ 0/0
Executive Vice President,
Treasurer and Secretary

- ------------------------
(1) Market price at December 31, 1995 minus exercise price times the number of shares underlying the unexercised options.

Supplemental Retirement Plan

     The Corporation has a non-qualified Supplemental Retirement Plan pursuant to which the Corporation may pay from general revenues to two currently eligible employees the difference between (i) 2.5% (5.0% for the President/CEO) of the average of the employees' highest consecutive five year earnings per year of service to a maximum of 50% and (ii) those benefits payable under the Company's terminated Pension Plan, Social Security and from any other prior employers' defined benefit pension plan. It is estimated that Messrs. Carlson and Schneider, who have 11 and 7 years of credited service, respectively, will receive each year at normal retirement age the following annual amounts under the non-qualified Supplemental Retirement Plan: $131,296 and $65,103, respectively.

Compensation Committee Interlocks and Insider Participation

     During the fiscal year ended December 31, 1995, the members of the Compensation Committee were John M. May (Chairman), Walter Lipkin and Robert D. Rosenthal. During fiscal year 1995 and formerly, none of such persons was an officer of the Company or any of its subsidiaries or had any relationship with the Company other than serving as a director of the Company, except that Mr. Lipkin served as a Vice President or Senior Vice President and Treasurer of the Company from 1954 through 1989. In addition, during the fiscal year ended December 31, 1995, no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or on the Compensation Committee of the Company.

     Mr. Lipkin resigned as a director of the Company on October 3, 1995 and Messrs. May and Rosenthal resigned as directors on February 15, 1996. On March 6, 1996, Messrs. Barre, Hennessy and Holmes were appointed as members of the Compensation Committee.

Employment and Change in Control Agreements

     The Company entered into an Employment Agreement (the "Carlson Employment Agreement") with Robert A. Carlson on October 16, 1995. Pursuant to the Carlson Employment Agreement, the term of Mr. Carlson's employment commenced on October 16, 1995 and will continue until November 30, 1997. Mr. Carlson will be paid salary at a rate of $214,500 per annum which represents a 25% reduction in salary from the prior year's level. In addition to such salary and assuming the Company attains certain annual targets, the Company will pay to Mr. Carlson an annual bonus equal to 100% of his salary. In addition, Mr. Carlson will be eligible to participate in all employee benefit programs, will be entitled to four weeks vacation, will continue to participate in the Company's retirement program, will be provided with use of a Company car, and has been granted options to purchase 250,000 shares of Common Stock at a per share exercise price of $2.50 (such options to replace 225,000 previously issued options which were canceled). In addition, if the Company decides to terminate Mr. Carlson's employment without cause, the Company will provide Mr. Carlson with 20 days written notice, and provide him with a severance payment of a pro rata share of unused vacation for the full year plus a pro rata share of unused vacation for the full year plus a pro rata share of his bonus under the Company Bonus Plan, if the Board in its sole discretion so determines. In addition, the Company will pay Mr. Carlson either his salary for the remainder of the term under the agreement or one year's salary, whichever is greater. If the Company decides to terminate Mr. Carlson's employment for cause, the Company will provide 20 days written notice, and reason for the termination. Mr. Carlson will have those 20 days to effect a cure to the Company's satisfaction, and, if so cured, such reason will no longer constitute cause for removal.


     The Company entered into an Employment Agreement (the "Schneider Employment Agreement") with Richard A. Schneider on October 16, 1995. Pursuant to the Schneider Employment Agreement, the term of Mr. Schneider's employment commenced on October 16, 1995 and will continue until October 16, 1997. Mr. Schneider will be paid salary at a rate of $135,000 per annum which represents a 25% reduction in salary from the prior year's level. In addition to such salary and assuming the Company attains certain annual targets, the Company will pay to Mr. Schneider an annual bonus equal to 87% of his salary. In addition, Mr. Schneider will be eligible to participate in all employee benefit programs, will be entitled to three weeks vacation, will be provided with use of a Company car, and has been granted options to purchase 125,000 shares of Common Stock at a per share exercise price of $2.50 (such options to replace 100,000 previously issued options which were canceled). In addition, if the Company decides to terminate Mr. Schneider's employment without cause, the Company will provide Mr. Schneider with 20 days written notice, and provide him with a severance payment of a pro rata share of unused vacation for the full year plus a pro rata share of his bonus under the Company Bonus Plan, if the Board in its sole discretion so determines. In addition, the Company will pay Mr. Schneider either his salary for the remainder of the term under the agreement or one year's salary, whichever is greater. If the Company decides to terminate Mr. Schneider's employment for cause, the Company has agreed to provide 20 days written notice, and reason for the termination. Mr. Schneider will have those 20 days to effect a cure to the Company's satisfaction, and, if so cured, such reason will no longer constitute cause for removal. In addition and pursuant to the Schneider Employment Agreement, the Company will loan to Mr. Schneider the equivalent of the difference between his net salary and the net salary he was receiving immediately prior to the execution of the Schneider Employment Agreement ($550.00 per week). This loan will be repayable out of any bonus paid to Mr. Schneider on account of work performed during the prior year; provided, however, that upon a resignation for Good Reason (as defined) or termination without cause, the full amount outstanding under such loans will be discharged in full. The Company entered into an amendment of the Schneider Employment Agreement ("Amendment No. 1") with Mr. Schneider on August 8, 1996. Pursuant to Amendment No. 1, Mr.

Schneider will no longer be eligible to participate in or receive any benefits under the Company's Supplemental Retirement Plan (the "SERP"). Mr. Schneider's interest in the SERP was redeemed by the Company for $150,000 which represents approximately 60% of the actuarial value of his accrued benefit under the SERP as of February 29, 1996.


Director Compensation

     During 1995, each director who was not also an officer of the Company was paid an annual retainer of $9,000 plus a uniform fee of $1,000 for each Board and committee meeting attended in person. During 1995, directors who were also officers of the Company received no remuneration for attendance at Board and committee meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth information concerning persons or groups who are known by the Company to be the beneficial owners of more than 5% of the Common Stock as of June 29, 1996. The information in the table below is based upon information furnished to the Company by such persons and statements filed with the Commission.


                                          Number of Shares of
                                             Common Stock          Percent of
Name and Address of Beneficial Owner      Beneficially Owned (1)  Common Stock
- ------------------------------------      -------------------     ------------

Charles S. Holmes
P.O. Box 2850
Southampton, NY  11969 (2)                    3,000,000               28.68%


Pioneering Management Corporation
60 State Street
Boston, MA  02114 (3)                           696,500                7.61%


Fundamental Management Corporation
4000 Hollywood Boulevard
Suite 610N
Hollywood, FL  33021 (4)                      1,075,636               11.28%

- ------------------------

(1) To the knowledge of the Company, beneficial owners named in the above table have sole voting power with respect to the shares listed opposite their names.


(2) Mr. Holmes is a director of the Company. These shares are comprised of 1,700,000 shares underlying certain Warrants exercisable at $2.50 per share and 300,000 shares underlying the Additional Warrants exercisable at $3.00 per share. The ownership percentage is calculated as if such Warrants and Additional Warrants had been converted as of June 29, 1996.


(3) These shares are reportedly owned by a passive investor. Pioneering Management Corporation is the investment company advisor of such investor and is registered under Section 203 of the Investment Advisers Act of 1940.


(4) These shares are reportedly owned by various limited partnerships, of which Fundamental Management Corporation is the general partner. C. Shelton James, a director of the Company, is the President and a director of Fundamental Management Corporation. Includes 225,000 shares underlying certain Warrants exercisable at $2.50 per share and 450,000 shares underlying $900,000 of Notes convertible into shares at $2.00 per share. Excludes 14,793 shares of Common Stock owned by Mr. James as to which shares Fundamental Management Corporation disclaims beneficial ownership. The ownership percentage is calculated as if such Warrants and Notes had been converted as of June 29, 1996.

     Shares of Common Stock beneficially owned as of June 29, 1996 by each director and executive officer of the Company and by all directors and executive officers of the Company as a group are set forth in the following table. This table is based upon information furnished to the Company by such persons and statements filed with the Commission.

                       Beneficial Ownership of Shares (1)

                                    Number of Shares of
                                       Common Stock           Percent of
Name                                Beneficially Owned (2)  Common Stock (3)
- ----                                -------------------     ------------


Robert A. Carlson                       100,467                  1.19%


Stephen A. Barre                         17,654                   --

Edward L. Hennessy, Jr.                     -0-                   --


Charles S. Holmes (4)                 1,000,000                 11.82


C. Shelton James (5)                     14,793                   --

Dennis McCarthy                             -0-                   --

Richard A. Schneider                     16,812                   --

All directors and officers as a group
(7 persons)                             149,721                 13.59%

- ------------------------

- --  =  Less than 1%

(1) Directors and executive officers have sole voting power and sole investment power with respect to the shares listed opposite their names.

(2) Excludes options exercisable within 60 days of March 31, 1996 for such persons as follows: Mr. Carlson, -0-; Mr. Barre, 3,120; Mr. Hennessy, -0-; Mr. Holmes, -0-; Mr. James, 7,401; Mr. McCarthy, -0-; Mr. Schneider, -0-; and all directors and officers as a group, 16,751.


(3) The percentages of Common Stock outstanding are based on 8,459,437 shares outstanding on June 29, 1996.

(4) Excludes Warrants to purchase 1,700,000 shares of Common Stock and Additional Warrants to purchase 300,000 shares of Common Stock owned by Mr. Holmes.


(5) Excludes 385,636 shares of Common Stock, Warrants to purchase 225,000 shares of Common Stock and Notes convertible into 450,000 shares of Common Stock owned by various limited partnerships of which Fundamental Management Corporation, an investment company of which Mr. James is President and a director, as to which shares Mr. James shares voting and dispositive power.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On October 13, 1995, Charles S. Holmes loaned the Company $1,000,000 at 12% interest, and received a fee of 3% of such principal amount (the "Holmes Transaction"), and in December 1995, Mr. Holmes loaned the Company an additional $1,000,000 on the same terms, both of which loans were integrated with the Company's private placement (the "Holmes Transaction") of 12% Convertible Subordinated Notes due January 15, 2001 (the "Notes") and Warrants to purchase Common Stock (the "Warrants") and Mr. Holmes received 2,000 Units consisting of $2,000,000 aggregate principal amount of Notes and Warrants to purchase 500,000 shares of Common Stock in exchange therefor. In connection with the Holmes Transaction, Mr. Holmes became a director of the Company in October 1995. In connection with the Holmes Transaction, the Company issued Warrants to purchase an aggregate of 1,200,000 additional shares of Common Stock at $2.50 per share to Mr. Holmes for advisory services in connection with the private placement and the engagement of Commonwealth Associates as the Company's placement agent.

     In December 1995 and January 1996, Active Investors II, Ltd. loaned the Company $500,000 and $400,000, respectively, at 12% interest (the "James Transaction"), both of which loans were integrated with the James Transaction and Active Investors received 900 Units consisting of $900,000 aggregate principal amount of Notes and Warrants to purchase 225,000 shares of Common Stock in exchange therefor. On May 2, 1996, Active Investors purchased an additional 100 Units from the Company consisting of $100,000 aggregate principal amount of Notes and Warrants to purchase 25,000 shares of Common Stock. C. Shelton James, a director of the Company, is the President and a director of Active Investors. Active Investors and certain affiliated limited partnerships currently own shares of Common Stock of the Company.

     In connection with the Private Placement, the Company agreed to use its best efforts to cause the resignation of two then-current members of the Board of Directors and cause to be elected as directors two individuals acceptable to the Company and who are designated by the investors (including one designated solely by Mr. Holmes) and one designated solely by Active Investors. Dennis McCarthy was designated to serve in such capacity by Mr. Holmes, while Edward L. Hennessy, Jr. was designated to serve in such capacity by Active Investors, and each became a director of the Company on March 6, 1996.


     On May 9, 1996, the Company entered into an agreement with Charles S. Holmes, a member of the Company's Board of Directors, that in consideration of his converting the 12% Convertible Subordinated Promissory Note due 2001 of the Company in the aggregate unpaid principal amount of $2,000,000 held by him into 1,000,000 shares of Common Stock as provided in Section 6 of the Note, the Company would immediately grant him warrants to purchase 300,000 shares of Common Stock at any time and from time to time on or before February 15, 2002 at an exercise price of $3.00 per share, subject to adjustment in certain events. Such warrants are referred to herein as the Additional Warrants and such shares are referred to as the Holmes Shares and are being registered herewith.

                           DESCRIPTION OF SECURITIES

The Notes

     The Notes mature on January 15, 2001 and bear interest from the date of issuance at the rate per annum of 12%. Interest on the Notes is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year commencing April 15, 1996. In the event of a Chapter 11 or Chapter 7 bankruptcy case in which the Company is the debtor, the Notes will bear interest from the date of commencement of the case at a default rate per annum equal to the lesser of 18% or the highest such rate allowable by law. The Notes are subject to prepayment, in whole and not in part, at the option of the Company, at any time after the third anniversary of the date of issuance, without premium or penalty. Upon the occurrence of a "change in control" of the Company, each holder of the Notes will have the right to require that the Company repurchase such holder's Notes in whole and not in part, without premium or penalty, at a purchase price in cash in an amount equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase, pursuant to an offer made in accordance with the procedures described in the Notes. The Notes may not be amended in any material respect without the consent of the holders of at least 50% in aggregate principal amount of outstanding Notes. The Notes are governed by an Indenture dated as of July 15, 1996 between the Company and First Trust National Association, as trustee.

     Subordination. The indebtedness evidenced by the Notes, including any interest thereon, is subordinate and subject in right of payment to the prior payment when due in full of all Senior Indebtedness. Senior Indebtedness is defined in the Note to include, unless the terms respecting the particular indebtedness or obligation otherwise provide, the principal of, premium, if any, and any interest on, all liabilities of the Company, direct or contingent, joint, several or independent, now or hereafter existing, due or to become due, whether created directly or acquired by assignment or otherwise, under or in respect of the Credit Agreement and all extensions, renewals and refunding of any of the foregoing up to the original amount. At March 30, 1996, the amount of Senior Indebtedness outstanding was $15,175,000 which was outstanding pursuant to the Credit Agreement which provides for quarterly principal payments of $500,000 on March 31, 1996, June 30, 1996, September 30, 1996 and December 31,
1996, and $750,000 on the last day of each quarter thereafter, commencing March 31, 1997 and ending on December 31, 1998, together with accrued and unpaid interest through the applicable payment date at the prime rate plus 1 3/4% per annum. The remaining outstanding principal amount of $7,975,000 is due and payable on January 15, 1999. Upon the acceleration of any Senior Indebtedness or upon the maturity of the entire principal amount of any Senior Indebtedness by lapse of time, acceleration or otherwise, all such Senior Indebtedness which has been so accelerated or matured shall first indefeasibly be paid in full before any payment is made by the Company or any person acting on behalf of the Company on account of any obligations evidenced by the Notes. There is no sinking fund for the Notes.

     The Notes will be senior to any indebtedness of the Company's subsidiaries. At March 30, 1996, there was no such indebtedness.

     Conversion Rights. The Notes may be converted by the holders as to their principal amount into Common Stock of the Company at any time at a conversion price equal to $2.00 per share, subject to adjustment. The conversion price of the Notes will be adjusted to $1.50 or $1.00, respectively, if the Company's EBITDA falls below $6,000,000 or $4,750,000 in 1996. Should the Company sell the stock or assets of a subsidiary in 1996, such amounts will be reduced by $838,000 if the stock or assets of Wilcom are sold, $2,805,000 if the stock or assets of Codar are sold, $607,000 if the stock or assets of Systems are sold, and $1,833,000 if the stock or assets of Lynwood are sold, depending on the time of sale. The conversion price and the number of shares of Common Stock to be received upon conversion are subject to adjustment upon the occurrence of any of the following events: (i) the recapitalization of the Company or reclassification of the securities to be received upon conversion or any merger or consolidation of the Company into or with a corporation or other business entity, or the sale or transfer of all or substantially all of the Company's assets or any successor corporation's assets to any other corporation or business entity, (ii) the subdivision or combination of the shares of Common Stock to be received upon conversion, (iii) the payment of dividends or other distributions in the form of the securities to be received upon conversion, and
(iv) the issuance of shares of Common Stock at less than the conversion price. No adjustment of the conversion price is required to be made until cumulative adjustments otherwise required to be made amount to 1% or more of the conversion price last adjusted. The Company may force conversion of the Notes if, at any time prior to maturity, the closing bid price for the Common Stock exceeds $6.00 per share for thirty (30) consecutive trading days prior to the giving of notice of conversion. Fractional shares will not be issued upon conversion, but cash adjustment will be paid in lieu thereof. Interest will accrue on the Notes through the date of conversion. No payment or adjustment will be made for dividends on securities issued upon conversion.

     Restrictive Covenants. The Notes contain certain negative covenants prohibiting, among other things, the negative pledge of the Company's assets not otherwise encumbered by its senior lenders.

     Events of Default. "Events of Default" under the Notes include failure to pay principal when due or the failure to pay interest for a period of 10 days after such payment becomes due, the failure to pay other indebtedness for borrowed money in excess of $500,000 when due, or the acceleration of such indebtedness, the failure to pay any judgment in excess of $500,000 when due or stayed, and voluntary or involuntary bankruptcy of the Company. In the event that the Company defaults in making any payment of principal required to be made by the Notes, the Company shall pay interest on such defaulted amount at a rate of 18%.

     If an Event of Default occurs and is continuing, then and in every such case the holders of the Notes may declare the Notes then outstanding to be immediately due and payable by a notice in writing to the Company, whereupon the same will be immediately due and payable. A payment default will result in an increased issuance to Noteholders of warrants to purchase an amount of shares of Common Stock and until the Notes are fully repaid, the right of the Noteholders to elect a majority of the Company's Board of Directors. In the event of a Chapter 11 or Chapter 7 bankruptcy case in which the Company is the debtor, the Notes will bear interest from the date of commencement of the case at a default rate per annum equal to the lesser of 18% or the highest such rate allowable by law.

The Warrants

     Each Warrant entitles the holder thereof to purchase specified numbers of shares of Common Stock at an exercise price equal to $2.50 per share, subject to adjustment. The Exercise Price of the Warrants will be adjusted to $2.00 or $1.50, respectively, if the Company's EBITDA falls below $6,000,000 or $4,750,000 in 1996. Should the Company sell the stock or assets of a subsidiary in 1996, such amounts will be reduced by $838,000 if the stock or assets of Wilcom are sold, $2,805,000 if the stock or assets of Codar are sold, $607,000 if the stock or assets of Systems are sold, and $1,833,000 if the stock or assets of Lynwood are sold, depending on the time of sale. The Exercise Price and the number of shares of Common Stock to be received upon exercise are subject to adjustment upon the occurrence of any of the following events: (i) the recapitalization of the Company or reclassification of the securities to be received upon conversion or any merger or consolidation of the Company into or with a corporation or other business entity, or the sale or transfer of all or substantially all of the Company's assets or any successor corporation's assets to any other corporation or business entity, (ii) the subdivision or combination of shares of Common Stock to be received upon exercise, (iii) the payment of dividends or other distributions in the form of the securities to be received upon exercise, and (iv) the issuance of shares of Common Stock at less than the Exercise Price. No adjustment of the Exercise Price is required to be made until cumulative adjustments otherwise required to be made amount to 1% or more of the Exercise Price last adjusted. Warrants will be exercisable, at any time and from time to time, on or before 5:30 p.m., local time, on or before February 15, 2002 (the "Expiration Date") by delivery of an Exercise Notice duly completed and tendering of the aggregate Exercise Price. Each Warrant may be exercised in whole or in part so long as any exercise in part would not involve the issuance of fractional shares of Common Stock.

     Discussion of the Notes and Warrants in this Prospectus is qualified entirely by reference to the forms of the Note and Warrant filed by the Company with the Commission.

Common Stock


     The Company is authorized to issue 25,000,000 shares of Common Stock, par value $.10 per share. As of June 29, 1996, 8,459,437 shares of Common Stock were outstanding.


     Voting Rights. Holders of shares of Common Stock are entitled to one vote for each share of Common Stock held. Under New York law, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve, among other matters, an amendment of the certificate of incorporation if the rights or preferences of such holders would be subordinated or otherwise adversely affected thereby.

     Dividends. If all cumulative dividends shall have been paid as declared or set apart for payment upon shares of Preferred Stock then outstanding, if any, holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Company's Board of Directors out of funds legally available for such purpose. The Credit Agreement prohibits the payment of cash dividends, but permits stock splits and dividends payable solely in shares of any class of its capital stock. See "Trading Information" below.

     Liquidation Rights. Upon liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets available for distribution after payment in full of creditors and after the preferential rights of holders of shares of Preferred Stock then outstanding, if any, have been satisfied.

     Other Provisions. The holders of Common Stock are not entitled to preemptive or subscription rights. The affirmative vote of the holders of 80% of all Common Stock of the Company shall be required for the adoption or authorization of (i) a business combination (as defined in the Certificate of Incorporation) with any other entity (as defined in the Certificate of Incorporation) if, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other entity is the beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of Common Stock, or (ii) a proposed dissolution of the Company or a proposed amendment of the Certificate of Incorporation of the Company which would either change the entitlement of the holders of shares of Common Stock of the Corporation to vote in the election of directors or would authorize the Company to issue either shares of capital stock (other than shares of its Common Stock) or bonds, debentures or other obligations, which, if issued, would or could be entitled to vote in the election of directors if, as of the record date for the determination of shareholders entitled to notice of and to vote on such proposed dissolution or such proposed amendment, any other entity (as defined in the Certificate of Incorporation) is the beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of Common Stock; provided that such 80% voting requirement shall not be applicable to the adoption or authorization of a business combination if certain circumstances, detailed in the Certificate of Incorporation, exist. This provision may have the effect of discouraging attempts by a person or group to take control of the Company. See "RISK FACTORS
- -- Anti-takeover Restrictions."

     All issued and outstanding shares of Common Stock are, and the Common Stock reserved for issuance upon conversion of the Notes and exercise of the Warrants will be, when issued, fully-paid and non-assessable.

Preferred Stock

     The Company is authorized to issue 2,000,000 shares of preferred stock, no par value (the "Preferred Stock"), none of which are currently outstanding. The Board of Directors of the Corporation is authorized to establish and designate series of Preferred Stock and to fix from time to time before issuance the number, designation, relative rights, preferences and limitations (including, without limitation, participating, voting, optional or other special rights), of the shares of any series of Preferred Stock. Except to the extent, if any, that holders of issued and outstanding shares of preferred Stock are entitled to vote, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the Common Stock.

Registration Rights

     The Company has agreed to include the Notes, the Warrants and the shares of Common Stock reserved for issuance upon conversion of the Notes and Exercise of the Warrants (collectively, the "Registrable Securities") in any registration statement filed with the Commission, at any time prior to December 31, 2005, with respect to any future public offerings initiated by the Company or any selling shareholders (the "Piggy-Back Rights") and holders of a majority in interest of the Registerable Securities will have the right, which right may be exercised no more than twice, to demand, at any time prior to January 15, 2006, that the Company file a registration statement with the Commission with respect to the Registrable Securities (the "Demand Rights"). The Company will bear all fees and expenses incurred in the preparation and filing of any registration statement relating to the exercise of Piggy-Back Rights and the first exercise of Demand Rights.

Trading Information

     The Common Stock trades on The Nasdaq Stock Market under the symbol NATL. The table below sets forth for the periods indicated the high and low sale prices for the Common Stock as adjusted for stock dividends and stock splits as compiled from published sources.


                   Period                    High                Low
                   ------                    ----                ---
               1996
               First Quarter               $ 2  3/8            $ 1  7/16
               Second Quarter              $ 3  7/8            $ 2

               1995
               First Quarter               $ 3                 $ 1  7/8
               Second Quarter                3  1/2              2  1/8
               Third Quarter                 3  1/4              1  1/4
               Fourth Quarter                2  3/8              1  1/8

               1994
               First Quarter                 7                   5  3/16
               Second Quarter                5  7/8              3  5/8
               Third Quarter                 4  7/8              2  7/8

     As of June 27, 1996, the approximate number of record holders of the Common Stock as determined from the records of the transfer agent, American Stock Transfer & Trust Company, was 665. Street names are included collectively as a single holder of record. Management estimates that the Company has approximately 2,000 additional shareholders holding stock in street names.


     The Notes will not be listed for trading following the filing of this Prospectus.


     There have been no cash dividends declared or paid on the Common Stock during the past five years. The Credit Agreement prohibits the payment of cash dividends. A 4% stock dividend on the Common Stock was paid to shareholders of record on February 25, 1994.

Transfer Agent

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York. The Company acts as its own transfer agent with respect to the Notes and Warrants.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the material United States federal income tax considerations applicable to the purchase, ownership and disposition of the Notes and the Warrants, and of the Common Stock received upon conversion of the Notes or exercise of the Warrants. This summary is limited solely to investors who acquire securities pursuant to this Prospectus and who own the Notes and the Warrants, and any Common Stock received on conversion of the Notes or exercise of the Warrants, as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based upon the provisions of the Code and the regulations, administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the Internal Revenue Service (the "Service") will take a similar view as to any of the tax consequences described below. No ruling has been or will be requested from the Service on any tax matters relating to the purchase or the ownership or disposition of the Securities.

     This summary does not purport to deal with all aspects of United States federal income taxation that may be relevant to a particular holder or to certain types of holders subject to special treatment under the federal income tax laws (for example, S corporations, banks, dealers in securities, life insurance companies, tax exempt organizations and foreign taxpayers) or to investors who acquired their interest in the securities covered by this Prospectus pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the following summary does not consider the potential effect of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations. This discussion is not intended as tax advice to the purchasers of the Securities.

     The Service announced in 1994 that it is studying the federal income tax treatment of debt instruments which can be repaid in stock of an issuer and that, in appropriate circumstances, such debt instruments may be recharacterized as equity for federal income tax purposes. The Company believes that the Notes should be characterized as debt for federal income tax purposes, and the following discussion assumes such treatment. However, because the Company can require conversion of the Notes in certain circumstances, there can be no assurance that the Service will not challenge this position.

     Investors are advised to consult their own tax advisors with respect to the consequences to them of the purchase, ownership and disposition of the securities offered hereby.

Allocation of Issue Price of Units Among the Notes and the Warrants; Initial Adjusted Basis

     As stated above, the Notes and the Warrants were issued together as "investment units" in the Private Placement. Under applicable Treasury Regulations, the original issue price for such an investment unit must be allocated between the Notes and the Warrants based upon their relative fair market values. Thus, the original issue price of each Note is equal the issue price of an overall Unit less the amount allocable to the Warrant.

     The Company has allocated $875 of the issue price of each Unit to each $1,000 principal amount of the Notes and $125 of such amount to each Warrant to purchase 250 shares of Common Stock (at $.50 each). The Company's allocation reflects its judgment as to the relative fair market values of those instruments at the time of issuance, but is not binding on the Service.

     The Company's allocation of the issue price of the Units is binding on holders of the instruments, unless a holder discloses the use of a different allocation on its federal income tax return for the year that includes the acquisition date of the Note and/or Warrant. Holders considering the use of an issue price allocation different from that used by the Company should consult their tax advisors as to the consequences thereof.

     Each Note is legended to indicate the issue date of such Note and the portion of the issue price of the Unit which, in the Company's opinion, is properly allocable to the Note.

     An investor who acquires a Note or a Warrant from a Selling Securityholder will receive an initial tax basis in such security equal to his cost therefor.

Taxation of Interest

     Each holder of a Note will be required to report, as ordinary income, stated interest on the Note in accordance with such holder's tax accounting method. For example, accrual method holders will report the interest on the Notes as it accrues, and cash method holders will report such interest when it is received or unconditionally made available for receipt.

Original Issue Discount on the Notes

     For federal income tax purposes, when a debt instrument is issued at a discount, the amount of such discount ("original issue discount" or "OID") is treated as interest income, and the holder of such instrument must include such OID in his income for the period during which the OID accrues even though no cash attributable to such OID income will be received until maturity, redemption or other disposition of the debt instrument.

     The amount of OID, if any, on a debt instrument is the difference between its "issue price" and its "stated redemption price at maturity" (subject, generally, to a statutory de minimis exception). The portion of any such OID that is to be accrued (and included in income) with respect to a debt instrument with a maturity of more than one year generally will be determined for each accrual period during the term of such debt instrument under the constant yield method, applied by multiplying the adjusted issue price of the debt instrument at the beginning of the accrual period by its yield to maturity, and subtracting from that product the amount of any interest payments made during that accrual period that are based on a single fixed rate and are payable unconditionally in cash or in property (other than debt instruments of the issuer) at intervals of one year or less during the entire term of the debt instrument ("Qualified Stated Interest"). The resulting amount is allocated ratably to each day in the accrual period, and the amount includible in a holder's income (whether on the cash or accrual method of accounting) with respect to the debt instrument is the sum of the resulting daily portions of OID for each day of the taxable year on which the holder held the debt instrument.

     The adjusted issue price of a debt instrument at the beginning of any accrual period is equal to its original issue price increased by all previously accrued OID and reduced by the amount of all previous payments made on such debt instrument other than payments of Qualified Stated Interest. Generally, the tax basis of a debt instrument in the hands of the holder will be increased and decreased, respectively, by the same amounts.

     Because of the required allocation of a portion of the issue price for the Units to the Warrants (see discussion above), the stated redemption price at maturity for the Notes exceeded their issue price

(after giving effect to such allocation). Accordingly, the Notes were issued with OID equal to this excess. The Company believes the amount of OID per each $1,000 principal amount of the Notes is $125.

     A purchaser of Notes from a Selling Securityholder will generally be required to include in his gross income in advance of the receipt of cash representing that income the sum of the daily portions of OID on his Notes for each day during each taxable year or portion thereof on which he holds such Notes in the same manner as the Selling Securityholder. (These amounts are in addition to the actual interest payments on the Notes.) An investor that acquires Notes from a Selling Securityholder for an amount that exceeds their adjusted issue price at the time of such acquisition will, however, be considered to have purchased such Notes at an acquisition premium. The amount of OID which any such investor is required to include in income with respect to such Notes for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

     The Company will furnish annually to record holders of the Notes and to the Service information with respect to the OID, if any, accruing during the calendar year (as well as interest paid during that year). Because this information will be based upon the adjusted issue price of the Notes, investors who purchase the Notes from the Selling Securityholders for an amount in excess of the adjusted issue price at the time of such acquisition will be required to determine for themselves (based upon the rules described above) the amount of OID, if any, they are required to report. Moreover, as stated above, the Service may not agree with the original issue price allocated by the Company to the Notes.

     On December 15, 1994 the Service issued proposed regulations governing the inclusion in income of OID for certain contingent payment debt instruments (the "Proposed Regulations"). The Proposed Regulations are effective only for debt instruments issued after such regulations become final, and accordingly do not apply to the Notes. The Service could, however, assert that the inclusion of a default rate of interest applicable upon the occurrence of a bankruptcy of the Company, and the right of the Company to prepay the Notes prior to their scheduled maturity, give rise to contingent payments within the meaning of the Proposed Regulations. If the Service were successful in such an assertion, the resulting OID analysis could differ from that set forth herein.

Market Discount

     The income which an investor who acquires a Note from a Selling Securityholder must recognize may also be affected by the market discount provisions of the Code. Debt instruments such as the Notes which bear OID are considered to have been purchased at a market discount if, subsequent to their original issuance, they are purchased at a price below their adjusted issue price.

     Under the market discount rules, if such an investor purchases a Note at a market discount in excess of a statutorily-defined de minimis amount and thereafter recognizes gain upon a disposition or retirement of the Note, then the lesser of the gain so recognized or the portion of the market discount that accrued while the Note was held by such investor generally will be treated as ordinary income at the time of the disposition. Moreover, any such market discount on a Note may be taxable to such an investor at the time of certain otherwise non-taxable transactions (e.g., gifts). In addition, a holder of a market discount Note may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such Note until the holder disposes of the Note in a taxable transaction.

     Neither the rule treating accrued market discount as ordinary income on disposition nor the rule deferring interest deductions applies if the holder of the market- discount Note elects to include the accrued market discount in income currently. This election to include market discount in income currently, once made, applies to all market discount obligations acquired during or after the first taxable year to which the election applies and may not be revoked without the consent of the Service.

Conversion of Notes into Common Stock

     In general, no gain or loss will be recognized for federal income tax purposes upon a conversion of the Notes into shares of Common Stock. However, cash paid in lieu of a fractional share of Common Stock will result in taxable gain (or loss), which will be capital gain (or loss), to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted basis of the Note allocable to such fractional share. The adjusted basis of shares of Common Stock received on conversion will equal the adjusted basis of the Note converted, reduced by the portion of adjusted basis allocated to any fractional share of Common Stock exchanged for cash. The holding period of an investor in the Common Stock received on conversion will include the period during which the converted Notes were held.

Exercise of Warrants

     No gain or loss will be recognized upon the exercise of a Warrant (except to the extent, if any, of cash received in lieu of fractional shares). The holder's tax basis in the Common Stock acquired on such exercise will be the sum of his tax basis in the Warrants exercised and the cash paid upon exercise. The holding period for the Common Stock acquired on such exercise will begin on the date of exercise of the Warrant and will not include the period during which the Warrant was held.

     Upon expiration of an unexercised Warrant, a holder will generally recognize a loss equal to such holder's adjusted tax basis in the Warrant. If the Common Stock issuable upon exercise of the Warrant would have been a capital asset of the holder if acquired by the holder, such loss will be a capital loss.

Adjustment of Conversion Price

     The conversion ratio of the Notes and the Warrants is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the Notes and of the Warrants as having received a constructive distribution, resulting in ordinary income (subject to a possible dividend-received deduction in the case of corporate holders) to the extent of the Company's current and/or accumulated earnings and profits, if, and to the extent that, certain adjustments in the conversion ratio increase the proportionate interest of a holder of Notes or Warrants in the fully diluted Common Stock, whether or not such holder ever exercises its conversion privilege. Such a constructive distribution could result from the adjustment of the conversion price for the Notes or the Warrants attributable to the failure of the Company to meet certain specified adjusted earnings levels for 1996. Adjustments to the conversion ratio of the Notes and the Warrants also may occur in other limited circumstances. Moreover, if there is not a full adjustment to the conversion ratio of the Notes or the Warrants to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Common Stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the Common Stock could be treated as a distribution to such holders of Common Stock, taxable as ordinary income (subject to a possible dividends-received deduction in the case of corporate holders) to the extent of the Company's current and/or accumulated earnings and profits. The Company intends that there be a full adjustment to the conversion ratio of the Notes and the Warrants in any such event. Accordingly, the holders of Common Stock should not be deemed to receive any such taxable dividend distribution under Section 305 of the Code.

Dividends on Common Stock

     Distributions on the shares of Common Stock into which Notes have been converted or which were received on the exercise of the Warrants will be taxable as dividends (i.e., as ordinary income) to the extent of the Company's current and/or accumulated earnings and profits. To the extent that the amount of any such distribution exceeds the Company's current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the Common Stock (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the investor on a subsequent disposition of the Common Stock), and the balance in excess of adjusted basis will be taxed as if it were capital gain recognized on a sale or exchange of such stock.

     Subject to certain holding period and taxable income requirements imposed by the Code, a distribution to a corporate shareholder that is treated as a dividend may qualify for the 70% (or, in certain cases, 80%) dividends-received deduction available under the Code. However, to the extent that the corporate shareholder incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends-received deduction may be disallowed. In addition, dividend income that is not subject to the regular federal income tax as a consequence of the dividends-received deduction may be subject to the federal alternative minimum tax. Finally, the tax basis of stock held by a corporate shareholder may be reduced (but not below zero) by the non-taxed portion of any "extraordinary dividend" (as defined in Section 1059 of the Code) that is received with respect to such stock. To the extent a corporate holder's tax basis would have been reduced below zero but for the foregoing limitation, such holder must increase the amount of gain recognized on the ultimate sale or exchange of such stock for the taxable year in which such sale or exchange occurs.

Disposition of Notes and Common Stock

     Subject to the discussion above under "Conversion of Notes into Common Stock," each holder of Notes generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of the Notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) the holder's adjusted tax basis in the Notes. Subject to certain special rules under Section 302 of the Code in the case of redemptions (whereunder the total proceeds received by a seller of Common Stock may be treated as a dividend) and to the discussion of Section 1059 of the Code under "Dividends on Common Stock," above, in cases of significant "extraordinary dividends," each holder of Common Stock received upon a conversion of the Notes or an exercise of the Warrants, in general, will recognize gain or loss upon the sale, exchange, redemption or other disposition of the Common Stock in an amount determined similarly to the calculation described in the preceding sentence for the Notes. Any gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a Note or Common Stock held as a capital asset will be capital gain or loss (except as discussed under "Market Discount" above). Such capital gain or loss will be long-term capital gain or loss if the Note or the Common Stock has been held for more than one year at the time of the sale or exchange, and otherwise will be a short-term capital gain or loss.

Effect on Holders of Sale of Warrants

     The sale of a Warrant other than to the Company will result in the recognition of capital gain or loss to the holder if the Warrant is held as a capital asset and the Common Stock issuable upon exercise would have been a capital asset if acquired. The gain or loss will be measured by the difference between the amount realized and the holder's basis in the Warrant, and will be long-term or short-term capital gain or loss depending on whether the Warrant has been held for more than one year. If the Warrants are sold to the Company, the Service may contend that the repurchase of Warrants by the Company is a relinquishment of the holder's contractual rights and not a sale or exchange of property. If the Service were to prevail on this argument, gain or loss on the repurchase of Warrants would be ordinary income or loss even if the Warrants were held as capital assets.

Back-Up Withholding

     A holder of Common Stock or Notes may be subject to "back-up withholding" at a rate of 31% with respect to certain "reportable payments," which generally include interest and dividend payments. These back-up withholding rules apply if such holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to back-up withholding. Any amount withheld from a payment to an investor under the back-up withholding rules is creditable against such investor's federal income tax liability, provided the required information is furnished to the Service. Back-up withholding will not apply, however, with respect to payments made to certain holders of Common Stock and Notes, including corporations, tax-exempt organizations and certain foreign persons, provided their exemption from back-up withholding is properly established.

     The Company will report to the holders of Common Stock and Notes and to the Service the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payments on such securities.

Consequences to the Company

     The Company is generally required to deduct the OID, if any, on the Notes as it is included in income by the holder, except that the deductions taken by the Company will be determined without regard to any reduction in the amount of OID included in the income of any investor who acquires Notes at an acquisition premium (discussed above). The Company should not recognize income if it redeems or acquires the Notes from holders for a price equal to the principal amount of the Notes less unamortized OID or upon conversion of the Notes. If the Company acquires, or is considered to have acquired, Notes for a lesser price, the Company may be required to recognize income or may be entitled to elect to postpone recognizing such income by reducing its tax basis in other assets. Alternatively, if the Company acquires the Notes for a greater price, the Company may be entitled to a deduction equal to such excess.

     The Company should not recognize any gain or loss on the conversion by Charles S. Holmes of his Notes as described above under "Certain Relationships and Related Transactions" or on the issuance by the Company of the Additional Warrants in connection with such conversion.


Section 382

     As of December 31, 1995, the Company had net operating losses ("NOLs") available for carryforward for federal income tax purposes equal to approximately $10 million.

     Under Section 382 of the Code, a corporation's ability to utilize NOLs (as well as certain unrealized "built-in losses") to offset its income following an "ownership change" (as described below) is generally limited on an annual basis to an amount of income equal to the product of the fair market value of such corporation's outstanding stock immediately before the ownership change and the "long-term tax-exempt rate."

     An ownership change occurs under Section 382 if the percentage of stock of the loss corporation owned actually or constructively by one or more 5-percent shareholders increases by more than 50 percentage points relative to the lowest percentage of stock of the loss corporation owned by those 5-percent shareholders at any time during a statutory "testing period" (generally the three-year period ending on the testing date). A "5-percent shareholder" is one who owns at least 5 percent of the stock of the loss corporation (not including certain nonvoting, nonparticipating preferred stock), and all stock owned by shareholders who are not 5-percent shareholders (hereinafter referred to as public shareholders) is generally treated as being owned by one 5-percent shareholder. In addition, under Section 382 and the regulations promulgated thereunder, public shareholders of a loss corporation may be segregated into two or more separate groups, each of which is treated as a separate 5-percent shareholder. Public shareholders who receive stock from a loss corporation as a result of certain types of transactions will be segregated and treated separately from the public shareholders who owned stock of the loss corporation prior to the transaction.


     Certain provisions under the Treasury Regulations treat options to acquire stock of a loss corporation such as the Company as currently exercised for purposes of determining whether an ownership change subject to Section 382 has occurred. Among other requirements, such provisions require generally that a principal purpose of the issuance, transfer or structuring of the option is to avoid or ameliorate the impact of an ownership change of the loss corporation. The Company believes that such principal purpose does not exist, and therefor it would not appear that the issuance of the Notes and the Warrants would result in a deemed exercise of all related conversion and purchase rights under these provisions. It is not possible to predict with accuracy the timing and potential effect under Section 382 of any future actual exercise of conversion rights under the Notes or purchase rights under the Warrants. It is possible that the actual exercise of such rights could result in an ownership change under Section
382. If such an ownership change were to result, the Company's prospective ability to utilize its NOLs would be limited as described above. At the date of this Prospectus, except for the conversion by Charles S. Holmes of $2,000,000 of aggregate unpaid principal amount of the Notes effective on May 9, 1996 (see "Certain Relationships and Related Transactions" above), no Notes have been converted into, and no Warrants have been exercised to purchase, Common Stock, and the Company does not expect that any additional significant amount of the Notes would be converted into Common Stock, or that any significant number of the Warrants would be exercised, prior to 1997.

Pending Legislation

     During the latter part of 1995, there were presented before Congress certain legislative proposals which, if enacted into law, may affect portions of the above tax discussion, including a reduction in tax on capital gains and provisions modifying certain of the extraordinary dividend rules of Section 1059 of the Code. Investors should consider the potential effect of the possible enactment into law of these provisions in making their investment decision.

     On March 19, 1996, President Clinton released a set of legislative proposals as a part of his plan to balance the federal budget. These proposals include, among other things, proposals to (i) deny a deduction for interest and OID for certain long-term debt as well as for certain debt which is mandatorily convertible into the issuer's stock or is so convertible at the issuer's option,
(ii) defer the deduction for OID on convertible debt until actual payment (which would exclude conversion) of the debt, and (iii) reduce the 70-percent dividends-received deduction to 50 percent. The Company cannot predict with any degree of certainty which, if any, of the president's proposals will ultimately become law or, if enacted into law, what the effective dates of such provisions would be. Investors should consider the potential effect of the President's proposals in making their investment decision.

     THE FOREGOING SUMMARY IS NOT INTENDED AS TAX ADVICE TO THE PURCHASERS OF THE SECURITIES. EACH PURCHASER IS URGED TO CONSULT WITH SUCH PURCHASER'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE INVESTMENT IN THE SECURITIES TO SUCH PURCHASER'S OWN PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS.

                            SELLING SECURITYHOLDERS

     All of the Securities being offered hereby are being offered on behalf of the Selling Securityholders.

     The Noteholders and the Warrantholders acquired the Notes and the Warrants in conjunction with the Private Placement which was consummated on February 15, 1996, February 23, 1996 and February 29, 1996. The lead investor in the Private Placement, Charles S. Holmes, serves as a director of the Company. See "MANAGEMENT -- Directors and Executive Officers of the Company," "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." Commonwealth Associates served as the Company's Placement Agent in connection with the private placement and received its Warrants as partial compensation for such service.

     The Bank Lenders acquired the shares of Common Stock owned by them on or about April 12, 1996 pursuant to the Credit Agreement. The Bank Lenders currently serve as the Company's primary bank lenders pursuant to the Credit Agreement.

     Active Investors acquired 363,636 shares of Common Stock on November 3, 1994 pursuant to the Stock Purchase Agreement. C. Shelton James, a director of the Company, is the President and a director of Active Investors. Active Investors and certain affiliated limited partnerships currently own shares of Common Stock of the Company as well as Notes and Warrants. See "MANAGEMENT
- --Directors and Executive Officers of the Company," "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."


     Mr. Holmes acquired the Holmes Shares upon conversion of the Notes of the Company in the aggregate unpaid principal amount of $2,000,000 held by him into 1,000,000 shares of Common Stock of the Company. See "MANAGEMENT -- Directors and Executive Officers of the Company," "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

     Arthur Freilich beneficially owns five shares of Common Stock.


     Except as otherwise noted, the Selling Securityholders have advised the Company that they do not own any shares of Common Stock in addition to the Shares.


     The Selling Securityholders have indicated that they intend to sell all of the Securities set forth opposite their names below. The number of Securities which may actually be sold by the Selling Securityholders will be determined from time to time by such Selling Securityholders and will depend on a number of factors including the price of the Securities from time to time. The table below sets forth information as of August 13, 1996 concerning the beneficial ownership of the Securities by the Selling Securityholders. All information as to the beneficial ownership has been furnished to the Company by the Selling Securityholders.




Name                              Amount of     Warrants         Shares Presently  Percent of
and Address                       Notes         Presently Owned  Owned             Class
- -----------                       -----         ---------------  -----             -----
Active Investors II, Ltd.         $  1,000,000  250,000          363,636
4000 Hollywood Boulevard
Suite 610 North
Miami, FL  33021


The Bank of New York                                             125,000
One Wall Street
New York, NY 10286

Chemical Bank                                                    125,000
7600 Jericho Turnpike
Woodbury, New York 11797

Christopher P. Baker              $   50,000       12,500
4 Rollins Place
Boston, MA  02114

Hans C. Bodmer                    $   75,000       18,750
Muehlestrasse 15
8803 Rueschlikon
Switzerland

Churchill Associates L.P.         $  125,000       31,250
by Churchill International, Inc.
G.P.
by James Pinto, President
1149 Windsong Trail
Richardson, TX  75081

William Forman                    $  200,000       50,000
70 Timber Ridge Drive
Holbrook, NY  11741

Arthur Freilich                   $  100,000       25,000
11 Radnor Road
Plainview, NY  11803

Sydney J. Goldstein               $   57,000       14,250
IRA Account
P.O. Box 24181
2741 Kersdale Road
Cleveland, OH  44124



Name                              Amount of     Warrants         Shares Presently  Percent of
and Address                       Notes         Presently Owned  Owned             Class
- -----------                       -----         ---------------  -----             -----


The Hart Family Trust             $   50,000       12,500
Andrew B. Hart and
Loni A. Hart, Trustees
12570 Skyline Blvd.
Oakland, CA  94619


Charles S. Holmes                               1,700,000*       1,000,000
117 Whites Lane
Southampton, NY  11968


Information Age Partners, LP.     $   50,000       12,500
by Newmark Research, G.P.
by Amy Newmark, President
18 Sidney Lanier Lane
Greenwich, CT  06831

Michael T. Jackson Trust          $  200,000       50,000
Michael T. Jackson, Trustee
71 Bellevue Avenue
Belvedere, CA  94920

David S. Lawi                     $   25,000        6,250
3 Ramapo Trail
Harrison, NY  10528

MK'S OMO Contracting Inc.         $   25,000        6,250
Employees' Profit Sharing Trust
Sanford Kirschenbaum, Trustee
P.O. Box 847
East Brunswick, NJ  08816

Timothy Moran                     $  100,000       25,000
33 Woodland Drive
Bayport, NY  11705

Orbis Pension Trustees Ltd.       $1,000,000      250,000
David J. Lewis,
Investment Manager
1 Connaught Place
London W2 2DY
England

Claudia C. Rouhana                $   25,000         6,250
5 Prospect Lane
Sands Point, NY  11050


Name                              Amount of     Warrants         Shares Presently  Percent of
and Address                       Notes         Presently Owned  Owned             Class
- -----------                       -----         ---------------  -----             -----


William J. Rouhana, Jr.           $   25,000         6,250
5 Prospect Lane
Sands Point, NY  11050


S & A Enterprises, Inc.           $   55,000       13,750
Profit Sharing Fund
Sydney J. Goldstein, Trustee
P.O. Box 24181
2741 Kersdale Road
Cleveland, OH  44124

Leonard M. Schiller              $   50,000       12,500
1110 N. Lake Shore Drive
Apt. 9S
Chicago, IL  60611


Philip J. Schiller               $   50,000       12,500
1419 Waverly Road
Highland Park, IL  60035

William R. Schoen                $   25,000        6,250
5 Kenilworth Court
Novato, CA  94945

SJG Management, Inc.             $  100,000       25,000
Profit Sharing Fund
Sydney J. Goldstein, Trustee
P.O. Box 24181
2741 Kersdale Road
Cleveland, OH  44124

S.J. Warner Charitable           $  100,000       25,000
Remainder Unitrust
Stephen J. Warner, Trustee
1617 N. Flagler Dr.
Apt. 4A
West Palm Beach, FL  33407

Tel Com Partners L.P.            $  100,000       25,000
by James Pinto, G.P.
10369 Blue Arrow Ct.
Columbia, MD  21044-4123


Name                              Amount of     Warrants         Shares Presently  Percent of
and Address                       Notes         Presently Owned  Owned             Class
- -----------                       -----         ---------------  -----             -----


Winfield Capital Corp.            $  400,000      100,000
c/o Paul A. Perlin, CEO
237 Mamaroneck Avenue
White Plains, NY  10605

Michael S. Falk, IRA              $   25,000         6,250
One Beekman Place, Apt. 15A
New York, NY  10022

Robert O'Sullivan                 $   10,000       21,230
215 East 95th Street, Apt. 33B
New York, NY  10128

E&M RP Trust                      $  400,000      100,000
Edward H. Shea, Jr., Trustee
655 Brea Canyon Road
Walnut, CA  91789

Tahoe Partnership I               $  100,000       25,000
Peter O. Shea, Managing Partner
655 Brea Canyon Road
Walnut, CA  91789

Siam Partners II                  $  100,000       25,000
Edmund H. Shea, Jr.,
Managing Partner
655 Brea Canyon Road
Walnut, CA  91789


Patrick H. Miller Jr. and         $  200,000        50,000
Lee M. Miller, JTWROS
1266 W. Pacesferry Rd, N.W.
Suite 457
Atlanta, GA  30327


Gerald B. Cramer                  $  600,000       150,000
1330 Journeys End Road
Croton-on-Hudson, NY  10520


Weiss Peck & Greer, Trustee       $  200,000       50,000
IRA Account of
S. Marcus Finkle
1 New York Plaza, 31st Floor
New York, NY  10004



Name                              Amount of     Warrants         Shares Presently  Percent of
and Address                       Notes         Presently Owned  Owned             Class
- -----------                       -----         ---------------  -----             -----


Paul D. Goldenheim                $   10,000        2,500
4 Bald Hill Place
Wilton, CT  06897

David Morley                      $   20,000         5,000
2 Longbeach
Corey Groville, Jersey
Channel Islands


Edward J. Rosenthal ISERP         $  100,000       25,000
707 Westchester Avenue
White Plains, NY  10604


Cameron Capital Ltd.              $  200,000       50,000
10 Cavendish Road
Hamilton HM 19
Bermuda


Keith Rosenbloom                  $   15,000       76,350
Commonwealth Associates
733 Third Avenue
New York, NY  10017


Jo-Bar Enterprises, LLC           $  100,000       25,000
By Joel A. Stone, Managing
Member
8700 Bryn Mawr, 9th Floor
Chicago, IL  60062

Lawrence Field                    $  100,000       25,000
2540 East 28th
Tulsa, OK  74114


J. Michael Wolfe                  $  100,000       25,000
403 Greenwood Avenue
Clarksville, TN  37040


Kent A. Rodriguez                 $   25,000         6,250
7020 Lanham Lane
Edina, MN  55439


Name                              Amount of     Warrants         Shares Presently  Percent of
and Address                       Notes         Presently Owned  Owned             Class
- -----------                       -----         ---------------  -----             -----


Benjamin Rosenbloom               $   50,000       12,500
44 Coconut Road
Palm Beach Towers,
Apt. A321
Palm Beach, FL 33480

Commonwealth Associates                          218,870
733 Third Avenue
New York, NY  10017

Ed Downe                                          50,000
c/o Commonwealth Associates
733 Third Avenue
New York, NY  10017

James Pinto                                      200,000
1149 Windsong Trail
Richardson, TX 75081


Michael S. Falk                                  210,000
c/o Commonwealth Associates
733 Third Avenue
New York, NY  10017

Beth Lipman                                        5,000
c/o Commonwealth Associates
733 Third Avenue
New York, NY  10017

Vincent Labarbara                                  9,000
c/o Commonwealth Associates
733 Third Avenue
New York, NY  10017

Lisa Jagerman                                    10,000
c/o Commonwealth Associates
733 Third Avenue
New York, NY  10017

Eric Rand                                        12,000
c/o Commonwealth Associates
733 Third Avenue
New York, NY  10017



Name                              Amount of     Warrants         Shares Presently  Percent of
and Address                       Notes         Presently Owned  Owned             Class
- -----------                       -----         ---------------  -----             -----
Paul Sterios                                      8,000
c/o Commonwealth Associates
733 Third Avenue
New York, NY  10017

James L. Lynch                                   20,000
c/o Commonwealth Associates
733 Third Avenue
New York, NY  10017


                             PLAN OF DISTRIBUTION

     The Securities are being sold by the Selling Securityholders for their own account; the Company will not receive any proceeds from the sales of the Securities by the Selling Securityholders. The Selling Securityholders are not restricted as to the price or prices at which they may sell the Securities. The proceeds to the Selling Securityholders from the sale of the Securities will be the purchase price of such Securities sold less the agents' or brokers' discounts or commissions and other expenses of issuance and distribution not borne by the Company. Further, the Selling Securityholders are not restricted as to the number of Securities which may be sold at any one time.

     The Selling Securityholders, or their pledgees, donees, transferees or other successors, may sell the Securities in any of three ways: (i) through broker-dealers; (ii) through agents or (iii) directly to one or more purchasers. The distribution of the Securities may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (A) in the over-the-counter market, (B) in transactions otherwise than in the over-the-counter market or (C) through the writing of options on the Securities (whether such options are listed on an options exchange or otherwise). Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Securityholders may effect such transactions by selling Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or commissions from purchasers of Securities for whom they may act as agent (which discounts, concessions or commissions as to a particular broker-dealer might be in excess of those customary in the types of transactions involved). There is no plan to offer such Securities through underwriters or any existing arrangement between the Selling Securityholders and any broker or dealer.

     In connection with any sales, the Selling Securityholders and any broker-dealer participating in such sales may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the Securities against certain liabilities, including liabilities arising under the Securities Act.

     The Selling Securityholders must comply with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder in offers and sales of their Securities. In particular, the Selling Securityholders may not: (i) pay commissions or finder's fees to anyone other than normal brokers' commissions paid to their brokers who execute orders for sales; (ii) bid for or purchase for their own account or the account of any affiliate or induce others to bid for or purchase any of the Company's shares, including the Securities, until the Securities have been sold; or (iii) make any bids for or purchases of such shares, directly or indirectly, for the purpose of stabilizing the price of the Common Stock. Additionally, the Selling Securityholders, including brokers through whom their sales are made as well as dealers who purchase the Securities being offered hereby for resale, must comply with the Prospectus delivery requirements of the Securities Act during the term of this offering.

                                 LEGAL MATTERS

     The legality of the Securities offered hereby will be passed upon for the Company by Whitman Breed Abbott & Morgan, New York, New York.


                                    EXPERTS

     The consolidated financial statements and schedule of NAI Technologies, Inc. and subsidiaries as of December 31, 1995 and 1994 and for each of the years in the three year period ended December 31, 1995 have been included herein and in the Registration Statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein upon the authority of such firm as experts on accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULES

                                                                  Page
                                                                  ----


Independent Auditors' Report                                       68

Consolidated Balance Sheets at December 31, 1995 and 1994          69

Consolidated Statements of Operations - Years ended                70
   December 31, 1995, 1994 and 1993

Consolidated Statements of Shareholders' Equity -                  71
   Years ended December 31, 1995, 1994 and 1993

Consolidated Statements of Cash Flows - Years ended                72
   December 31, 1995, 1994 and 1993

Notes to Consolidated Financial Statements                         73

Consolidated Balance Sheets at
   June 29, 1996 (unaudited) Consolidated and December 31, 1995    96

Consolidated Statements of Operations - (unaudited)
   Three months ended June 29, 1996 and                            97
   July 1, 1995 Consolidated

Consolidated Statements of Operations - (unaudited)
   Six months ended June 29, 1996 and                              98
   July 1, 1995 Consolidated

Consolidated Statements of Cash Flows - (unaudited)
   Six months ended June 29, 1996 and                              99
   July 1, 1995 Consolidated

Other Financial Information                                       100

Independent Auditors' Report                                      101

Consolidated Financial Statement Schedules:
   II - Valuation and Qualifying Accounts                         102

                         Independent Auditors' Report

The Board of Directors
and Stockholders
NAI Technologies, Inc.

We have audited the accompanying consolidated balance sheets of NAI Technologies, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NAI Technologies, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                                KPMG PEAT MARWICK LLP



March 1, 1996
Boulder, Colorado

                   NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                         Consolidated Balance Sheets

                                                              December 31,
(in thousands, except share amounts)                      1995            1994
                                                          ----            ----
ASSETS
Current Assets:
   Cash and cash equivalents                             $ 2,605         $ 1,658
   Accounts receivable, net                               13,735          12,508
   Income taxes receivable                                  --             4,732
   Inventories, net                                       11,995          14,052
   Deferred tax asset                                        384             378
   Other current assets                                      813             871
                                                         -------         -------
      Total current assets                                29,532          34,199
                                                         -------         -------

Property, plant and equipment, net                         5,351           7,657
Excess of cost over fair value of net
  assets acquired, net                                    10,339          10,865
Notes receivable                                           1,190            --
Other assets                                               1,600             999
                                                         -------         -------
      Total assets                                       $48,012         $53,720
                                                         =======         =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                                      $ 9,797         $ 7,484
   Notes payable                                            --               127
   Current installments of long-term debt                  2,177           2,179
   Accrued payroll and commissions                           768             535
   Other accrued expenses                                  6,376           6,435
   Income taxes payable                                      370             774
                                                         -------         -------
   Total current liabilities                              19,488          17,534
                                                         -------         -------

Notes payable                                               --             6,000
Long-term debt                                            15,573           7,990
Other accrued expenses                                     2,481           1,522
Deferred income taxes                                        384             378
                                                         -------         -------
   Total liabilities                                     $37,926         $33,424
                                                         -------         -------
Commitments and contingent liabilities

Shareholders' Equity:
   Capital Stock:
      Preferred stock, no par value, 2,000,000
        shares authorized and unissued                      --              --
      Common stock, $.10 par value, 25,000,000
        shares authorized; shares issued:
        7,459,437 in 1995 and 7,174,592 in 1994              746             717
   Capital in excess of par value                         16,162          14,718
   Foreign currency translation adjustment                    43             107
   Retained earnings (deficit)                            (6,865)          4,754
                                                         -------         -------
      Total shareholders' equity                          10,086          20,296
      Total liabilities and shareholders' equity         $48,012         $53,720
                                                         =======         =======

The accompanying notes to consolidated financial statements are an integral part of these statements.

                       NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                        Consolidated Statements of Operations


                            Years ended December 31,
(in thousands except per share amounts)            1995       1994        1993
                                                   ----       ----        ----
Net sales                                        $60,008     $54,520     $81,024
                                                 -------     -------     -------
Cost of sales                                     55,100      44,254      53,526
                                                 -------     -------     -------
Gross margin                                       4,908      10,266      27,498
                                                 -------     -------     -------

Selling expenses                                   4,971       7,490       7,351
General and administrative expenses                6,517       6,313       5,794
Research and development costs                     1,807       3,214       5,020
Restructuring expenses                              --         7,321        --
Other expenses                                       488         517         373
                                                 -------     -------     -------
Total expenses                                    13,783      24,855      18,538
                                                 -------     -------     -------
Operating earnings (loss)                         (8,875)    (14,589)      8,960
                                                 -------     -------     -------

Non-operating income (expense)
  Interest income                                   195          83          21
  Interest expense                               (2,562)     (1,477)       (786)
                                                -------     -------     -------
                                                 (2,367)     (1,394)       (665)
                                                -------     -------     -------

Earnings (loss) before income taxes             (11,242)    (15,983)      8,295
Income tax expense (benefit)                        377      (4,392)      2,840
Net earnings (loss)                            ($11,619)   ($11,591)    $ 5,455
                                                =======     =======     =======
Earnings (loss) per common share                ($1.57 )    ($1.69 )    $  0.80
                                                =======     =======     =======

The accompanying notes to consolidated financial statements are an integral part of these statements.

                          NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Shareholders' Equity
                        For the three years ended December 31, 1995


                                                        Capital                                    Total
                                              Common   in excess  Note       Translation Retained  shareholders'
(in thousands)                                 stock    of par    receivable adjustment  earnings  equity
- --------------                                 -----    ------    ---------- ----------  --------  ------
Balance January 1, 1993                       $   384   $ 8,828   ($   26)      --       $14,725    $23,911
  Net earnings                                   --        --        --         --         5,455      5,455
  Common stock acquired and retired                (2)     (336)     --         --          --         (338)
  4% common stock dividend                         16     2,252      --         --        (2,268)      --
  Three for two common stock split                214      (214)     --         --          --         --
  Exercise of common stock warrants                 8        (8)     --         --          --         --
  Foreign currency translation adjustment        --        --        --        (54)         --          (54)
  Common stock issued in connection
    with the acquisition of Lynwood                20     1,100      --         --          --        1,120
  Tax benefit from exercise of employee
    stock options                                --         220      --         --          --          220
  Exercise of employee stock options and
    stock purchase plan, net of shares             11       254        14       --          --          279
    tendered                                  -------   -------   -------    -------     -------    -------


Balance December 31, 1993                         651    12,096       (12)     (54)       17,912     30,593
Net (loss)                                       --        --        --         --       (11,591)   (11,591)
4% common stock dividend                           26     1,541      --         --        (1,567)      --
Foreign currency translation adjustment          --        --        --         161         --          161
Sale of common stock                               36       964      --         --          --        1,000
Tax benefit from exercise of employee
  stock options                                  --          23      --         --          --           23
Exercise of employee stock options and
    purchases under stock purchase plan             4       106      --         --          --          110
                                              -------   -------   -------    -------     -------    -------

Balance December 31, 1994                         717    14,730       (12)       107       4,754     20,296
  Net (loss)                                     --        --        --         --       (11,619)   (11,619)
  Foreign currency translation adjustment        --        --        --          (64)       --          (64)
  Common stock issued in debt restructuring        25       475      --         --          --          500
  Issuance of stock warrants in connection
    with debt offering                           --         913      --         --          --          913
  Exercise of employee stock options and
    purchases under stock purchase plan             4        56      --         --          --           60
                                              -------   -------   -------    -------     -------    -------

Balance December 31, 1995                     $   746   $16,174   ($   12)   $    43    ($6,865)    $10,086
                                              =======   =======   =======    =======     =======    =======

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows

(in thousands)                                    1995       1994        1993
- --------------                                    ----       ----        ----
Cash Flows from Operating Activities:
Net earnings (loss)                            ($11,619)    ($11,591)    $5,455
Adjustments to reconcile net earnings
  (loss) to cash (used in)
  provided by operating activities:
Depreciation and amortization                   2,979        2,435        2,508
Loss on disposal of property, plant and
  equipment                                         1        2,298         --
Provision for inventory obsolescence            2,248        2,031          387
   Tax benefit from exercise of employee
     stock options                               --             23          220
   Changes in assets and liabilities,
     excluding effects from acquisitions
     and foreign currency adjustments:
      Accounts receivable                      (1,227)       2,534       (1,374)
      Inventories                              (  191)         879       (2,512)
      Accounts payable and other accrued
        expenses                                3,545        4,215       (4,885)
Income taxes                                    4,328       (2,775)      (1,199)
Other, net                                         57          (82)         336
                                               ------       ------       ------
Net cash (used in) provided by operating
  activities                                      121          (33)      (1,064)
                                               ------       ------       ------

Cash Flows from Investing Activities:
   Contingent payment on purchase of KMS
     Advanced Products                           (103)        (189)        (227)
   Payment for purchase of Lynwood,
     net of cash acquired                        --           --         (3,986)
   Payment for purchase of Codar,
     net of cash acquired                        --           --         (4,592)
   Purchase of property, plant and equipment     (886)        (935)      (1,484)
   Proceeds from sale of property, plant
     and equipment                                443        1,053           70
                                               ------       ------       ------
Net cash used in investing activities            (546)         (71)     (10,219)
                                               ------       ------       ------

Cash Flows from Financing Activities:
   Issuances of notes payable                       6        8,636          250
   Issuances of 12% convertible
     subordinated notes                         2,500         --           --
   Payments of notes payable                     (133)      (5,283)        --
   Payments for debt restructuring               (345)        --           --
   Proceeds from long-term borrowings            --           --          7,500
Payments of long-term debt                       (656)      (4,777)      (2,748)
Receipts on notes receivable                     --            223          433
   Proceeds from exercise of stock options
     and stock purchase plan                       60          110          265
   Proceeds from sale of common stock            --          1,000         --
   Purchase and retirement of common stock       --           --           (338)
                                               ------       ------       ------
Net cash (used in) provided by financing
  activities                                    1,432          (91)       5,362
                                               ------       ------       ------
Effect of foreign currency exchange rates
  on cash                                         (60)         136          (35)
                                               ------       ------       ------
Net (decrease) increase in cash and
  cash equivalents                                947          (59)      (5,956)
Cash and cash equivalents at beginning of year  1,658        1,717        7,673
                                               ------       ------       ------
Cash and cash equivalents at end of year       $2,605       $1,658       $1,717
                                               ======       ======       ======

Supplemental disclosure of cash flow information:
  Cash paid for (received):
      Interest                                 $1,506       $1,462       $  771
      Income taxes                             (4,697)        (773)       3,859
   Non-cash investing and financing activities:
      Common stock issued in Lynwood acquisition --           --          1,120
      Notes payable issued in Codar acquisition  --           --          2,524
      Common stock issued in debt restructuring   500         --           --
      Notes receivable from sale of property,
        plant and equipment                     1,190         --           --

The accompanying notes to consolidated financial statements are an integral part of these statements.

                          NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             December 31, 1995, 1994 and 1993


1.   SUMMARY OF ACCOUNTING POLICIES

     Description of Business: NAI Technologies designs, manufactures and markets rugged computer systems, advanced peripheral products, high performance workstations, TEMPEST computer systems and telecommunications test equipment and transmission products, and integrated systems for defense, military, government-related and commercial businesses. The Company's customer base includes commercial markets requiring rugged, mobile computer and communications systems, U.S. and foreign armed services and intelligence agencies, and the regional Bell operating companies and independent telephone companies. Net sales to the U.S. Government for the years ended December 31, 1995, 1994 and 1993 were $22,665,000, $21,819,000, and $41,559,000, respectively. With the exception of the U.S. Government, no single customer accounted for more than 10% of annual sales in any of the years presented.

     Basis of Presentation: The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

     Management Estimates: The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Foreign Currency Translation: The financial statements and transactions of the Company's foreign subsidiary are maintained in its functional currency. For consolidation purposes, assets and liabilities of the Company's U.K. subsidiary have been translated at rates of exchange at the end of the period. Revenues and expenses have been translated at the weighted average rates of exchange in effect during each period. Translation gains and losses are accumulated as a separate component of shareholders' equity. Gains and losses resulting from transactions denominated in a currency other than the entity's functional currency are included in other operating expense in the consolidated statements of operations. There were no significant gains or losses from foreign currency transactions in the years presented.

     Financial Statement Reclassification: Certain reclassifications have been made to prior years' financial statements to conform to the 1995 presentation.

     Cash equivalents: The Company classifies investments that are readily convertible into cash, and have original maturities of three months or less, as cash equivalents.

     Inventories: Inventories are valued at the lower of cost or market on a first-in, first-out (FIFO) basis. Work in process is stated at total cost incurred, reduced by estimated costs of units delivered, not in excess of net realizable value. The Company's business is characterized by rapid change that frequently results in product obsolescence. The Company continually reviews its on-hand quantities and compares such to current business levels and future expectations. Adjustments to the carrying values of inventory are made when considered necessary.

     Property, Plant and Equipment: Property, plant and equipment are recorded at historical cost. Depreciation and amortization have been computed using the straight-line method over the following estimated useful lives of the assets: equipment and furniture and fixtures, generally -- 2 to 10 years, and buildings -- 33 years. Leasehold improvements are amortized over the shorter of the estimated useful life of the improvements or the lease term.

     Excess of Cost over Fair Value of Net Assets Acquired: The excess of cost over fair value of net assets acquired (goodwill) is being amortized on a straight line basis over a period of twenty years. The Company reviews the significant assumptions which underlie the twenty year amortization period on a quarterly basis and will shorten the amortization period if considered necessary. The Company assesses the recoverability of this intangible asset on a disaggregated basis by acquired economic entity by determining whether the amortization of the goodwill balance over its remaining life can be recovered through projected un-discounted future results. Accumulated amortization was approximately $1,730,000 and $1,100,000 at December 31, 1995 and 1994, respectively. The amortization expense associated with these amounts is included in other operating expense in the consolidated statements of operations and amounted to $630,000, $620,000 and $359,000 in 1995, 1994 and 1993, respectively.

     Revenue Recognition: Sales are recorded when title passes (either at shipment or customer acceptance). In some limited cases, a sale may be recorded upon the completion of a specific contractual task such as the issuance of a test report. Cost of goods sold is based upon average estimated cost per unit. Sales and profits on cost reimbursable contracts are recognized as costs are incurred. Sales and estimated profits under long-term contracts are recorded under the percentage of completion method of accounting using the cost to cost method. Costs include direct engineering and manufacturing costs, applicable overhead costs and special tooling and test equipment. All selling, general and administrative expenses are charged to operations as incurred. Warranty expense is accrued based upon the historical relationship between sales and warranty claims. Estimated losses are provided for in full when identified.

     Income Taxes: Effective January 1, 1993 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". This statement requires the use of the asset and liability approach for financial accounting and reporting of income taxes. Under this method, deferred tax assets and liabilities are recognized based on the temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and income tax purposes using enacted rates expected to be in effect when such amounts are realized or settled.

     Stock Dividends: On March 14, 1994 the Company issued 261,139 shares of common stock in connection with a 4% stock dividend to shareholders of record on February 25, 1994. On March 26, 1993 the Company issued 252,784 shares (as adjusted for stock dividend and stock split) of common stock in connection with a 4% stock dividend to shareholders of record on February 26, 1993. All references to earnings per share, stock option plan data and common shares have been adjusted to give effect to the stock dividends. The stock dividends were accounted for by transferring approximately $1,567,000 and $2,268,000 from retained earnings to common stock and capital in excess of par value in 1994 and 1993, respectively.

     Stock Split: On September 17, 1993 the Company issued 2,219,621 shares (as adjusted for stock dividend) of common stock in connection with a three for two stock split payable in the form of a 50% stock dividend to shareholders of record on August 16, 1993. The stock split was accounted for by transferring approximately $214,000 from additional paid in capital to common stock. All references to earnings per share, stock option plan data and common shares have been adjusted to give effect to the stock split.

     Earnings (Loss) Per Share: Earnings (loss) per share is computed based upon the weighted average number of common shares and common share equivalents outstanding. Common share equivalents consist of dilutive common stock options, common stock subscribed to under the Employee Stock Purchase Plan and common stock warrants, net of assumed buy-back. The computation of fully diluted earnings (loss) per share does not materially differ from that presented in the consolidated statements of operations. Earnings
     (loss) per share amounts are based on 7,382,000, 6,850,000 and 6,843,000 average shares outstanding (including common stock equivalents) for 1995, 1994 and 1993, respectively.

2.   ACQUISITIONS

     On October 14, 1993, the Company acquired Codar Technology, Inc. (Codar) via a merger of a wholly-owned subsidiary with and into Codar for approximately $6.5 million consisting of cash and notes payable. Additional costs incurred pursuant to the transaction resulted in a final total acquisition cost of approximately $7.6 million. The Company increased its term loan borrowings by $7.5 million in conjunction with the acquisition. The excess of the total acquisition cost over the fair value of net assets acquired, amounting to approximately $5.4 million, is being amortized using the straight line method over 20 years.

     On January 13, 1993, the Company acquired all of the outstanding common stock of Lynwood Scientific Developments Limited (Lynwood), a U.K. company, for approximately $4 million in cash, 330,497 shares (adjusted for stock dividends and stock split) of common stock and warrants to purchase 39,000 shares of common stock at a price of $8.89 per share. The common stock was valued at approximately $1.1 million based on an appraisal by an investment company. The cash portion of the purchase price was paid from existing cash balances. The excess of the total acquisition cost over the fair value of net assets acquired, amounting to approximately $3.7 million, is being amortized using the straight line method over 20 years.

     Each of the acquisitions was accounted for as a purchase and the operating results of each are included in the consolidated statements of operations from the date of acquisition.

     The following unaudited pro-forma consolidated results of operations assume that these acquisitions occurred on January 1, 1993 and reflect the historical operations of the purchased businesses adjusted for increased interest expense as a result of borrowings, reduced interest income as a result of cash utilization and increased depreciation and amortization net of applicable income taxes resulting from the acquisitions.

                     (in thousands, except per share data)          1993
                                                                    ----

                     Net sales                                    $ 92,870

                     Net earnings                                 $  3,894

                     Earnings per share                           $   0.57
                                                                  ========

     The pro-forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the purchases been made at the beginning of the period, or of results which may occur in the future.

3.   ACCOUNTS RECEIVABLE

     Accounts receivable at December 31 consisted of the following:

     (in thousands)                                       1995             1994
     --------------                                       ----             ----

     Amounts receivable from United States Government
        Amounts billed                                 $ 3,764          $ 4,008
        Unbilled contract receivables                    2,004            1,629
                                                       -------          -------
                                                         5,768            5,637
     Amounts receivable from others
       Amounts billed                                    7,729            6,728
       Unbilled contract receivables                       380              276
                                                         8,109            7,004
                                                        13,877           12,641
      Allowance for doubtful accounts                     (142)            (133)
                                                       -------          -------

                                                       $13,735          $12,508
                                                       =======          =======

     Unbilled contract receivables represent revenue earned but not yet billed to customers at year end. The Company expects that substantially all such amounts will be billed and collected within one year. The Company has one contract which, under its terms, will result in a maximum unbilled receivable of approximately $1,400,000 in late 1996 or early 1997. This amount is expected to be fully collected in 1997 as the Company begins to make deliveries under this contract.

4.   INVENTORIES

     Inventories at December 31, summarized by major classification, were as follows:
     (in thousands)                                       1995             1994
     --------------                                       ----             ----
     Raw materials and components                     $ 11,695         $ 11,948
     Work-in-process                                     4,121            3,849
     Finished goods                                        477              662
     Allowance for obsolescence                         (3,536)          (2,250)
     Unliquidated progress payments                       (762)            (157)
                                                      --------         --------
                                                      $ 11,995         $ 14,052
                                                      ========         ========

5.   OTHER CURRENT ASSETS

     Other current assets at December 31 consisted of the following:
     (in thousands)                                       1995             1994
     --------------                                       ----             ----
     Prepaid insurance                                $    219         $    482
     Other prepaid expenses                                594              389
                                                      --------         --------
                                                      $    813         $    871
                                                      ========         ========

6.   PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at December 31 consisted of the following:

     (in thousands)                                       1995             1994
     --------------                                       ----             ----
     Land                                             $  1,306         $  1,612
     Buildings                                           1,900            3,302
     Machinery and equipment                             8,829            8,185
     Furniture and fixtures                                679              635
     Leasehold improvements                                317              279
                                                      --------         --------
                                                        13,031           14,013
     Less accumulated depreciation
       and amortization                                 (7,680)          (6,356)
                                                      --------         --------
                                                      $  5,351         $  7,657
                                                      ========         ========

7.   RESTRUCTURING

     On April 8, 1994 the Company announced that as part of its transition from the design and manufacture of computer peripherals toward both producing and integrating computer systems, it would close its Hauppauge, New York based Military Products Division and transfer the division's operations to its Codar facility in Longmont, Colorado. As a direct result of the above, during the first quarter of 1994 the Company recorded a $9,500,000 charge, of which $7,300,000 was classified as a restructuring charge and $2,200,000 was charged to cost of sales. The major components of the $7.3 million restructuring charge relate to employee expense ($2,731,000), disposition of assets ($2,000,000), inventory write downs on discontinued products ($1,120,000), idle facility costs ($590,000) and lease termination costs ($370,000). The major components of the $2.2 million charge to cost of sales pertain to inventory write-offs related primarily to excess start-up costs associated with the NST-II production. The transfer of operations to Colorado was substantially completed by the fourth quarter of 1994.

     At December 31, 1995 the restructuring liability totaled $153,000, comprised principally of lease termination costs.


8.   OTHER ACCRUED EXPENSES - CURRENT

     Other accrued expenses - current at December 31, 1995, consisted of the following:

     (in thousands)                                         1995         1994
     --------------                                         ----         ----

     Customer advances                                     $1,143      $  --
     Employee benefits                                        756       1,599
     Restructuring                                            153         981
     Insurance payable                                        168         305
     Purchase liabilities                                     453         682
     Warranty                                                 658         348
     Deferred revenue                                         589         763
     Contract losses                                          583         --
     Taxes, other than income                                 365         --
     Interest                                                 162         --
     Moving expense                                           513         --
     Other                                                    833       1,757
                                                           ------      ------

                                                           $6,376      $6,435
                                                           ======      ======

9.   DEBT

     Long term debt at December 31 consisted of the following:

      (in thousands)                                          1995        1994
      --------------                                          ----        ----

      Secured revolving credit with quarterly
         step-downs of $500 in 1996 with interest
         at prime plus 1 3/4%                               $15,175     $9,175


      Midland Bank PLC, secured 5 year business
         term loan, monthly principal installments
         of (pound)7,257 (approximately $11,000) through
         July 1995 with interest at 2% above the
         U.K. base rate (6.25% at December 31, 1994)             -          80

      Notes payable, generally secured by specified
         machinery and equipment, with interest at
         rates ranging from 8.875% to 12.43%                   388         680

      Industrial Development Bond, payable in
         monthly principal installments of
         $4,775 through February 1999 with interest
         at 70% of prime, repaid in 1995
         (8.5% at December 31, 1994)                             -         234

      12% Convertible Subordinated Promissory
        Notes due January 15, 2001                           2,500           -
                                                            ------      ------
                                                            18,063      10,169

      Original issue discount on 12% Notes                    (313)          -
      Less current installments                              (2,177)     (2,179)
                                                             ------      ------

                                                            $15,573      $7,990
                                                            =======      ======


     Aggregate principal payments for the five years subsequent to December 31, 1995 are as follows:

                 1996            $ 2,177,000
                 1997              3,144,000
                 1998              3,067,000
                 1999              7,175,000
                 2000                      -
                 thereafter        2,500,000

                                 $18,063,000

     In April 1995, the Company restructured its existing indebtedness with its bank lenders. In consideration for the April 1995 restructuring, the Company issued an aggregate of 250,000 shares of its Common Stock to the bank lenders. The shares were valued at an aggregate of $500,000 based upon the then-current market price of the Common Stock of $2.00 per share.

     Effective February 15, 1996 the Company entered into an amendment to its credit agreement with its bank lenders which amended and extended the payment provisions contained therein which combined the Company's existing note payable obligation of $600,000 with the previously existing term obligation and reset certain financial covenants on more favorable terms for the Company. The revised credit agreement provides for quarterly principal payments of $500,000, beginning on March 31, 1996, and payments of $750,000 beginning on March 31, 1997 and paid through December 31, 1998. The remaining principal balance is due on January 15, 1999. Interest is payable monthly at the rate of 1 3/4% above prime. The loan covenants require that the Company maintain certain minimum levels of net worth, current ratio and quick ratio. They also limit capital expenditures and the payment of cash dividends. For financial statement purposes, the Company has presented the secured revolving credit as if the amendment had been agreed to as of December 31, 1995.

     In November and December 1995, the Company borrowed an aggregate of $2,500,000 and agreed that the loans would be converted into convertible debt in conjunction with the anticipated sale of 12% Convertible Subordinated Promissory Notes. Such loans are recorded as Convertible Subordinated Promissory Notes as of December 31, 1995 in the Company's financial statements.

     On February 15, 1996, February 23, 1996 and February 29, 1996, the Company issued an aggregate of $8,242,000 of 12% Convertible Subordinated Promissory Notes due January 15, 2001 and warrants to purchase an aggregate of 2,060,500 shares of the Company's Common Stock. The Notes are convertible by the holders into shares of Common Stock at a conversion price equal to $2.00 per share, subject to adjustment if the Company fails to meet certain earnings thresholds and in certain other events. Interest on the Notes is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 1996. The Notes mature on January 15, 2001. The Notes may be prepaid by the Company without premium or penalty at any time after January 15, 1999. The Notes are unsecured obligations of the Company and contain certain restrictions on the Company including relating to a negative pledge of the Company's assets not otherwise encumbered by the holders of the senior indebtedness.

     In addition to the Warrants noted above, the Company issued 2,024,200 Warrants to the lead investor and placement agent in exchange for advisory services related to the issuance of the Notes. The lead investor, Mr. Charles S. Holmes (1,200,000), and the placement agent, Commonwealth Associates (824,200 warrants), are two separate parties that have no affiliation. Mr. Holmes, a director of the Company, received Warrants to purchase an aggregate of 1,700,000 shares of Common Stock in two separate blocks. Through the purchase of $2,000,000 aggregate principal amount of Notes, Mr. Holmes received Warrants to purchase 500,000 shares of Common Stock in accordance with the terms of the issuance to each purchaser of the Notes which provided for the issuance of 1/4 warrant for each $1.00 of Notes purchased. The value of these Warrants is classified as original issue discount. The Warrants issued in exchange for advisory services in connection with the issuance of the Notes is recorded as deferred debt expense on the Company's balance sheet. As of December 31, 1995, a total of 1,825,000 Warrants has been recorded. 625,000 Warrants were recorded in connection with the $2,500,000 of Notes sold as of that date and 1,200,000 Warrants have been recorded in connection with the advisory services performed by Mr. Holmes. All Warrants entitle the holders thereof to purchase shares of Common Stock at any time and from time to time on or before February 15, 2002, at an exercise price equal to $2.50 per share of Common Stock, subject to adjustment in certain events. The Warrants are detachable and separately transferable. The Warrants are valued at $0.50 per share. Such value was derived based upon an evaluation by an independent third party. Such evaluation included a review of both current and historical stock price data, the lack of liquidity afforded to the Warrants, the results of various quantitative methodologies, the Company's financial position and historical and projected cash flows. The Warrants issued in conjunction with the Notes are recorded as original issued discount on the Company's balance sheet.

     The Company's U.K. subsidiary has a credit facility (sterling overdraft) with a U.K. bank. The credit facility amounts to (pound)600,000 (approximately $938,000) and bears interest at 2 1/4% above the U.K. base rate (6 3/4% at December 31, 1995). This facility is renewable in March 1996. The maximum month end borrowings under the credit facility during the years ended December 31, 1995 and 1994 were (pound)84,000 and (pound)355,000 (approximately $130,000 and $555,000, respectively). The average short term borrowings for the years ended December 31, 1994 and 1993 were (pound)19,000 and (pound)89,000 (approximately $30,000 and $139,000, respectively). The weighted average interest rate during the years ended December 31, 1995 and 1994 was 8.88% and 7.23%, respectively.

10.  OTHER ACCRUED EXPENSES - NON-CURRENT

     Other Accrued Expenses - non-current at December 31 consisted of the following:

     (in thousands)                                           1995        1994
     --------------                                           ----        ----

     Supplemental retirement plan                          $ 1,235      $  899

     Other taxes                                               748           0

     Deferred compensation                                     498         623
                                                           -------      ------

                                                           $ 2,481      $1,522
                                                           =======      ======

     The supplemental retirement plan is described in Note 13.


     In 1981, the Company entered into agreements with two former officers which provide for the payments to each of $25,000 per year, adjusted for the cumulative effects of inflation from inception of the agreement, over a period of 15 years. Such deferred compensation payments commenced on January 1, 1990. The 1996 payment to each of the former officers will be approximately $40,800.


11.  INCOME TAXES

     The Company and its domestic subsidiaries file a consolidated Federal income tax return. The provision for income taxes consisted of the following items:

     (in thousands)                           1995           1994        1993
     --------------                           ----           ----        ----
     Current:
            Federal                          $   -        ($4,286)     $2,407
            State                                -              -         362
            Foreign                            377           (446)        181
                                             ------         ------       -----

                                                377        (4,732)      2,950
                                             ------        ------       -----
      Deferred:
            Federal                               -           360        (110)
            State                                 -             -           -
            Foreign                               -           (20)          -
                                             ------        ------       -----

                                                  -           340        (110)
                                             ------        ------       -----

      Total income tax expense (benefit)     $  377        ($4,392)    $2,840
                                             ======         =======    ======

     The tax effects of temporary differences that gave rise to significant portions of the net deferred tax asset and (liability) at December 31, 1995, and 1994 are as follows:

     (in thousands)                              1995          1994
     --------------                              ----          ----

     Deferred tax assets:

            Net operating loss carry forward    $3,335        $   -
            AMT credit carry forward               319           545
            Restructure                             52           333
            Inventories                          1,422           356
            Supplemental retirement                317           268
            Accrued vacation                       146           127
            Deferred compensation                  195           236
            Other                                  224           114
            Valuation allowance                 (5,626)       (1,601)
                                                ------        ------

                                                $  384        $  378
                                                ======        ======

            Deferred tax liabilities:

            Plant and equipment                  ($384)        ($372)
               Other                                 -            (6)
                                                ------        ------

                                                  (384)         (378)

                                                $    -        $    -
                                                ======        ======

     The Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets which, more likely than not, will not be realized.

     The sources of the deferred tax provision and the related tax effect for the years ended December 31, 1995, 1994 and 1993 are as follows:

     (in thousands)                              1995        1994        1993
     --------------                              ----        ----        ----

     Net operating loss carry forward         ($3,335)    $     -       $   -
     AMT credit carry forward                     227        (545)          -
     Accelerated depreciation for
            tax purposes                           12        (142)        (77)
     Decrease (increase) in inventory
            reserves                           (1,066)        235          (8)
     Deferred compensation                         41          (4)          2
     Supplemental retirement                      (50)        (96)        (79)
     Accrued restructure costs                    282        (333)          -
     Accrued vacation                             (19)        148         (11)
     Other                                       (117)       (524)         63
     Valuation allowance                        4,025       1,601           -
                                               ------      ------       -----

                                               $    -      $  340       ($110)
                                               ======      ======       ======


     A reconciliation of the provision for income taxes computed at the Federal statutory rate to the actual provision for income taxes is as follows:

     (in thousands)                              1995        1994        1993
     --------------                              ----        ----        ----
     Expected tax expense (benefit)            ($3,822)    ($5,434)    $2,820
     Increases (decreases) resulting from:
            Adjustment of prior years'
               income taxes                       (350)       (665)      (264)
            State income taxes, net of
                 Federal benefit                     -           -        239
            Non-deductible expenses                278         167        143
            Other                                  246         (61)       (98)
            Valuation allowance                  4,025       1,601           -
                                                ------      ------       -----

      Actual income tax expense (benefit)       $  377      ($4,392)    $2,840
                                                ======      =======     ======

      At December 31, 1995 the retained earnings of the Company's foreign subsidiary were negative. No United States income tax impact pertaining to the foreign subsidiary has been reflected in the Company's financial statements.

12.  SHAREHOLDERS' EQUITY

     The Company has two stock option plans - the 1991 Stock Option Plan and the 1993 Stock Option Plan for Directors - which together cover 773,448 shares of common stock which may be issued pursuant to the plans to key employees and directors.

     The 1991 Stock Option Plan covers 617,448 shares. Options under the 1991 Stock Option Plan are non-qualified stock options and are granted at the option price fixed by the Compensation Committee of the Board of Directors but in no event may the option price be less than the fair market value of a share of common stock on the date of grant. Options under the 1991 Stock Option Plan have such term as is fixed by the Compensation Committee but no option may be exercised during the first year after its date of grant or after the expiration of ten years from its date of grant.

     The 1993 Stock Option Plan for Directors covers 156,000 shares. Options under the Directors' Plan are non-qualified stock options and are granted in increments of 1,560 shares upon each non-employee director's election or re-election to the Board of Directors. The option price is equal to the fair market value of a share of common stock on the date of grant. Options are granted for a term of ten years and become exercisable eleven months after their date of grant. In no event may an option be exercised after the expiration of the term of such option.

     Full payment of the exercise price under all stock option plans may be made in cash or in shares of common stock valued at the fair market value thereof on the date of exercise. The Company's policy is that such shares must have been acquired by the optionee at least six months prior to the exercise date. In 1995 and 1994, all payments were made in cash. In 1993, 38,345 shares were received as payment for the exercise price of options. In 1993, 36,288 shares were withheld from employee stock option exercises to cover required income tax withholdings. Such shares, with a fair market value of $338,000, were retired by the Company.

     Employee Stock Option Plans

     The following is a summary of activity related to all stock option plans:

                                             Number      Weighted average
                                               of          option price
                                             shares          per share

      Outstanding at January 1, 1993        583,341               4.01

      Granted                               237,130               8.63

      Exercised                            (168,227)              3.02

      Expired/canceled                      (34,293)              4.63
                                            -------               ----

      Outstanding at December 31, 1993      617,951               6.20

      Granted                               498,998               5.28

      Exercised                             (30,472)              2.62

      Expired/canceled                     (424,126)              7.60
                                           --------               ----

      Outstanding at December 31, 1994      662,351               4.77

      Granted                               515,000               2.43

      Exercised                             (37,962)              1.93

      Expired/canceled                     (486,656)              4.81
                                           --------               ----

      Outstanding at December 31, 1995      652,733               3.06
                                            =======               ====


      At December 31, 1995, 80,289 options were exercisable and 803,731 shares were reserved for issuance under all stock option plans.


      Warrants

      At December 31, 1995, there were 40,560 warrants outstanding which are exercisable at $8.55 per share. The warrants expire January 13, 1996. There were also 1,825,000 warrants outstanding which are exercisable at $2.50 per share. The warrants expire February 15, 2002.

      In 1993, warrants to purchase 148,481 (as adjusted) shares of common stock at an exercise price of $4.14 per share were exercised. The Company and the warrant holder agreed to issue 83,165 shares which represented 95% of the appreciation on the warrants as measured by the fair market value of the common stock at the date of exercise ($10.12 per share).

     Employee Stock Purchase Plan

     Under the 1992 Employee Stock Purchase Plan, which commenced July 1, 1992, employees may subscribe to purchase shares of common stock at the lesser of 85% of the market price on the first day of the purchase period or the date purchased one year later. Payment for the shares is made through payroll deductions of up to 5% of annual base pay over a one year period. A total of 113,177 shares has been reserved for issuance under the Employee Stock Purchase Plan and as of December 31, 1995, 49,063 shares have been issued pursuant to the plan. The following is a summary of employee stock purchase plan activity:

                                                  Number of            Price
                                                   Shares              Range
                                                   ------              -----

            Outstanding at January 1, 1993          30,623           $ 4.45

            Subscriptions                           27,253             7.02

            Purchases                              (25,365)            4.45

            Cancellations                           (8,971)            4.45-7.02
                                                    ------           -----------

            Outstanding at December 31, 1993        23,540           $ 7.02

            Subscriptions                           31,410             3.13

            Purchases                               (9,828)            3.13

            Cancellations                          (22,202)            3.13-7.02
                                                    -------          -----------

            Outstanding at December 31, 1994        22,920           $ 3.13

            Subscriptions                               -               -

            Purchases                              (13,870)            3.13

            Cancellations                           (9,050)            3.13
                                                    ------           -----------

            Outstanding at December 31, 1995            -                -
                                                    ======           ===========


     At December 31, 1995 there was an outstanding loan which an employee received from the Company in the amount of approximately $12,000 for the exercise of previously granted stock options. The note bears interest at approximately 7% and is collateralized by the stock issued and is due in 1997. The note is presented as a reduction to shareholders' equity in the Company's Financial Statements.

13.  EMPLOYEE BENEFIT PLANS

     Pension Plan

     Until December 1995, when the plan was terminated and all assets were distributed, the Company had a noncontributory defined benefit pension plan covering all eligible employees. The plan provided for normal retirement at age 65, or at least age 62 with 30 years of service, and optional early retirement.

     In December 1993, the Board of Directors approved an amendment to the pension plan which resulted in the freezing of all future benefits under the plan as of January 3, 1994. As a result, in 1993, the Company recognized a gain of $362,000 which substantially offset the pension expense for 1993.

     The Company's funding policy was to make annual contributions to the extent such contributions were actuarially determined and tax deductible. Pension expense (income) for 1995, 1994 and 1993 was $3,000, $(5,000) and $367,000,
     respectively.

     The following table sets forth the funded status of the Company's defined benefit pension plan at December 31, 1995, 1994 and 1993:

      (in thousands)                                   1995      1994      1993
      --------------                                   ----      ----      ----
      Accumulated benefit obligation,
         including vested benefits of

      $2,473 and $3,493 in 1994 and 1993             $   -    ($2,473)  ($3,715)
                                                     =====     ======    ======

      Projected benefit obligation                       -     (2,473)   (3,715)
      Plan assets at fair value                          -      2,515     3,727
                                                     -----     ------    ------

      Plan assets greater (less) than
         projected benefit obligation                    -         42        12
      Unrecognized transition asset                      -          -         -
      Unrecognized net (gain) loss                       -        (24)        -
                                                     -----     ------    ------
      Prepaid pension asset                          $   -     $   18    $   12
                                                     =====     ======    ======

      Net pension expense is comprised of the following:
         Service cost                                $   -     $    9    $  373
         Interest cost                                 171        208       270
         Return on assets                              (94)        35      (175)
         Net amortization and deferral                 (74)      (257)     (101)
                                                     -----     ------    ------
      Net pension expense                            $   3     ($   5)   $  367
                                                     =====     ======    ======


     Prepaid pension costs are included in other non-current assets. The actuarial computations assume a discount rate on benefit obligations of 7.25% in 1994 and 6% in 1993. The expected long-term rate of return on plan assets was 6% in 1994 and 9% in 1993. Pension Plan assets were primarily invested in short and intermediate term cash investments, corporate bonds and common and preferred stock. No compensation increases were assumed in 1994 and 1993.

     Supplemental Retirement Plan

     In 1991 the Company adopted the NAI Technologies Supplemental Retirement Plan which is a non-qualified, unfunded pension plan under which the Company will pay supplemental pension benefits to certain officers. The expense related to this plan amounted to $146,000, $281,000 and $232,000 in 1995, 1994 and 1993, respectively. The pension cost for this plan is based on substantially the same actuarial methods and economic assumptions as those used for the defined benefit pension plan for 1994 and 1993. In 1995, the actuarial computations assume a discount rate of 6.75% on benefit obligations and an assumed compensation increase of 5%. Such benefits will be paid from the Company's assets and not from retirement plan assets.

     The following table sets forth the funded status and cost components of the Company's supplemental retirement plan at December 31, 1995, 1994 and 1993:

      (In thousands)                                  1995      1994      1993
      ------------------                              ----      ----      ----

      Accumulated benefit obligation including
      vested benefits of $1,215 only in 1995         $1,221    ($ 899)   ($ 706)
                                                     ======    ======    ======

      Projected benefit obligation for service
       rendered to date                              (1,442)   (1,224)   (1,047)
      Plan assets at fair value                          -          -         -
                                                     ------    ------    ------

      Projected benefit obligation in excess
       of plan assets                                (1,442)   (1,224)   (1,047)
      Unrecognized prior service cost                   332       360       388
      Unrecognized net loss                             178        77       153
      Adjustment required to recognize
       minimum liability                               (289)     (112)     (200)
                                                     ------    ------    ------

      Unfunded accrued supplementary costs           ($1,221)  ($ 899)   ($ 706)
                                                     =======   ======    ======

      Net pension expense is comprised of the following:
         Service cost                                $    25   $  156    $  134
         Interest cost                                    93       84        63
         Net amortization and deferral                    28       41        35

      Net pension expense                            $   146   $  281    $  232
                                                     =======   ======    ======

     The unfunded accrued supplementary costs are included in other long-term accrued expenses.

     Retirement Savings Plan

     The Company has a voluntary Retirement Savings Plan for all eligible employees which provides for basic (up to 15% of compensation) employee contributions. In 1993, the Company's policy was to provide a matching provision equal to 100% of the first 3% of the employee's basic contribution. In December 1993, the Board of Directors approved an amendment to the Retirement Savings Plan which increased the matching provision to 100% of the first 3% and 50% of the second 3% of the employee's basic contribution effective January 3, 1994. Effective August 20, 1994, the Board of Directors suspended the matching provisions. Plan participants may invest in a combination of equity, fixed income and money market funds. The Company's 1994 and 1993 contributions under the totaled $365,143 and $386,000, respectively. No contributions were made in 1995.

     The plan also provides for a discretionary profit sharing contribution as determined by the Board of Directors, which is contributed to each of the participant's individual accounts. There was no contribution for 1995 or 1994. In 1993, the Company provided $128,000 for a profit sharing contribution.


14.  INFORMATION BY GEOGRAPHIC AREA

     Information about the Company's foreign operations and export sales is provided in the following table. Export revenue is foreign revenue produced by identifiable assets located in the United States while foreign revenue is generated by identifiable assets located in foreign countries.

     In order to achieve an appropriate sharing of operating results between the Company's subsidiaries, transfers between geographic areas are accounted for on the basis of a mark-up of manufacturing costs. Operating earnings are total sales less operating expenses. In computing operating earnings, none of the following items has been added or deducted: general corporate expenses, interest income, interest expense and income taxes.

     Identifiable assets are those assets of the Company that are identified with the operations in each geographic area. Corporate assets consisted primarily of cash and cash equivalents, property, plant and equipment and notes receivable.

                   NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                       INFORMATION BY GEOGRAPHIC AREA


                                                Years ending December 31,
      (in thousands)                           1995        1994       1993
      --------------                           ----        ----       ----

     SALES TO UNAFFILIATED CUSTOMERS:
        United States                         $47,329    $40,692    $63,661
        Export                                  1,786      2,723      4,637
        United Kingdom                         10,893     11,105     12,726
                                              -------    -------    -------
           Total                              $60,008    $54,520    $81,024
                                              =======    =======    =======

     TRANSFERS BETWEEN GEOGRAPHIC AREAS:
        United States                         $   831    $   787    $ 1,011

        Europe                                      0         11          9
                                              -------    -------    -------
           Total                              $   831    $   798    $ 1,020
                                              =======    =======    =======

           TOTAL SALES:
              United States                   $48,160    $41,479    $64,672
              Export                            1,786      2,723      4,637
              United Kingdom                   10,893     11,116     12,735
              Eliminations                       (831)      (798)    (1,020)
                                              -------    -------    -------
                 Total                        $60,008    $54,520    $81,024
                                              =======    =======    =======

           OPERATING EARNINGS (LOSS):
              United States                   ($6,232)  ($11,068)   $10,617
              Europe                            1,226     (1,232)       798
                                              -------    -------    -------
                 Subtotal                      (5,006)   (12,300)    11,415
                                                                    -------

     Corporate expenses and other              (3,869)    (2,289)    (2,455)
                                              -------    -------    -------
        Total operating earnings (loss)        (8,875)   (14,589)     8,960

     Net interest expense & other              (2,367)    (1,394)      (665)
                                              -------    -------    -------
        Earnings (loss) before income taxes  ($11,242)  ($15,983)   $ 8,295
                                              =======    =======    =======

     IDENTIFIABLE ASSETS:
         United States                        $34,103    $33,795    $48,226
         Europe                                 8,283      8,761      8,038
                                              -------    -------    -------
            Subtotal                           42,386     42,556     56,264
         Corporate and other                    5,626     11,164      4,451
                                              -------    -------    -------
             Total                            $48,012    $53,720    $60,715
                                              =======    =======    =======

15.  INFORMATION BY BUSINESS SEGMENT

     The Company's operations are classified into two business segments:
     Electronic Systems and Telecommunications. The Electronic Systems segment includes Codar Technology, Inc. based in Longmont, Colorado, NAI Technologies -- Systems Division Corporation in Columbia, Maryland, and Lynwood Scientific Developments Limited in Farnham, England.

     Codar Technology designs, manufactures, integrates and supports rugged computer systems, advanced computer peripherals and memory systems for military and commercial use. Systems provides custom packaged, integrated computer systems for deployment in shelters, ships, land vehicles and other demanding environments. Lynwood supplies rugged, environmentally and electrically screened personal computers and workstations based upon standard commercial off the shelf technology, targeted to the military and government markets principally in Europe. With the exception of the U.S. Government, which accounted for $22,665,000 or 44% of the Electronic Systems segment's 1995 sales, no single customer accounted for greater than 10% of the Segment's sales.

     The Telecommunications segment currently consists of Wilcom, Inc. in Laconia, New Hampshire. Wilcom designs and manufactures products for use in the telephone industry. Wilcom's customer base includes the regional Bell operating companies and independent telephone companies. Three such customers accounted for 26%, 23% and 13%, respectively, of the Telecommunications segment's 1995 sales.

     Inter-segment sales are accounted for on the basis of a mark-up of manufacturing costs. Operating earnings are total sales less operating expenses. In computing operating earnings, none of the following items has been added or deducted: general corporate expenses, interest income, interest expense and income taxes.

     Identifiable assets by segment are those assets of the Company that are used in the Company's operations in each segment. Corporate assets consist primarily of cash and cash equivalents, property, plant and equipment and notes receivable.

                   NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                      INFORMATION BY INDUSTRIAL SEGMENT


                                                 Years ending December 31,
(in thousands)                             1995            1994            1993
- --------------                             ----            ----            ----
SALES TO UNAFFILIATED CUSTOMERS:
Electronic Systems                      $51,813         $46,330         $71,202
Telecommunications                        8,195           8,190           9,822
                                        -------         -------         -------
Total                                   $60,008         $54,520         $81,024
                                        =======         =======         =======

INTERSEGMENT SALES:
     Electronic Systems                 $   831         $   798         $ 1,020
                                        -------         -------         -------
         Total                          $   831         $   798         $ 1,020
                                        =======         =======         =======

TOTAL SALES:
     Electronic Systems                 $52,644         $47,128         $72,222
     Telecommunications                   8,195           8,190           9,822
     Eliminations                          (831)           (798)         (1,020)
                                        -------         -------         -------
         Total                          $60,008         $54,520         $81,024
                                        =======         =======         =======

OPERATING EARNINGS (LOSS):
     Electronic Systems                 ($4,273)       ($11,788)        $10,655
     Telecommunications                    (733)           (512)            760
                                        -------         -------         -------
         Subtotal                        (5,006)        (12,300)         11,415
     Corporate expenses and other        (3,869)         (2,289)         (2,455)
                                        -------         -------         -------
         Total operating earnings (loss) (8,875)        (14,589)          8,960
     Net interest expense & other        (2,367)         (1,394)           (665)
                                        -------         -------         -------
         Earnings (loss) before
           income taxes                ($11,242)       ($15,983)        $ 8,295
                                        =======         =======         =======

IDENTIFIABLE ASSETS:
     Electronic Systems                 $35,577         $35,529         $48,198
     Telecommunications                   6,809           7,027           8,066
                                        -------         -------         -------
         Subtotal                        42,386          42,556          56,264
     Corporate and other                  5,626          11,164           4,451
                                        -------         -------         -------
         Total                          $48,012         $53,720         $60,715
                                        =======         =======         =======

CAPITAL EXPENDITURES:
     Electronic Systems                 $   746         $   716         $ 1,326
     Telecommunications                     120             114             146
                                        -------         -------         -------
         Subtotal                           866             830           1,472
     Corporate and other                     20             105              12
                                        -------         -------         -------
         Total                          $   886         $   935         $ 1,484
                                        =======         =======         =======

DEPRECIATION:
     Electronic Systems                 $ 1,680         $ 2,078         $ 2,202
     Telecommunications                     359             320             288
                                        -------         -------         -------
         Subtotal                         2,039           2,398           2,490
     Corporate and other                    940              37              18
                                        -------         -------         -------
         Total                          $ 2,979         $ 2,435         $ 2,508
                                        =======         =======         =======

16.  COMMITMENTS AND CONTINGENCIES

     The Company and its subsidiaries lease office and manufacturing facilities, automobiles, computers and other equipment under various non-cancelable operating leases.

     Future minimum rental commitments for leases with non-cancelable terms in excess of one year are as follows:

                         (in thousands)                     Amount
                         -----------------------------------------
                         1996                          $ 1,629,000
                         1997                            1,108,000
                         1998                            1,043,000
                         1999                              852,000
                         2000                              314,000
                         2001 and thereafter             4,391,000
                                                       -----------

                           Total minimum lease payments $9,337,000


     With the acquisition of Lynwood, the Company assumed a 25 year operating lease for office and manufacturing facilities. Annual future minimum lease payments through the year 2014, which are included in the above table, amount to approximately $314,000 per year.

     Rental expense amounted to $1,725,000, $1,170,000 and $1,132,000 in 1995,
     1994 and 1993, respectively. There was no sublease income in these periods.

     Most leases provide for additional payments of real estate taxes, insurance and other operating expenses applicable to the property, generally over a base period level. Total rental expense includes such base period expenses and the additional expense payments as part of the minimum lease payments.

     The Company and its subsidiaries are subject to certain legal actions which arise in the normal course of business. It is management's belief that these actions will not have a material effect on the Company's consolidated financial position.

     On or about June 28, 1994, TDA Trading Corp. ("TDA"), individually and on behalf of a class of persons similarly situated, commenced a securities fraud class action in the United Stated District Court for the Eastern District of New York against Robert A. Carlson, Richard A. Schneider and the Company. TDA commenced its action, entitled TDA Trading Corp. v. Carlson, et al., by filing a complaint (the "Complaint") with the Court.

     The Complaint principally alleges that the defendants knowingly and/or recklessly misrepresented to the public that they expected the Company's 1993 fourth quarter and fiscal year sales and earnings results to continue to increase at levels substantially above those of prior years at a time when they supposedly knew but failed to disclose that the Company's fourth quarter 1993 sales of its Navy Standard Teleprinter and other products would decrease precipitously. The Complaint further alleges that, as a result of defendants' alleged failure to disclose these developments, TDA and other purchasers of common stock were damaged because, it is alleged, at the time of purchase the price of common stock had been artificially inflated. Additionally, the Complaint asserts that at the time these adverse business developments allegedly became known to defendants and prior to their dissemination to the public, defendants Carlson, Schneider and other directors of the Company allegedly sold shares of common stock owned by them personally at price levels which TDA claims were higher than the true value of these shares.

     As relief, TDA essentially seeks damages in an amount to be proven at trial, together with costs and expenses, including reasonable attorneys', accountants' and experts' fees. The Complaint also requests that the Court declare its action against the Company and the individual defendants to be a proper class action and certify it as class representative and plaintiff's counsel as counsel for the class. On March 24, 1995, the Court granted TDA's motion for class certification. The litigation is currently in the discovery phase.

     The Company believes that it has meritorious defenses to the allegations and claims set forth in the Complaint and that a finding of ultimate liability against it, if any, would not have a material adverse effect on its financial position, liquidity or results of operations.


17.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following table sets forth quarterly financial information for 1995 and 1994:

                                                                    Loss
       (in thousands,            Net        Gross        Net        per
       except per share data)   sales      margin       loss        share
       ----------------------   -----      ------       ----        -----

       1995
       ----

         First Quarter         $12,687    $2,518       ($1,094)     ($.15)
         Second Quarter         14,084    (1,827)(1)    (5,805)      (.78)
         Third Quarter          15,887     1,790        (2,296)      (.31)
         Fourth Quarter         17,350     2,427        (2,424)      (.33)
                               ------     ------      --------     ------
         Total                 $60,008    $4,908      ($11,619)    ($1.57)
                               =======    ======      ========     ======

       1994
       ----

         First Quarter         $15,516    $1,555       ($7,340)    ($1.08)
         Second Quarter         14,909     4,258          (374)     (0.06)
         Third Quarter          12,093     2,666          (831)     (0.12)
         Fourth Quarter         12,002     1,787        (3,046)     (0.43)
                               -------     ------     --------     ------
         Total                 $54,520    $10,266     ($11,591)    ($1.69)
                               =======    =======     ========     ======

(1) The Company recorded a charge to cost of sales in the amount of $2,700,000 for increased provisions for slow moving, excess and obsolete inventory and $2,000,000 for anticipated cost growth on certain long term contracts.

                      NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                            Consolidated Balance Sheets
                                  (in thousands)


                                                        June 29,      Dec. 31,
                                                          1996          1995
                                                        ----------    -------
                                                               (Audited)
ASSETS
Current Assets:
   Cash and cash equivalents                            $ 1,095         $ 2,605
   Accounts receivable, net                              14,637          13,735
   Inventories, net                                      14,208          11,995
   Deferred tax asset                                       384             384
   Other current assets                                     446             813
                                                        -------         -------
   Total current assets                                  30,770          29,532
                                                        -------         -------

Property, plant and equipment, net                        4,945           5,351
Excess of cost over fair value of assets
  acquired, net                                          10,022          10,339
Long-term notes receivable                                 --             1,190
Other assets                                              3,154           1,600
                                                        -------         -------
   Total assets                                         $48,891         $48,012
                                                        =======         =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Notes payable                                        $   537         $  --
   Current installments of long-term debt                 2,620           2,177
   Accounts payable                                       8,783           9,797
   Accrued payroll and commissions                          532             768
   Other accrued expenses                                 3,534           6,376
   Income taxes payable                                     509             370
                                                        -------         -------
   Total current liabilities                             16,515          19,488
                                                        -------         -------

Long-term debt                                           15,951          15,573
Other accrued expenses                                    2,526           2,481
Deferred income taxes                                       384             384
                                                        -------         -------
   Total liabilities                                    $35,376         $37,926
                                                        -------         -------

Shareholders' Equity:
   Capital Stock:
   Preferred stock, no par value, 2,000,000
      shares authorized and unissued                    $  --           $  --
   Common stock, $.10 par value, 25,000,000
      shares authorized; shares issued: 8,459,437           846             746
      in 1996 and 7,459,437 in 1995                      19,122          16,162
   Foreign currency translation adjustment                   49              43
   Retained earnings (deficit)                           (6,502)         (6,865)
                                                        -------         -------
   Total shareholders' equity                            13,515          10,086
                                                        -------         -------
   Total liabilities and shareholders' equity           $48,891         $48,012
                                                        =======         =======

                      NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                       Consolidated Statements of Operations
                      (in thousands except per share amounts)
                                    (Unaudited)


                                                      For the Three Months Ended
                                                        June 29,       July 1,
                                                          1996          1995
                                                          ----          ----

Net sales                                                $17,354        $14,084
                                                         -------        -------

Cost of sales                                             13,804         15,911
                                                         -------        -------

Gross margin                                               3,550         (1,827)
                                                         -------        -------

Selling expense                                            1,002          1,242
General and administrative expense                         1,140          1,408
Research and development                                     505            485
Other                                                       (636)           196
                                                         -------        -------

Total expenses                                             2,011          3,331
                                                         -------        -------
Operating income (loss)                                    1,539         (5,158)
                                                         -------        -------

Non-operating income (expense)
  Other                                                       15           --
  Deferred debt expense                                     (170)          (300)
  Interest income                                             46             34
  Interest expense                                          (609)          (357)
                                                         -------        -------

                                                            (718)          (623)

Income (loss) before income taxes                            821         (5,781)
Provision for income taxes                                     6             24
                                                         -------        -------
Net income (loss)                                        $   815        $(5,805)
                                                         =======        =======

Earnings (loss) per common share                         $  0.10        $ (0.78)
                                                         =======        =======

Average shares outstanding                                 8,513          7,418
                                                         =======        =======

                      NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                       Consolidated Statements of Operations
                      (in thousands except per share amounts)
                                    (Unaudited)


                                                       For the Six Months Ended
                                                        June 29,       July 1,
                                                          1996          1995
                                                          ----          ----

Net sales                                                $33,857        $26,771
                                                         -------        -------

Cost of sales                                             27,042         26,080
                                                         -------        -------

Gross margin                                               6,815            691
                                                         -------        -------

Selling expense                                            2,116          2,506
General and administrative expense                         2,510          2,759
Research and development                                     872          1,026
Other                                                       (472)           226
                                                         -------        -------

Total expenses                                             5,026          6,517
                                                         -------        -------
Operating income  (loss)                                   1,789         (5,826)
                                                         -------        -------

Non-operating income (expense)
  Other                                                       15           --
  Deferred debt expense                                     (225)          (300)
  Interest income                                            101             88
  Interest expense                                        (1,174)          (751)
                                                         -------        -------
                                                          (1,283)          (963)

Income (loss) before income taxes                            506         (6,789)
Provision for income taxes                                   141            110
                                                         -------        -------
Net income (loss)                                        $   365        $(6,899)
                                                         =======        =======

Earnings (loss) per common share                         $  0.05        $ (0.94)
                                                         =======        =======

Average shares outstanding                                 7,988          7,304
                                                         =======        =======

                      NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                       Consolidated Statements of Cash Flows
                                  (in thousands)
                                    (Unaudited)


                                                       For the Six Months Ended
                                                         June 29,        July 1,
                                                           1996           1995
                                                           ----           ----
Cash Flows from Operating Activities:
  Net earnings (loss)                                    $   363        $(6,899)
  Adjustments to reconcile net loss to cash
    provided by (used in) operating activities:
  Depreciation and amortization                            1,290          1,377
  Gain on disposal of property, plant & equipment
    and other                                               (790)            (4)
  Provision for inventory obsolescence                       207          2,113
  Loss on sale of notes receivable                            89           --
  Change in assets and liabilities, excluding effects
    from acquisitions and foreign currency adjustments:
    Accounts receivable                                   (1,296)          (188)
    Inventories                                           (2,492)           805
    Accounts payable and other accrued expenses           (4,117)          (697)
    Income taxes                                             139          4,184
    Other, net                                              (827)            73
                                                         -------        -------
Net cash flow (used in) provided by
  operating activities                                    (7,434)           764
                                                         -------        -------

Cash Flows from Investing Activities:
  Contingent payment on purchase of
    KMS Advanced Products                                   --              (26)
  Purchase of property, plant and equipment                 (325)          (378)
  Proceeds from sale of property, plant and
    equipment & other                                      1,363            417
                                                         -------        -------
Net cash provided by investing activities                  1,038             13
                                                         -------        -------

Cash Flows from Financing Activities:
  Issuances of notes payable                                 590              6
  Issuance of 12% convertible bonds                        5,842           --
  Payments of notes payable                                  (53)          (133)
  Payments of long-term debt                              (2,601)          (461)
  Receipts of notes receivable                             1,101           --
  Payments for debt restructuring                           --             (340)
  Proceeds from exercise of stock options
    and stock purchase plan                                 --               25
Net cash provided by (used in) financing activities        4,879           (903)
                                                         -------        -------
Effect of foreign currency exchange rates on cash              7             40
                                                         -------        -------
Net decrease in cash and cash equivalents                 (1,510)           (86)
Cash and cash equivalents at beginning of year             2,605          1,658
                                                         -------        -------
Cash and cash equivalents at end of period               $ 1,095        $ 1,572
                                                         =======        =======

Supplemental disclosure of cash flow information:
  Cash paid for (refunded):
    Interest                                             $ 1,057        $   753
    Income taxes                                         $     3        $(3,949)
  Non-cash investing and financing activities
    Notes receivable from sale of property, plant &
      equipment                                          $  --          $ 1,190
    Conversion of 12% Notes into common stock            $ 2,000        $  --
    Common stock issued in debt restructuring            $  --          $   500

                            OTHER FINANCIAL INFORMATION

UNAUDITED FINANCIAL STATEMENTS


The accompanying unaudited consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the SEC. The Company believes that the disclosures contained herein are adequate to make the information presented not misleading. The consolidated statements of operations for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the full year. These unaudited financial statements should be read in conjunction with the audited financial statements and accompanying notes included in the Company's 1995 Annual Report on Form 10-K for the year ended December 31, 1995.


INVENTORIES

Inventories are summarized by major classification as follows:


- --------------------------------------------------------------------------------
                                                    June 29,        Dec. 31,
                                                      1996            1995
                                                   ----------       -------
                                                                   (Audited)
(In thousands of dollars)

  Raw materials and components                       $10,105         $11,695

  Work-in-process                                      5,983           4,121

  Finished goods                                       1,050             477

  Allowance for obsolescence                          (2,714)         (3,536)

  Unliquidated progress payments                        (216)           (762)
                                                     -------         -------

  Inventories, net                                   $14,208         $11,995
                                                     =======         =======

                           Independent Auditors' Report
                   on Consolidated Financial Statement Schedule

Board of Directors and Shareholders
NAI Technologies, Inc.:

Under date of March 1, 1996, we reported on the consolidated balance sheets of NAI Technologies, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, as contained in the annual report on Form 10-K for the year 1995. In connection with our audits of the aforementioned consolidated financial statements, we have also audited the related consolidated financial statement
Schedule II (Valuation and Qualifying Accounts). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



                                    KPMG Peat Marwick LLP


Boulder, Colorado
March 1, 1996

                                                                    Schedule II

                      NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                         VALUATION AND QUALIFYING ACCOUNTS


(in thousands of dollars)
- --------------------------------------------------------------------------------------------------------
         Column A                       Column B             Column C             Column D     Column E
- --------------------------------------------------------------------------------------------------------
                                                             Additions
                                                    ------------------------------
                                                         (1)             (2)
                                       Balance at    Charged to      Charged to                 Balance
                                       Beginning       Costs       Other Accounts  Deductions   at End
        Description                    of Period    and Expenses      Describe      Describe   of Period
- --------------------------------------------------------------------------------------------------------

Allowance deducted from
 asset to which it applies

  Allowance for doubtful accounts:

   Year ended December 31, 1995        $  133        $  205            $   0       $  196(A)     $  142
   Year ended December 31, 1994           172            11                0           50(A)        133
   Year ended December 31, 1993           130            42               99           99(A)        172

  Allowance for inventory obsolescence reserve:

Year ended December 31, 1995           $2,250        $2,248            $  23       $  985(B)     $3,536
Year ended December 31, 1994            4,018         2,031                7        3,806(B)      2,250
   Year ended December 31, 1993         3,322           387            1,429(C)     1,120(B)      4,018

- ------------------------

Note A - Uncollected receivables written off, net of recoveries.

Note B - Obsolete inventory scrapped, net of recoveries.

Note C - Included in the purchase of Codar Technology, Inc. - $563.
         Included in the purchase price of Lynwood Scientific Dev. Ltd. - $810. Included in the purchase of the Tollgrade assets - $56.

                                    GLOSSARY


     Definitions of the following terms can be found on the pages indicated.
                                                                            Page
                                                                            ----
Active Investors ..........................................................    1
Additional Warrants .......................................................   12
Asset Management ..........................................................   35
Bank Lenders ..............................................................    8
Bank Lenders ..............................................................    1
Carlson Employment Agreement ..............................................   39
Codar .....................................................................    4
Code ......................................................................   49
Commission ................................................................    2
Common Stock ..............................................................    1
Common Stock ..............................................................    5
Company ...................................................................    1
Complaint .................................................................   11
Conversion Price ..........................................................    5
Court .....................................................................   11
Credit Agreement ..........................................................    1
Demand Rights .............................................................   47
EBITDA ....................................................................    5
Events of Default .........................................................    5
Exchange Act ..............................................................    2
Exercise Price ............................................................    6
Expiration Date ...........................................................   46
Further Units .............................................................    5
Holmes Shares .............................................................    1
Investment Transaction ....................................................    5
Lynwood ...................................................................    4
Named Executives ..........................................................   36
Nasdaq ....................................................................    1
NOLs ......................................................................   55
Noteholders ...............................................................    1
Notes .....................................................................    5
Notes .....................................................................    1
NST .......................................................................    8
OID .......................................................................   50
original issue discount ...................................................   50
Piggy-Back Rights .........................................................   47
Placement Agent's Warrants ................................................    5
Preferred Stock ...........................................................   47
Proposed Regulations ......................................................   51
Qualified Stated Interest .................................................   50
RBOCs .....................................................................    4
Registrable Securities ....................................................   47
Registrant ................................................................    5
Schneider Employment Agreement ............................................   39
Securities ................................................................    1
Securities Act ............................................................   65
Selling Securityholders ...................................................    1
Service ...................................................................   49
Shareholders ..............................................................    1
Shares ....................................................................    1
Stock Purchase Agreement ..................................................    1
Systems ...................................................................    4
TDA .......................................................................   11
TEMPEST ...................................................................    4
TIN .......................................................................   54
Units .....................................................................    5
Warrant ...................................................................    5
Warrantholders ............................................................    1
Warrants ..................................................................    1
Wilcom ....................................................................    4

                                      PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution.

     The estimated expenses in connection with the offering of the Securities are as follows:

SEC registration fee.................................................$14,967.84

Legal fees and expenses...............................................55,000.00*

Accounting fees and expenses..........................................15,000.00*

Miscellaneous expenses.................................................5,032.16*
                                                                       --------
          Total......................................................$90,000.00*

- ---------------
* Estimated

Item 14. Indemnification of Directors and Officers.

Sections 721-726 of the New York Business Corporation Law provide the following with respect to the indemnification of directors, officers and employees:

ss. 721. Nonexclusivity of statutory provisions for indemnification of directors and officers.- The indemnification and advancement of expenses granted pursuant to, or provided by, this article shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or
(iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Nothing contained in this article shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

ss. 722. Authorization for indemnification and officers.-(a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

(b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

(c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

(d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed, by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

ss. 723. Payment of indemnification other than by court award.-(a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

(b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court) shall be made by the corporation, only if authorized in the specific case:

(1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

(2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

(A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

(B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

(c) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section 725.

ss. 724. Indemnification of directors and officers by a court.-(a) Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under section 722 (Authorization for indemnification of directors and officers), and paragraph (a) of section 723. Application therefor may be made, in every case, either:

(1) In the civil action or proceeding in which the expenses were incurred or other amounts were paid, or

(2) To the supreme court in a separate proceeding, in which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were incurred or other amounts were paid.

(b) The application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

(c) Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys' fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

ss. 725. Other provisions affecting indemnification of directors and officers.-(a) All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the corporation under paragraph (c) of section 723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled.

(b) No indemnification, advancement or allowance shall be made under this article in any circumstance where it appears:

(1) That the indemnification would be inconsistent with the law of the jurisdiction of incorporation of a foreign corporation which prohibits or otherwise limits such indemnification;

(2) That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

(3) If there has been a settlement approved by the court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

(c) If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and, in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

(d) If any action with respect to indemnification of directors and officers is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

(e) Any notification required to be made pursuant to the foregoing paragraph (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

(f) The provisions of this article relating to indemnification of directors and officers and insurance therefor shall apply to domestic corporations and foreign corporations doing business in this state, except as provided in section 1320 (Exemption from certain provisions).

ss. 726. Insurance for indemnification of directors and officers.-(a) Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:

(1) To indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and

(2) To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and

(3) To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

(b) No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer:

(1) If a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

(2) In relation to any risk the insurance of which is prohibited under the insurance law of this state.

(c) Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

(d) The corporation shall, within the time and to the persons provided in paragraph (c) of section 725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.

(e) This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction including the federal government.

Paragraph 15 of the Restated Certificate of Incorporation of the Company provides as follows:

The liability to the Corporation and its shareholders of each and every person who is at any time a director of the Corporation, in such person's capacity as such director, is, and shall be, limited and eliminated to the full extent authorized or permitted by law (as now or hereafter in effect). Any repeal or modification of this Paragraph shall not adversely affect any right or protection of any person existing at the time of such repeal or modification.

Section 6.1 of the Amended and Restated By-laws of the Company provides as follows:

Section 6.1. Indemnification. To the full extent authorized or permitted by law (as now or hereafter in effect), the Corporation shall indemnify any person who shall at any time be made or be threatened to be made a party to or otherwise involved in any civil or criminal action or proceeding by reason of the fact that such person, or such person's testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, and the Corporation shall pay the expenses incurred by any such person in defending any such action or proceeding as such expenses are incurred, including in advance of the final disposition of such action or proceeding. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment or repeal of this Section 6.1 shall apply to or have any effect on any right to indemnification or advancement of expenses provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

In furtherance and not in limitation of the powers conferred by statute, the Corporation may enter into agreements providing indemnification to the full extent authorized or permitted by law (as now or hereafter in effect) and including as part thereof provisions with respect to the creation of trust funds, the granting of security interests and the use of other means (including, without limitation, letters of credit, surety bonds and other similar arrangements) to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein or elsewhere.

Item 15.  Recent Sales of Unregistered Securities.

On February 15, 1996, NAI Technologies, Inc., a New York corporation (the "Registrant"), sold in a private offering 7,235 units (the "Units"), each Unit consisting of $1,000 principal amount of the Registrant's 12% Convertible Subordinated Promissory Notes due 2001 (the "Notes") and a detachable warrant (the "Warrant") to purchase the Registrant's common stock, par value $.10 per share (the "Common Stock"), at a purchase price of $1,000 per Unit, for an aggregate purchase price of $7,235,000 to selected qualified investors (the "Investment Transaction"). The Notes may be converted by the holders into Common Stock of the Company at any time at a conversion price equal to $2.00 per share, subject to adjustment. Each Warrant entitles the holder thereof to purchase specified numbers of shares of Common Stock at an exercise price equal to $2.50 per share, subject to adjustment.

On February 23, 1996, the Registrant sold 760 additional Units (the "Additional Units") for an aggregate purchase price of approximately $760,000 as part of the Investment Transaction while on February 29, 1996, the Registrant sold 247 additional Units (the "Further Units") for an aggregate purchase price of approximately $247,000 as part of the Investment Transaction.

On February 15, 1996, Commonwealth Associates, who acted as the Registrant's Placement Agent in connection with the Investment Transaction, and its designees purchased for $.001 per warrant, warrants to purchase 723,500 shares of Common Stock, each at an exercise price of $2.50 per share, subject to adjustment in certain events (the "Placement Agent's Warrants"). The Placement Agent purchased 100,700 additional warrants on when the Additional Units and the Further Units were purchased. Commonwealth received a fee equal to 8% of the gross proceeds of the Investment Transaction together with the reimbursement of accountable expenses up to $200,000 for its services.

On October 13, 1995 and December 14, 1995, Charles S. Holmes, a director of the Registrant, purchased two subordinated notes of the Registrant each in the principal amount of $1,000,000. Such notes were exchanged for 2,000 Units in the Investment Transaction. Warrants to purchase an aggregate of 1,200,000 shares were issued to Mr. Holmes for past advisory services in connection with the Investment Transaction and the engagement of the Commonwealth.

In December 1995 and January 1996, Active Investors II, Ltd. purchased subordinated notes of the Registrant in the aggregate principal amount of $900,000. C. Shelton James, a director of the Registrant, is the President and a director of Active Investors II, Ltd. Such notes were exchanged for 900 Units in the Investment Transaction. On May 2, 1996, Active Investors II, Ltd. purchased an additional 100 Units as part of the Investment Transaction. Active Investors II, Ltd. and certain affiliated limited partnerships currently own approximately 5.57% of the Registrant's Common Stock.

The foregoing securities were issued and sold in the Investment Transaction in accordance with Section 4(2) of the Securities Act of 1933, as amended.

In April 1995, The Bank of New York and Chemical Bank each received 125,000 shares of Common Stock in connection with the execution of the Amended and Restated Credit Agreement dated as of April 12, 1995 between such entities and the Registrant. No further consideration was given for such shares. Such issuance was made in accordance with Section 4(2) of the Securities Act of 1933, as amended.

On November 3, 1994, Active Investors II, Ltd. purchased 363,636 shares of Common Stock of the Registrant for $1,000,000 in cash. Such sale was made in accordance with Section 4(2) of the Securities Act of 1933, as amended.

Item 16.  Exhibits and Financial Statement Schedules.

(a) Exhibits:

     3.1 Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(a) to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 29, 1991).

     3.2 Amended and Restated By-laws (incorporated by reference to Exhibit 3(b) to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 29, 1991).


     4.1 Warrant registered in the name of Mr. Holmes to Purchase 300,000 shares of Common Stock of the Company on or before February 15, 2002 (incorporated by reference to Exhibit 3 to Mr. Holmes Current Report on Schedule 13D dated May 9, 1996 filed with the Commission).


     4.1 Form of 12% Convertible Subordinated Promissory Note, due January 15, 2001, of the Registrant (incorporated by reference to Exhibit 1 to the Registrant's Current Report on Form 8-K dated February 15, 1996 filed with the Commission).

     4.2 Form of Warrant to Purchase Common Stock of the Registrant, on or before February 15, 2002 (incorporated by reference to Exhibit 2 to the Registrant's Current Report on Form 8-K dated February 15, 1996 filed with the Commission).

     4.3 Registration Rights Agreement, dated as of February 13, 1996, between the Registrant and the Noteholders and Warrantholders (incorporated by reference to Exhibit 4 to the Registrant's Current Report on Form 8-K dated February 15, 1996 filed with the Commission).

     5    Opinion of  Whitman Breed Abbott & Morgan.*


     10.1 Letter Agreement, dated May 9, 1996, between Charles S. Holmes and the Company (incorporated by reference to Exhibit 1 to the Registrant's Current Report on Form 8-K dated May 9, 1996 filed with the Commission).

     10.2 Amended and Restated Credit Agreement among the Registrant and Chemical Bank, a New York banking corporation ("Chemical"), The Bank of New York, a New York Banking corporation ("BNY"), and each of the other financial institutions which from time to time becomes a party thereto (together with Chemical and BNY, the "Banks"), BNY, as administrative agent, and Chemical as collateral agent (incorporated by reference to Exhibit 10 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the Commission).

     10.3 First Amendment, dated as of August 14, 1995, to the Amended and Restated Credit Agreement, dated as of April 12, 1995, among the Registrant and the Bank Lenders (incorporated by reference to Exhibit
          10.5 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995 filed with the Commission).

     10.4 Second Amendment, dated as of October 13, 1995, to the Amended and Restated Agreement, dated as of April 12, 1995, among the Registrant and the Bank Lenders (incorporated by reference to Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995 filed with the Commission).

     10.5 Third Amendment, dated as of November 6, 1995, to the Amended and Restated Credit Agreement, dated as of April 12, 1995, among the Registrant and the Bank Lenders (incorporated by reference to Exhibit
          10.7 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995 filed with the Commission).

     10.6 Fourth Amendment, dated as of January 5, 1996, to Amended and Restated Credit Agreement, dated as of April 12, 1995, as previously amended, among the Registrant, Chemical Bank and BNY (incorporated by reference to Exhibit 6 to the Registrant's Current Report on Form 8-K dated February 15, 1996 filed with the Commission).

     10.7 Fifth Amendment, dated as of February 13, 1996, to Amended and Restated Credit Agreement, dated as of April 12, 1995, as previously amended (the "Credit Agreement"), among the Registrant, Chemical Bank and BNY (incorporated by reference to Exhibit 7 to the Registrant's Current Report on Form 8-K dated February 15, 1996 filed with the Commission).

     10.8 Amendment No. 1 to Registration Rights Agreement, dated as of February 13, 1996, to that certain Registration Rights Agreement, dated as of April 12, 1995, as amended, between the Registrant and BNY and Chemical (incorporated by reference to Exhibit 8 to the Registrant's Current Report on Form 8-K dated February 15, 1996 filed with the Commission).

     10.9 Securities Purchase Agreement, dated as of October 13, 1995, by and between the Registrant and Charles S. Holmes (incorporated by reference to Exhibit 10.1 to the

          Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995 filed with the Commission).

    10.10 12% Subordinated Promissory Note due 1996 of the Registrant (incorporated by reference to Exhibit 10.2 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995 filed with the Commission).

    10.11 Placement Agency Agreement dated as of December 14, 1995, between the Company and Commonwealth Associates (incorporated by reference to Exhibit 2 to the Registrant's Current Report on Form 8-K dated February 15, 1996 filed with the Commission).

    10.12 Employment Agreement, dated as of October 16, 1995, between the Registrant and Robert A. Carlson (incorporated by reference to Exhibit
          10.3 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995 filed with the Commission).

    10.13 Employment Agreement, dated as of October 16, 1995, between the Registrant and Richard A. Schneider (incorporated by reference to
          Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995 filed with the Commission).

    10.14 Common Stock Purchase Agreement dated as of November 3, 1994 by and between the Registrant and Active Investors II, Ltd. (incorporated by reference to Exhibit 10(a) to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended October 1, 1994 filed with the Commission).

    10.15 Agreement, dated January 13, 1993, among the shareholders of Lynwood and the Registrant, including the form of warrant delivered in connection therewith (incorporated by reference to Exhibit 1 to the Registrant's Report on Form 8-K dated January 13, 1993 filed with the Commission).

    10.16 Indenture, dated July 15, 1996, between the Registrant and First Trust National Association, as trustee.


     12   Computation of Ratios.*

     21 List of Subsidiaries (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31,
          1995).

     23.1 Consent of KPMG Peat Marwick LLP.*

     23.2 Consent of Whitman Breed Abbott & Morgan (included in Exhibit 5).*

     24 Power of Attorney (included in Part II of the Registration Statement (Registration No. 333-3837) filed with the Commission on May 16,
          1996).

     25   Statement of Eligibility of Trustee.

*Previously filed.


(b)  Financial Statement Schedules:


      Schedule II -- Valuation and Qualifying Accounts (included on pages 98 and 99 of this Registration Statement).

Schedules not listed above have been omitted either because they are not applicable or the required information is shown in the Consolidated Financial Statements or Notes thereto.

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                    SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Longmont, State of Colorado, on the 13th day of August, 1996.


                                NAI TECHNOLOGIES, INC.


                               By /s/ Robert A. Carlson
                                  ------------------------------
                                      Robert A. Carlson
                                      Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement has been signed below by the following persons, in the capacities indicated, on August 13, 1996.



                               By /s/ Robert A. Carlson
                                  ------------------------------
                                      Robert A. Carlson
                                      Chairman and Chief Executive Officer
                                      and Director (principal executive officer)


                               By /s/ Richard A. Schneider
                                  ------------------------------
                                      Richard A. Schneider
                                      Executive Vice President, Treasurer,
                                      Chief Financial Officer, Secretary
                                      and Director (principal financial
                                      and accounting officer)


                               By /s/ Stephen A. Barre*
                                  ------------------------------
                                      Stephen A. Barre
                                      Director


                               By /s/ C. Shelton James*
                                  ------------------------------
                                      C. Shelton James
                                      Director


                               By /s/ Charles S. Holmes*
                                  ------------------------------
                                      Charles S. Holmes
                                      Director


                               By
                                  ------------------------------
                                      Edward L. Hennessy
                                      Director


                               By /s/ Dennis McCarthy*
                                  ------------------------------
                                      Dennis McCarthy
                                      Director

- --------------------


* Richard A. Schneider, pursuant to a Power of Attorney executed by each of the directors and officers noted above and filed with the Securities and Exchange Commission, by signing his name hereto, does hereby sign and execute this Amendment No. 3 to Registration Statement on Form S-1 on behalf of each of the persons noted above in the capacities indicated.

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